As filed with the Securities and Exchange Commission on October 28, 2013
Registration No. 333-191509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	20-3191847
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

462 7th Avenue, 4th Floor
New York, NY 10018
(212) 594-5050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clifford Lerner
President and Chief Executive Officer
462 7th Avenue, 4th Floor
New York, NY 10018
(212) 594-5050
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq. Michael E. Dill, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 (212) 659-7300 Fax: (212) 918-8989	Robert Charron, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10170 (212) 931-8704 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 28, 2013

 PRELIMINARY PROSPECTUS
                Shares of Common Stock

Warrants to Purchase                  Shares of Common Stock

We are selling         shares of common stock, par value $0.001 per share, and warrants purchase up to         shares of our common stock (and the shares of common stock issuable from time to time upon the exercise of these warrants).  Each share of common stock is being sold together with a warrant to purchase    of a share of common stock at an exercise price of $    per share of common stock and no warrant will be issued in the offering without an accompanying share of common stock.  The shares of common stock and warrants will be issued separately.

Our common stock is quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “STVI.” On October 25, 2013, the closing bid price of our common stock was $0.61 per share. There is no established public trading market for the warrants and we do not expect one to develop. We do not intend to list the warrants on any securities exchange or other trading system.

Investing in the shares and the warrants involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Placement agent's fees	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition to the placement agent fees listed above, we have agreed to issue to the placement agent or its designees, placement agent warrants to purchase shares of common stock equal to 5% of the total number of securities sold in this offering. The registration statement of which this prospectus is a part also covers the placement agent warrants and the shares of common stock issuable upon the exercise thereof. We also have agreed to reimburse the placement agent for certain of its out-of-pocket expenses. For additional information regarding this offering and our arrangement with the placement agent, please see “Plan of Distribution” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We expect to deliver the shares of common stock and warrants on or about           , 2013.

H.C. Wainwright & Co., LLC

The date of this prospectus is        , 2013.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any supplement or amendment hereto.  We and the placement agent have not authorized any person to provide you with different information.  We and the placement agent are not offering to sell, or seeking an offer to buy, our common stock or warrants in any jurisdiction where such offer or sale is not permitted.  You should assume that the information contained in this prospectus and any supplement or amendment hereto is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or warrants. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise indicates, all references in this prospectus to “Snap,” “we,” “us,” “our,” and the “Company” refer to Snap Interactive, Inc. and its consolidated subsidiaries.

AYI, Snap, the Snap logo and other trademarks or service marks appearing in this prospectus are the property of Snap Interactive, Inc.  Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners.

References in this prospectus to “DAUs” and “MAUs” mean daily active users and monthly active users, respectively, of our application.  Unless otherwise indicated, metrics for users are based on information that is reported by Facebook® and internally-derived metrics for users across all platforms through which our application is accessed.  References in this prospectus to active subscribers mean subscribers who have prepaid for current access to premium features of the AYI application and the term of whose subscription period has not yet expired. The metrics for subscribers are based on internally-derived metrics across all platforms through which our application is accessed.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock and warrants.  Before investing in the common stock and warrants, you should carefully read the entire prospectus, including our consolidated financial statements and notes related thereto and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Overview

We are an Internet company providing services in the expanding social dating market.  We own and operate a social dating software application under our AYI brand (formerly known as AreYouInterested.com) that can be accessed on Facebook®, mobile devices such as iPhone® and Android®, and a stand-alone website.  Our application is fully integrated across these gateways and incorporates the Facebook Connect® integration tool, which enables users to easily “connect” their Facebook profile to our website.  Since August 2007, AYI has been one of the leading dating applications on Facebook based on the publicly reported number of DAUs and MAUs.

As of October 22, 2013, we had more than 2.5 million MAUs of AYI across all of our platforms.  We primarily generate revenue from subscription fees and, as of October 22, 2013, we had approximately 77,000 active subscribers.  The number of our DAUs and MAUs, which includes non-paying users and paying subscribers, varies greatly on a daily and monthly basis, and is greater than the number of our active subscribers for any same measurement period.

We believe that our extensive user base, which includes more than 25 million Facebook connected users and more than 2.5 billion pieces of structured interest data, allows us to create a favorable experience for users looking to meet people with mutual friends or similar interests.

Our Application

We have developed and published AYI, a social dating application that can be accessed on Facebook, mobile devices such as iPhone and Android and a stand-alone website. Based on the publicly reported number of DAUs and MAUs, AYI is one of the leading social dating applications on Facebook and it attracts a demographically and geographically diverse user base.

We have integrated AYI with Facebook so that the application imports information from a user’s Facebook profile (with the user's permission), including the user’s photos, friends and interest data.  Using this information, AYI has designed features around mutual friends and interests that improve the online dating experience and more closely mirror the way singles traditionally meet offline. AYI’s feature set is continually updated with new features to increase user engagement, make users more social and to increase the number of users that are converted to paying subscribers.

Industry

The Internet has become a platform through which individuals meet, interact, and form relationships. According to Internet World Stats, the number of Internet users worldwide has increased more than five times since 2000, reaching approximately 2.4 billion users in 2012. Forrester Research, a global research and advisory firm, estimates that there will be 3.5 billion Internet users worldwide by 2017, representing nearly half of the projected world population at such time.

As the number of Internet users has grown, online dating websites have increased in popularity. Data from comScore indicates that 22.9 million Internet users visited dating websites in January 2012. Moreover, dating websites are leading to long-term romantic relationships and marriages. In January 2011, Online Dating Magazine reported there were more than 280,000 marriages per year that resulted from connections through an online dating service. According to IBISWorld Inc., the dating services industry is expected to experience strong growth over the next five years, with $2.6 billion in annual revenues projected in 2017. Further, IBISWorld Inc. anticipates that 77.0% of dating services revenues in 2013 will be generated by online dating and mobile dating, collectively, which are expected to be strong drivers of growth in the industry.

Our Strengths

Since our inception, we have developed and are leveraging the following key strengths of our business model:

●
Differentiated Functionality. We have developed many different and popular social dating features for AYI, including the ability to search for other users that have mutual friends or similar interests. AYI’s integration with Facebook allows users to incorporate these unique features into the online dating experience by taking over 2.5 billion pieces of structured interest data provided through over 25 million Facebook connected profiles and searching this data for matches using these features.

●
A/B Testing. Our application development processes include a sophisticated A/B testing framework that allows us to run a significant number of statistically relevant tests on AYI at any given time.  We can test new features, new functionality, design changes, changes to our proprietary algorithms, etc. and compare the results to control groups to see if they improve the conversion of users into paying subscribers.  We have also integrated Splunk Enterprise software into our data analytics and application development processes to provide a real-time granular analysis of user behavior and an ability to “lock-in” features that outperform their relevant control groups.

●
Large and Global Community of Users. As of October 22, 2013, we had over 70 million installations, 25 million Facebook connected profiles and 2.5 million MAUs of AYI.  Since August 2007, AYI has been one of the leading social dating applications on Facebook based on the publicly reported number of DAUs and MAUs. We believe that our extensive user base and number of Facebook connected profiles allows us to create a favorable experience for users looking to meet people with mutual friends or similar interests.

●
Scalable Application and Operations.  From March 2011 until October 2013, we grew our operations from approximately 21 employees to approximately 47 employees (including 23 engineers), relocated our principal executive offices, hired a Chief Financial Officer and moved our managed hosting data center to a co-located facility. In addition, we redesigned AYI to focus on interest-based matching and officially launched the redesigned AYI in 2012. We anticipate increasing our user base and revenues without substantially increasing our fixed costs and expenses in the future.

●
Powerful Network Effect. As more users install AYI and purchase subscriptions, we increase the breadth and depth of potential matches for other users, attracting more users to AYI and enhancing the value of our application to existing and future users and subscribers.

●
Extensive Experience on Facebook.  Since 2007, we have offered users a social dating application through the Facebook platform. Since AYI was one of the first social dating applications available on Facebook, we have extensive experience with social networking and online dating, which has allowed us to develop a social dating application with compelling and relevant features.

Our Strategy

Our strategy includes the following key components:

●
Increase Our Subscriber Base. We plan to invest in user acquisition campaigns to promote the redesigned AYI and to increase the number of users and paid subscribers. We believe that if we substantially increase the number of users and paid subscribers and, therefore, our revenues, we will generate positive cash flow from operations.

●
New Feature Development.  We plan to continue to develop and test new features for AYI to increase user engagement, make users more social and to increase the number of users that are converted to paying subscribers.

●
Build a Recognizable Brand.  We recently expanded our marketing department and plan to utilize advertising, blogging and other social media to build a recognizable social dating brand. We expect that creating a recognizable brand will increase visibility and trust with our users and lead to higher user conversion and retention rates.

Corporate Information

Snap Interactive, Inc. was incorporated under the laws of the State of Delaware on July 19, 2005. Our principal executive office is located at 462 7th Avenue, 4th Floor, New York, New York 10018.  Our telephone number is (212) 967-5120.

The Offering

Common stock offered by us	shares.

Common stock to be outstanding after this offering	shares.
Warrants we are offering
Each share of common stock is being sold together with a warrant to purchase            of a share of common stock, which will be exercisable during the period commencing on the date of the original issuance and ending five years from that date at an exercise price of $    per share of common stock.  This prospectus also relates to the offering of the shares of common stock issuable upon the exercise of the warrants.  There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $    , based on an assumed public offering price of $    per share of common stock, which was the closing bid price of our common stock on           , 2013, and after deducting estimated placement agent fees and offering expenses payable by us.

We anticipate that we will use the net proceeds of this offering to invest in user acquisition campaigns and for general corporate purposes, including working capital.  See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” beginning on page 5 for a discussion of factors you should consider carefully before deciding whether to invest in this offering.

OTCQB symbol	STVI
The number of shares of common stock to be outstanding after this offering is based on 38,932,826 shares outstanding as of October 22, 2013 and, unless otherwise indicated, excludes:

●	10,805,000 shares of restricted common stock that have been issued but remain subject to forfeiture;

●	4,525,415 shares of common stock issuable upon the exercise of outstanding options to purchase our common stock at a weighted average exercise price of $0.76 per share;

●	2,342,500 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.50 per share;

●	3,214,585 shares of common stock reserved for future issuance under our Amended and Restated 2011 Long-Term Incentive Plan (the "Incentive Plan");

●	shares of common stock issuable upon the exercise of warrants included in this offering; and

●	shares of common stock issuable upon the exercise of the placement agent’s warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. We have derived the summary statements of operations data for the years ended December 31, 2011 and 2012 and the summary balance sheet data as of December 31, 2012 from our audited financial statements included elsewhere in this prospectus. We have derived the summary statements of operations data for the six months ended June 30, 2013 and the summary balance sheet data as of June 30, 2013 from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and our results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2013. You should read the following summary consolidated financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2012	2013
Statements of Operations Data:			(unaudited)
Revenues:
Subscription revenue	$18,781,368	$18,910,070	$6,578,210
Advertising revenue	374,175	336,666	43,339
Total revenues	19,155,543	19,246,736	6,621,549
Costs and expenses:
Programming, hosting and technology	2,587,822	4,444,550	2,701,321
Compensation	1,976,384	3,625,117	1,899,606
Professional fees	558,136	703,125	473,807
Advertising and marketing	14,626,963	9,876,097	2,083,929
General and administrative	3,070,178	3,953,795	2,264,725
Total costs and expenses	22,819,483	22,602,684	9,423,388
Loss from operations	(3,663,940)	(3,355,948)	(2,801,839)
Interest income, net	28,858	21,517	3,106
Mark-to-market adjustment on warrant liability	2,038,000	(679,325)	1,171,250
Other income (expense)	3,909	(16,885)	-
Net loss before income taxes:	(1,593,173)	(4,030,641)	(1,627,483)
Provision for income taxes	-	-	-
Net loss	$(1,593,173)	$(4,030,641)	$(1,627,483)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.10)	$(0.04)

Weighted average number of common shares used in calculating net loss per common share:
Basic and diluted	37,619,208	38,611,758	38,920,671

	As of December 31, 2012	As of June 30, 2013 (unaudited)
	Actual	Actual	As Adjusted (1)
Balance Sheet Data:		(unaudited)
Cash and cash equivalents	$5,357,596	$2,617,733	$
Working capital (deficit)	2,711,271	337,112
Total assets	6,988,997	4,569,820
Deferred revenue	2,524,229	2,031,702
Long-term deferred rent	48,340	30,214
Total liabilities	5,228,126	3,891,363
Total stockholders’ equity	1,760,871	678,457

(1)
The as adjusted column in the balance sheet data table above gives effect to the sale and issuance by us of           shares of common stock in this offering at an assumed public offering price of $        per share, which was the closing bid price of our common stock on    , 2013, and after deducting estimated placement agent fees and offering expenses payable by us. A $1.00 increase or decrease in the assumed public offering price of $         per share, the closing bid price of our common stock on    , 2013, in this offering would increase or decrease, as applicable, each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $         , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees and offering expenses payable by us.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Before making an investment decision, you should carefully consider the following risk factors. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to happen, the value of our securities could decline significantly and you could lose all or part of your investment.

Risks Relating to Our Business

We have a history of losses and may not achieve profitability in the future.

We incurred a net loss of approximately $1.6 million and $4.0 million, and used approximately $2.7 million and $3.4 million of cash in operating activities during the six months ended June 30, 2013 and during the year ended December 31, 2012, respectively. We will need to generate and sustain increased revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability.  We may incur significant operating losses in the future for a number of reasons, including marketing and advertising expenses and the risks described herein, and unforeseen expenses, difficulties, complications and delays and other unknown risks. If we are unable to achieve profitability in the future, it will have a material adverse effect on our business, results of operations and financial condition.

Our heavy reliance on Facebook may negatively affect our business.

Facebook is the primary third-party platform on which our application operates.  During 2012 and the six months ended June 30, 2013, we generated substantially all of our revenue from subscribers acquired through the Facebook platform and expect to continue to do so in the foreseeable future.

We are subject to Facebook’s standard terms and conditions for application developers, which govern the development, promotion, distribution, operation and use of our application on the Facebook platform.  Accordingly, we are subject to numerous risks and uncertainties and our business would be harmed if:

●	Facebook discontinues, limits or restricts access to its platform by us or our application;

●	Facebook changes its terms and conditions or other policies and features, including restricting the method of collecting payments through the Facebook platform; or

●	Facebook establishes more favorable relationships with one or more of our competitors or develops an application or feature that competes with our application.

If any of these actions occur, they could have a material adverse effect on our business, results of operations or financial condition.

We derive a portion of our revenue from the Apple and Google platforms, and if we are unable to maintain a good relationship with Apple or Google, our business could suffer.

A portion of our revenue, primarily our revenue from mobile platforms, is derived from Apple’s iOS® and Google’s Android platforms and we believe that we have a good relationship with Apple and Google.  Any deterioration in our relationship with either Apple or Google could materially harm our business, results of operations or financial condition.

We are subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of our application on their respective storefronts.  Each of Apple and Google has broad discretion to change its standard terms and conditions.  In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google.  In addition, each of Apple and Google has the right to prohibit a developer from distributing applications on the storefront if the developer violates the standard terms and conditions.  In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions and prohibits us from distributing our application on its storefront, it could materially harm our business, results of operations or financial condition.

We also rely on the continued function of the Apple App Store and the Google Play Store, as a portion of our revenue is derived from these two digital storefronts.  There have been occasions in the past when these digital storefronts were unavailable for short periods of time or where there have been issues with the In-App purchasing functionality from the storefront.  In the event that either the Apple App Store or the Google Play Store is unavailable or if In-App purchasing functionality from the storefront is non-operational for a prolonged period of time, it could have a material adverse effect on our business, results of operations or financial condition.

Our future success is dependent, in part, on the performance and continued service of Clifford Lerner, our President, Chief Executive Officer and sole director.  Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are dependent to a great extent upon the experience, abilities and continued service of Clifford Lerner, our President, Chief Executive Officer and sole director.  The loss of his services would substantially affect our business operations and could have a material adverse effect on our business, results of operations or financial condition.

As a social dating company, we are in the intensely competitive online dating industry and any failure to attract new users and subscribers could diminish or suspend our development and possibly cease our operations.

The online dating industry is highly competitive and has few barriers to entry.  If we are unable to efficiently and effectively attract new users and subscribers as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our application and our website or become profitable on a consistent basis in the future.

Important factors affecting our ability to successfully compete include:

●	our ability to hire and retain talented employees, including technical employees, executives, and marketing experts;

●	competition for acquiring users that could result in increased user acquisition costs;

●	reliance upon the platforms through which our application is accessed and the platforms’ ability to control our activities on such platforms; and

●	our ability to innovate in our ever-changing industry.

We face substantial competition from online dating websites such as eHarmony.com, POF.com, Match.com or other IAC/InterActiveCorp. properties, as well as Facebook application providers in the online dating space such as Zoosk, Badoo, Cupid, MeetMe and Twoo.

Many of our current and potential competitors offer similar services, have longer operating histories, significantly greater capital, financial, technical, marketing and other resources and larger user or subscriber bases than we do.  These factors may allow our competitors to more quickly respond to new or emerging technologies and changes in user preferences.  These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive subscription prices that may allow them to build larger user and paying subscriber bases.  Our competitors may develop applications or services that are equal or superior to our application or that achieve greater market acceptance than our application.  In addition, new and different types of social networking may also increase in popularity at the expense of online dating.  These activities could attract users and subscribers away from our application and website, reduce our market share and have a material adverse effect on our business, results of operations and financial condition.

We rely on a small portion of our total users for nearly all of our revenue.

Compared to the total number of users in any period, only a small portion of our users are paying subscribers.  We primarily generate revenue through subscription sales to this small portion of users and secondarily generate revenue through paid advertisements displayed to all users.  Users discontinue the use of our application in the ordinary course of business and to sustain our revenue levels, we must attract, retain and increase the number of users or more effectively monetize our existing users.  To retain existing users, and particularly those users who are paying subscribers, we must devote significant resources so that our application retains their interest.  If we fail to grow or sustain the number of our users, or if the rates at which we attract and retain existing users declines or the rate at which users become paying subscribers declines, it could have a material adverse effect on our business, results of operations or financial condition.

Because we recognize revenue from subscriptions over the subscription term, downturns or upturns in subscription sales may not be immediately reflected in our results of operations or financial condition.

We recognize subscription revenue from customers monthly over the subscription term, and subscriptions are offered in durations of one-, three-, and six-month terms. As a result, much of the subscription revenue we report in each quarter is deferred revenue from subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not necessarily be reflected in the revenue for that quarter and will negatively affect our revenue in future quarters. In addition, we might not be able to immediately adjust our costs and expenses to reflect these reduced revenues. Accordingly, the effect of significant downturns in user acceptance of our application may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to quickly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the subscription term.

Our business depends on developing, establishing and maintaining a strong brand.  If we are unable to maintain and enhance our brand, we may be unable to expand or retain our user and paying subscriber bases.

We believe that developing, establishing and maintaining awareness of our AYI brand is critical to our efforts to achieve widespread acceptance of our application and is an important element to expanding our user and subscriber bases. Successful promotion of our AYI brand will depend largely on the effectiveness of our advertising and marketing efforts and on our ability to provide a reliable and useful application at competitive prices. If paying subscribers do not perceive our application to be of high quality, or if our application is not favorably received by subscribers, the value of our brand could diminish, thereby decreasing the attractiveness of our application to subscribers.  In addition, advertising and marketing activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand.  If we fail to successfully promote and maintain our brand, or incur substantial expenses in unsuccessfully attempting to promote and maintain our brand, we may fail to attract enough new subscribers or retain our existing subscribers to the extent necessary to realize a sufficient return on our advertising and marketing activities, and it could have a material adverse effect on our business, results of operations or financial condition.

The online dating industry is characterized by rapid technological change and the development of new applications and websites, and if we fail to develop and market new technologies rapidly or timely develop and launch new applications and websites, we may not become profitable in the future.

The online dating industry is characterized by rapid technological change and the development of new applications that could render our existing application and website obsolete.  The development of our application and website entails significant technical and business risks.  We may be unable to successfully use new technologies effectively, adapt our application and website to user preferences or needs or timely develop and launch new applications.  If our management is unable to adapt in a timely manner in response to changing market conditions or user trends and preferences, we may never become consistently profitable and we may face limited market acceptance of newly developed applications, which could have a material adverse effect on our revenues.

If we fail to effectively manage our growth or attract and have qualified employees, our business, results of operations or financial condition could be harmed.

We continue to experience growth in our headcount and operations, which will continue to place significant demands on our management, operations and finances.  As of October 22, 2013, approximately 47% of our employees had been with us for less than one year and approximately 70% of our employees had been with us for less than two years.  As we continue to grow, we must expend significant resources to identify, hire, integrate, develop, motivate and retain a number of qualified employees, including certain highly skilled technical employees.  If we fail to effectively manage our employment needs and successfully integrate our new hires, our ability to launch new applications and enhance or support our existing application could suffer and it could have a material adverse effect on our business, results of operations or financial condition.

Our business depends in large part upon the availability of advertising space through a variety of media.

We depend upon the availability of advertising space through a variety of media, including third party applications on platforms such as Facebook, to recruit new users and subscribers, generate activity from existing users and subscribers and direct traffic to our application.  The availability of advertising space varies, and a shortage of advertising space in any particular media or on any particular platform, or the elimination of a particular medium on which we advertise, could limit our ability to generate new subscribers, generate activity from existing subscribers or direct traffic to our application, any of which could have a material adverse effect on our business, results of operations and financial condition.

Our social dating application relies heavily on email campaigns.  As our subscriber base has grown, we face a risk that any disruptions in or restrictions on the sending or receipt of emails, or any increase in the associated costs could adversely affect our business, results of operations or financial condition.

Our emails are an important driver of our subscribers’ activities.  We send a large volume of emails to our subscribers notifying them of a variety of activities on our application, such as new matches.  As our subscriber base has grown, we face a risk that service providers or email applications may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our subscribers.  Third parties may also block our emails as spam, impose restrictions on, or start to charge for, the delivery of emails through their email systems.  Without the ability to email these subscribers, we may have limited means of inducing subscribers to return to and utilize our website and application.  Due to the importance of email to our business, any disruptions or restrictions on the distribution or receipt of emails or increase in the associated costs could have a material adverse effect on our business, results of operations and financial condition.

Any interruption or failure of our data center could impair our ability to effectively provide our application, which could have a material adverse effect on our business, results of operations or financial condition.

Our corporate headquarters and our primary data center are located in New York, New York.  While we own the equipment at our data center, we rent space and bandwidth from a co-located facility. Our application depends on the continuing operation of our data center and any damage to or failure of our data center could result in interruptions in our services.  Our data center is vulnerable to damage or interruption from break-ins, sabotage, acts of vandalism, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses or cyber-attacks. Any interruption in our service could damage our reputation, cause our users to terminate their use of our application and prevent us from gaining additional business from current or future users, which could have a material adverse effect on our business, results of operations or financial condition.

Interruption or failure of our programming code, servers, or technological infrastructure could hurt our ability to effectively provide our application, which could damage our reputation and harm our results of operations.

The availability of our application depends on the continued operation of our programming code, databases, servers and technological infrastructure.  Any damage to, or failure of, our systems could result in interruptions in service for our application, which could damage our brand and have a material adverse effect on our business, results of operations or financial condition.  Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems.  Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities.

Security breaches, computer viruses and computer hacking attacks could harm our business, results of operations or financial condition.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry.  Any security breach caused by hacking, including efforts to gain unauthorized access to our applications, servers or websites, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and results of operations.  Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our application, servers or website may result in significant expenses, loss of revenue and have a material adverse effect on our business, results of operations or financial condition.

If there are changes in regulations regarding privacy and protection of user data, or if we fail to comply with such laws, we may face claims brought against us under any of these regulations and it could adversely affect our business, results of operations or financial condition.

Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users.  Any failure, or perceived failure, by us to comply with regulations of privacy and protection of user data or with any data-related consent orders, Federal Trade Commission requirements or orders, or other federal, state, or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business.  As a result of these regulations, we may be subject to a claim or class-action lawsuit regarding online services.  The successful assertion of these claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses.  Any claims with respect to violation of privacy or user data brought against us may have a material adverse effect on our business, results of operations or financial condition.

We are exposed to risks associated with credit card processors and related merchant account approvals that, if not properly addressed, could increase our operating expenses or preclude us from accepting credit cards as a method of payment.

We depend on the ability to accept credit and debit card payments from our subscribers and the related merchant account approval to process subscription payments.  Our reliance on credit card and related merchant account approvals exposes us to fraud and credit card chargebacks.  We have suffered losses and may continue to suffer losses as a result of subscriptions placed with fraudulent credit card data as well as users who chargeback their purchases.  Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature.  Our failure to adequately control fraudulent credit card transactions and keep our chargebacks under an acceptable threshold would result in significantly higher credit card-related costs and, therefore, increase our operating expenses and might preclude us from accepting credit cards as a means of payment.

If government regulation or taxation of the online dating, social dating or Internet industries increase, it may adversely affect our business, results of operations or financial condition.

We may be subject to additional operating restrictions and government regulations in the future.  Companies engaging in e-commerce, online dating, social dating and related businesses face uncertainty related to future government regulation of the Internet.  Due to the rapid growth and widespread use of the Internet, federal and state governments have enacted and are considering various laws and regulations relating to the Internet in areas including, but not limited to, billing practices, privacy, online safety and taxation.  Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear.  The adoption of new laws and regulations could adversely affect the growth, popularity or use of the Internet, including laws limiting Internet neutrality, decreasing the demand for our application and increase our cost of doing business.  Our business, results of operations or financial condition may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.  In addition, sales tax for business conducted on the Internet is rapidly being legislated in the various states and abroad.  We may incur substantial liabilities or expenses necessary to comply with these laws and regulations or penalties for any failure to comply.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages and prevent service delivery.

Third parties may claim that our application or services infringe or violate their intellectual property rights.  Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our application and website.  Even if we were to prevail, any litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.  We maintain insurance to protect against intellectual property infringement claims and resulting litigation, but such insurance may not be sufficient to cover all potential claims, liability or expenses. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources.  Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements.  We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering our application and services.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our success and ability to compete are often dependent upon the development of intellectual property for our application and website.  While we rely on copyright, trade secret and trademark law to protect our intellectual property, we believe that factors such as the technological and creative skills of our employees, new application developments, frequent enhancements to our application and reliable maintenance are more essential to establishing a superior application.  There can be no assurance that others will not develop intellectual property that is similar or superior to our intellectual property.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology, making it more difficult for us to compete.

We face risks of litigation and regulatory actions if we are deemed a dating service or Internet dating service.

In certain states, companies that provide dating services or Internet dating services are subject to various regulations. Because our application and website promote social dating, we could be exposed to regulation as a dating or Internet dating service.  If we were considered to be a dating service or Internet dating service in any of the jurisdictions in which we operate, we might be required to comply with regulations that would require us to, among other things, (1) provide language in our contracts that would allow users to rescind their contracts within a certain timeframe, demand reimbursement of a portion of the subscription price if the user dies during the term of the contract and cancel their subscription in the event of disability or relocation and (2) provide disclosure regarding our screening practices and warnings on our application and website regarding the dangers associated with the use of our application.  If a legal authority determines that we have provided and are providing dating services or Internet dating services that are regulated by certain states, we could be deemed to be out of compliance with such regulations and could be liable for any damages as a result of our past non-compliance, either of which could have a material adverse effect on our business, financial condition or results of operations.

We face certain risks related to the physical and emotional safety of users and third parties.

We cannot control the actions of our users in their communications or physical actions.  There is a possibility that users or third parties could be physically or emotionally harmed following interaction with another user.  We warn our users that we do not screen other users and, given our lack of physical presence, we do not take any action to ensure personal safety on a meeting between users or subscribers arranged following contact initiated via our application or website.  If an unfortunate incident of this nature occurred in a meeting of two people following contact initiated on our application or website or a website of one of our competitors, any resulting negative publicity could materially and adversely affect us or the online dating industry in general.  Any such incident involving our application or website could damage our reputation and our brand, which could have a material adverse effect on our business, results of operations or financial condition.  In addition, the affected users or third parties could initiate legal action against us, which could divert management attention from operations, cause us to incur significant expenses, whether we are successful or not, and damage our reputation.

We may need additional capital after this offering to execute our business plan.  If we do not obtain additional financing, it could have a material adverse effect on our business, results of operations or financial condition.

Even if we successfully complete this offering, we might need to raise additional capital or financing through debt or equity offerings to support our expansion, marketing efforts and application development programs in the future.  After this offering, we might require additional capital or financing to:

●	effectuate our long-term growth strategy and expand our application development programs;

●	market and advertise our application to attract more paying subscribers; and

●	hire additional technical and managerial talent.

We may be unable to obtain future capital or financing on favorable terms or at all.  If we cannot obtain additional capital or financing, we will need to reduce, defer or cancel application development programs, planned initiatives, marketing or advertising expenses or overhead expenditures.  The failure to obtain additional capital or financing on favorable terms, if at all, could have a material adverse effect on our business, results of operations or financial condition.

We have identified a material weakness in our internal control over financial reporting. This material weakness, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on internal control over financial reporting.  This report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective.  This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.

We have identified a material weakness in our internal control over financial reporting as of June 30, 2013, as disclosed in “Item 4. Controls and Procedures” of our Quarterly Report on Form 10-Q for the period ended June 30, 2013.  We determined that we had a material weakness with respect to the lack of an independent audit committee, which would provide oversight of our officers, operations and financial reporting function.  Failure to have effective internal control over financial reporting could impair our ability to produce accurate financial statements on a timely basis and could lead to a restatement of our financial statements.  If, as a result of deficiencies in our internal control over financial reporting, we cannot provide reliable financial statements, our business decision processes may be adversely affected, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and our ability to obtain additional financing, or additional financing on favorable terms, could be adversely affected.  In addition, failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities.

We can give no assurances that we will be able to remediate the material weakness identified or that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal control over financial reporting.  In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair presentation of our financial statements included in our periodic reports filed with the Securities and Exchange Commission (the "SEC").

Risks Related to this Offering and Our Securities

Our results of operations are volatile and difficult to predict, and our stock price may decline if we fail to meet the expectations of securities analysts or investors.

Our revenue and results of operations could vary significantly from period-to-period and year-to-year and may fail to match our past performance because of a variety of factors, many of which are outside of our control.  Any of these events could cause the market price of our common stock to fluctuate.  Factors that may contribute to the variability of our results of operations include:

●	changes in expectations as to our future financial performance;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or capital commitments;

●	market acceptance of a new application and enhancements to our existing application by us or our competitors;

●	the amount of advertising and marketing that is available and spent on user acquisition campaigns;

●	changes to the third party platforms on which we operate;

●	disruptions in the availability of our application on third party platforms;

●	actual or perceived violations of privacy obligations and compromises of subscriber data;

●	the entrance of new competitors in our market whether by established companies or the entrance of new companies;

●	additions or departures of key personnel and the cost of attracting and retaining application developers and other software engineers; and

●	general market conditions, including market volatility.

Given the rapidly evolving industry in which we operate, our historical results of operations may not be useful in predicting our future results of operations.  In addition, metrics available from third parties regarding our industry and the performance of our application may not be indicative of our future financial performance.

Our common stock is usually thinly traded, you may be unable to sell at or near ask prices or at all if you need to liquidate your shares and the price of our common stock may be volatile.

The shares of our common stock have usually been thinly-traded on the OTCQB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on stock price.  A broader or more active public trading market for our common stock may not develop or be sustained, and the current trading level of our common stock may not be sustained.  Due to these conditions, you may be unable to sell your common stock at or near ask prices or at all if you desire to sell shares of common stock.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so.  The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

Clifford Lerner’s control may prevent you from directing the course of our operations and may affect the price of our common stock.

Clifford Lerner beneficially owned approximately 62.8% of our issued and outstanding shares of common stock as of October 22, 2013 (or approximately          % of our outstanding shares after giving effect to this offering). As long as Mr. Lerner beneficially owns more than 50% of our outstanding shares, he will be able to elect our entire Board of Directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. This concentration of ownership could result in a reduction in value to the common stock you own because of ineffective voting power, and could delay or prevent us from undergoing a change of control in the future on terms that other stockholders may desire. In addition, the interests of Mr. Lerner and our minority stockholders may not always be the same, and this concentration of voting power may lead to stockholder votes that are inconsistent with the best interests of our minority stockholders or our best interests as a whole.

The large number of shares issuable upon exercise of warrants could have an adverse effect on our stock price.

In January 2011, we issued warrants to purchase an aggregate of 2,380,000 shares of common stock with an exercise price of $2.50 per share to investors and a placement agent, all of which are currently registered for resale.  The price of our common stock could significantly decline if such persons elect to exercise their warrants and sell shares in the market at times when there are not a corresponding number of investors willing to purchase such shares at the asked prices.  In addition, the large number of outstanding warrants may cause an overhang on the market and prevent the market price of the common stock from rising above the warrant exercise price.

Delaware law and our Certificate of Incorporation and Amended and Restated By-Laws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Under our Certification of Incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and the qualifications, limitations or restrictions of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our stockholders. In addition, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

We are not subject to certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, as amended.

Since our common stock is not listed for trading on a national securities exchange, we are not subject to certain of the corporate governance requirements established by the national securities exchanges pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). These include rules relating to independent directors, director nomination, audit and compensation committees, retention of audit committee financial expert and the adoption of a code of ethics.  Unless we voluntarily elect to fully comply with those obligations, which we have not done to date, the protections that these corporate governance provisions were enacted to provide will not exist with respect to us.  While we may apply to have our securities listed for trading on a national securities exchange in the future, which would require us to fully comply with those obligations, we cannot assure you that we will make such application, that we would be able to satisfy applicable listing standards, or if we did satisfy such standards, that we would be successful in continuing to meet such listing standards.  Even if we were listed on a national securities exchange as a controlled company, we would not be subject to certain corporate governance requirements.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB, which would limit the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

Companies trading on the OTCQB must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be current in their filings under the Exchange Act to maintain price quotation privileges on the OTCQB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCQB.  As a result, the liquidity for our common stock could be adversely affected by limiting the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, investors will only realize an economic gain on their investment in our common stock if the price appreciates. Investors should not purchase our common stock expecting to receive cash dividends. Because we currently do not pay dividends, and there may be limited trading in our common stock, investors may not have any manner to liquidate or receive any payment on their investment. Therefore, our failure to pay dividends may cause investors to not see any return on their investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

We have incurred and will continue to incur increased costs as a result of being a reporting company.

We have faced and will continue to face increased legal, accounting, administrative and other costs as a result of being a publicly reporting company. In addition to the requirements of the Sarbanes-Oxley Act, rules implemented by the SEC and the Public Company Accounting Oversight Board have required changes in the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make legal, accounting and administrative activities more time-consuming and costly. For example, we intend to add independent directors to form an independent audit committee and adopt policies regarding internal control over financial reporting and disclosure controls and procedures. We are also incurring higher costs to obtain directors’ and officers’ insurance than in prior periods. In addition, we may identify and incur additional overhead costs associated with being a publicly held company.

Our management will have broad discretion over the use of proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management generally will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment.  We currently intend to use the net proceeds from this offering primarily to invest in user acquisition campaigns and for general corporate purposes, including working capital. Pending these uses, we intend to invest the proceeds from this offering in short-term, interest-bearing investment-grade securities or guaranteed obligations of the United States. We have not otherwise allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that they might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale. After this offering, there will be           shares of our common stock outstanding, based on the number of shares outstanding as of            , 2013.

We may issue shares of our common stock or securities convertible into our common stock from time to time in the future in connection with financings, acquisitions, investments or otherwise. Any such issuance could result in ownership dilution to our existing stockholders and cause the trading price of our common stock to decline.

If you purchase common stock this offering, you will experience substantial and immediate dilution.

You will incur immediate dilution as a result of this offering. The public offering price of the common stock in this offering will be higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. This dilution is due in large part to the fact that our earlier investors paid less than the public offering price when they purchased shares of our common stock. Based upon the assumed public offering price of $          per share of common stock, which was the closing bid price of our common stock on    , 2013, and assuming no value is attributed to the warrants we are offering, you will incur immediate dilution of $           per share of common stock. If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution. For a more detailed discussion of the dilution you will incur, see the section entitled “Dilution.”

There is no public market for the warrants to purchase common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants to purchase common stock will have no rights as stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants included in this offering may not have any value.

The warrants will expire on the fifth anniversary of the date they are issued. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties.  Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “began,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

•	our ability to generate and sustain increased revenue levels and achieve profitability in the future;

•
our heavy reliance on the Facebook platform to run our application and Facebook’s ability to discontinue, limit or restrict access to its platform by us or our application, change its terms and conditions or other policies or features, including restricting methods of collecting payments and establish more favorable relationships with one or more of our competitors or develop an application or feature that competes with our application;

•	our ability to maintain good relationships with Apple and Google;

•	our reliance on our President, Chief Executive Officer and sole director;

•	the intense competition in the online dating industry;

•	our reliance on a small percentage of our total users for substantially all of our revenue;

•	our ability to develop, establish and maintain a strong brand;

•	our ability to develop and market new technologies to respond to rapid technological changes;

•	our ability to effectively manage our growth, including attracting and retaining qualified employees;

•	our ability to generate subscribers through advertising and marketing agreements with third party advertising and marketing providers;

•	our reliance on email campaigns to convert users to subscribers and to retain subscribers;

•	the effect of any interruption or failure of our data center;

•	the effect of an interruption or failure of our programming code, servers or technological infrastructure;

•	the effect of security breaches, computer viruses and computer hacking attacks;

•	our ability to comply with laws and regulations regarding privacy and protection of user data;

•	our reliance upon credit card processors and related merchant account approvals;

•	governmental regulation or taxation of the online dating, social dating or Internet industries;

•	the impact of any claim that we have infringed on intellectual property rights of others;

•	our ability to protect our intellectual property rights;

•	the risk that we might be deemed a “dating service” or an “Internet dating service” under various state regulations;

•	the possibility that our users or third parties may be physically or emotionally harmed following interaction with other users;

•	our ability to obtain additional capital or financing to execute our business plan; and

•	our ability to maintain effective internal control over financial reporting.

For a more detailed discussion of these and other factors that may affect our business, see the discussion in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus, except to the extent required by applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock and warrants to purchase common stock offered by us will be approximately $       , based on an assumed public offering price of $      per share, which was the closing bid price of our common stock on           , 2013, and after deducting estimated placement agent fees and offering expenses payable by us.

Each $1.00 increase or decrease in the assumed public offering price of $      per share of common stock, and attributing no value to the warrants, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $         , assuming the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees and offering expenses payable by us.

We will have broad discretion over the use of the net proceeds of this offering. We currently intend to use the net proceeds from this offering primarily to invest in user acquisition campaigns and for general corporate purposes, including working capital. Pending these uses, we intend to invest the proceeds from this offering in short-term, interest-bearing investment-grade securities or guaranteed obligations of the United States.

MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Price Range of Common Stock

Our common stock trades on the OTCQB under the symbol “STVI.”  The following table sets forth the range of the quarterly high and low bid price information for the fiscal quarters indicated as reported by the OTCQB.

	High Bid* ($)	Low Bid* ($)
2013
Fourth Quarter (through October 25, 2013)	$0.91	$0.55
Third Quarter	1.14	0.52
Second Quarter	0.84	0.40
First Quarter	1.31	0.55

2012
Fourth Quarter	$1.30	$0.51
Third Quarter	1.51	0.96
Second Quarter	1.95	1.02
First Quarter	2.37	0.62

2011
Fourth Quarter	$0.79	$0.48
Third Quarter	1.44	0.65
Second Quarter	3.20	1.02
First Quarter	4.50	1.60

* The over-the-counter market quotations of the bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

On October 25, 2013, the last sale price of our common stock reported by the OTCQB was $0.61 per share. As of October 22, 2013, there were approximately 25 holders of record of our common stock.

DIVIDEND   POLICY

We have never declared or paid dividends on our common stock.  We do not anticipate paying any dividends on our common stock in the foreseeable future.  We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.  Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Delaware law, future earnings, capital requirements, results of operations and any other relevant factors.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2013:

•	on an actual basis; and

•
on an as adjusted basis, giving effect to our receipt of the net proceeds from the sale by us in this offering of           shares of common stock at an assumed public offering price of $       per share, which was the closing bid price of our common stock on       , 2013, and after deducting estimated placement agent fees and offering expenses payable by us.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Securities,” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2013
	Actual	As Adjusted(1)
Cash and cash equivalents	$2,617,733	$
Restricted cash(2)	375,211

Stockholders’ equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	—
Common Stock, $0.001 par value, 100,000,000 shares authorized, 49,737,826 shares issued and 38,932,826 shares outstanding, actual(3); 100,000,000 shares authorized, shares issued and shares outstanding, as adjusted	38,933
Additional paid-in capital	9,982,391
Accumulated deficit	(9,342,867)
Total stockholders’ equity	678,457
Total capitalization	$678,457	$

(1)
Each $1.00 increase or decrease in the assumed public offering price of $     per share, which was the closing bid price of our common stock on, 2013, in this offering would increase or decrease, as applicable, each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $       , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees and offering expenses payable by us.

(2)
We have a line of credit with JP Morgan Chase Bank, N.A. (“JP Morgan”) related to our corporate credit cards and have placed a cash collateral guarantee of 105% of the monthly credit line of $100,000 in a certificate of deposit. We had recorded $105,211 as restricted cash on the balance sheet for this credit line as of June 30, 2013. We also have a letter of credit from JP Morgan in the amount of $270,000 in favor of Hewlett Packard Financial Services Company that is recorded as restricted cash on the balance sheet as of June 30, 2013.

(3)
As of June 30, 2013, we have included 10,805,000 shares of restricted common stock in the number of shares that are issued, but have excluded these shares of restricted common stock in the number of shares outstanding since the shares have been issued but have not vested.

The number of shares of common stock to be outstanding after this offering is based on 38,932,826 shares outstanding as of October 22, 2013 and excludes:

●	10,805,000 shares of restricted common stock that have been issued but remain subject to forfeiture;

●	4,525,415 shares of common stock issuable upon the exercise of outstanding options to purchase our common stock at a weighted average exercise price of $0.76 per share;

●	2,342,500 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.50 per share;

●	3,214,585 shares of common stock reserved for future issuance under the Incentive Plan;

●	shares of common stock issuable upon the exercise of warrants included in this offering; and

●	shares of common stock issuable upon the exercise of the placement agent’s warrants.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants, and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Such calculation does not reflect any dilution associated with the issuance and exercise of warrants.

Our net tangible book value as of June 30, 2013 was $553,519, or $0.01 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2013.

After giving effect to the sale of         shares of common stock in this offering, assuming no value is attributed to the warrants, at an assumed public offering price of $       per share, which was the closing bid price of our common stock on, 2013, and after deducting estimated placement agent fees and offering expenses payable by us, our pro forma net tangible book value as of June 30, 2013 would have been approximately $        , or approximately $       per share. This amount represents an immediate increase in net tangible book value of $       per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $       per share to new investors purchasing shares of common stock in this offering at the assumed public offering price.

        The following table illustrates this dilution:

Assumed public offering price per share	$
Net tangible book value per share as of June 30, 2013
Increase in net tangible book value per share attributable to new investors	$
Pro forma net tangible book value per share after this offering	$
Dilution per share to investors in this offering	$

Each $1.00 increase or decrease in the assumed public offering price of $       per share of common stock would increase or decrease, as applicable, our pro forma net tangible book value per share to new investors by approximately $         , and would increase or decrease, as applicable, dilution per share to new investors by approximately $        , assuming that the number of shares of common stock offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees and offering expenses payable by us. In addition, to the extent any outstanding options or warrants are exercised, you will experience further dilution.

The number of shares of common stock to be outstanding after this offering is based on 38,932,826 shares outstanding as of October 22, 2013 and excludes:

•	10,805,000 shares of restricted common stock that have been issued but remain subject to forfeiture;

•	4,525,415 shares of common stock issuable upon the exercise of outstanding options to purchase our common stock at a weighted average exercise price of $0.76 per share;

•	2,342,500 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.50 per share;

•	3,214,585 shares of common stock reserved for future issuance under the Incentive Plan;

•	shares of common stock issuable upon the exercise of warrants included in this offering; and

•	shares of common stock issuable upon the exercise of the placement agent’s warrants.

PLAN OF DISTRIBUTION

We are selling    shares of our common stock and warrants to purchase up to shares of our common stock (and the shares of common stock issuable from time to time upon the exercise of these warrants). Each share of common stock is being sold together with a warrant to purchase of a share of common stock at an exercise price of $   per share of common stock and no warrant will be issued in the offering without an accompanying share of common stock. The shares of common stock and warrants will be issued separately. However, there is no minimum offering amount required as a condition to closing and we may sell significantly fewer shares of common stock and warrants in the offering.

In determining the offering price of the common stock and the exercise price of the warrants, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and expected future cash flows and earnings, and market and economic conditions at the time of the offering. Once the offering price is determined, the offering price for the common stock and the exercise price of the warrants will remain fixed for the duration of the offering.

H.C. Wainwright & Co., LLC, referred to as the placement agent or H.C. Wainwright, has entered into a placement agent agreement with us in which it has agreed to act as the exclusive placement agent in connection with the offering. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will assist us in this offering on a “best efforts” basis. Subject to the terms and conditions contained in the placement agent agreement, the placement agent is using its best efforts to introduce us to selected institutional investors who will purchase the shares. The placement agent has no obligation to buy any of the shares from us nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares, but has agreed to use its best efforts to arrange for the sale of all of the shares.

We have agreed to pay H.C. Wainwright a placement fee equal to 7% of the aggregate gross proceeds to us from the sale of the common stock in the offering and, subject to compliance with FINRA Rule 5110(f)(2)(C), to reimburse H.C. Wainwright for reasonable out-of-pocket expenses incurred by Wainwright in connection with this offering up to $60,000. We estimate total expenses of this offering, excluding the placement agent fees and expenses, will be approximately $385,000. The following table shows the per fixed combination of one share and one warrant to purchase    shares and total fees we will pay to the placement agent assuming the sale of all of the shares offered pursuant to this prospectus.

Per fixed combination of one share and one warrant to purchase shares	$
Total	$

Our obligations to issue and sell common stock and warrants to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser's obligation to purchase securities is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. Copies of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the registration statement of which this prospectus forms a part.

In addition to the cash fees set forth above, we have agreed to issue to the placement agent warrants to purchase up to an aggregate of 5% of the aggregate number of securities sold in this offering. The placement agent warrants shall have substantially the same terms as the warrants offered by this prospectus. Pursuant to FINRA Rule 5110(f)(2)(H)(vi) and (vii), the placement agent warrants do not have anti-dilution protections. Pursuant to FINRA Rule 5110(g)(1), neither the placement agent warrants nor any shares of common stock issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (1) by operation of law or by reason of reorganization, (2) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (3) if the aggregate amount of our securities held by the placement agent or related person does not exceed 1% of the securities being offered, (4) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (5) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. The warrants and the shares underlying the warrants issuable to the placement agent in the offering are not being registered under the registration statement of which this prospectus forms a part. Because there is no minimum offering amount required as a condition to closing, the actual total proceeds received by us and total offering commissions and warrants issuable to the placement agent, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agent against certain liabilities under the Securities Act. The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act and any commissions received by it and any profit realized on the sale of securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent is required to comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent many not (1) engage in any stabilization activity in connection with our securities or (2) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

This is a brief summary of the material provisions of the placement agent agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agent agreement has been filed with the registration statement of which this prospectus forms a part.

State Blue Sky Information

We intend to offer and sell the common stock offered hereby to institutional investors in certain states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the consolidated statements of operations data for the years ended December 31, 2011 and 2012, as well as the consolidated balance sheet data as of December 31, 2011 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the six months ended June 30, 2013, as well as the consolidated balance sheet data as of June 30, 2013 from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and our results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2013. You should read the following selected consolidated financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and is qualified in its entirety by the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2012	2013
Statements of Operations Data:			(unaudited)
Revenues:
Subscription revenue	$18,781,368	$18,910,070	$6,578,210
Advertising revenue	374,175	336,666	43,339
Total revenues	19,155,543	19,246,736	6,621,549
Costs and expenses:
Programming, hosting and technology	2,587,822	4,444,550	2,701,321
Compensation	1,976,384	3,625,117	1,899,606
Professional fees	558,136	703,125	473,807
Advertising and marketing	14,626,963	9,876,097	2,083,929
General and administrative	3,070,178	3,953,795	2,264,725
Total costs and expenses	22,819,483	22,602,684	9,423,388
Loss from operations	(3,663,940)	(3,355,948)	(2,801,839)
Interest income, net	28,858	21,517	3,106
Mark-to-market adjustment on warrant liability	2,038,000	(679,325)	1,171,250
Other income (expense)	3,909	(16,885)	-
Net loss before income taxes:	(1,593,173)	(4,030,641)	(1,627,483)
Provision for income taxes	-	-	-
Net loss	$(1,593,173)	$(4,030,641)	$(1,627,483)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.10)	$(0.04)

Weighted average number of common shares used in calculating net loss per common share:
Basic and diluted	37,619,208	38,611,758	38,920,671

	As of December 31, 2012	As of June 30, 2013 (unaudited)
	Actual	Actual	As Adjusted (1)
Balance Sheet Data:		(unaudited)
Cash and cash equivalents	$5,357,596	$2,617,733	$
Working capital (deficit)	2,711,271	337,112
Total assets	6,988,997	4,569,820
Deferred revenue	2,524,229	2,031,702
Long-term deferred rent	48,340	30,214
Total liabilities	5,228,126	3,891,363
Total stockholders’ equity	1,760,871	678,457

(1)
The as adjusted column in the balance sheet data table above gives effect to the sale and issuance by us of        shares of common stock in this offering at an assumed public offering price of $        per share, the closing bid price of our common stock on, 2013, and after deducting estimated placement agent fees and offering expenses payable by us. A $1.00 increase or decrease in the assumed public offering price of $      per share, the closing bid price of our common stock on           , 2013, in this offering would increase or decrease, as applicable, each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $        , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees and offering expenses payable by us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity, and certain other factors that may affect our future results.

Overview

We are an Internet company providing services in the expanding social dating market.  We own and operate a social dating software application under our AYI brand (formerly known as AreYouInterested.com) that can be accessed on Facebook, mobile devices such as iPhone and Android, and a stand-alone website.  Our application is fully integrated across these gateways and incorporates the Facebook Connect integration tool, which enables users to easily “connect” their Facebook profile to our website.  Since August 2007, AYI has been one of the leading dating applications on Facebook based on the publicly reported number of DAUs and MAUs.

As of October 22, 2013, we had more than 2.5 million MAUs of AYI across all of our platforms.  We primarily generate revenue from subscription fees and, as of October 22, 2013, we had approximately 77,000 active subscribers.  The number of our DAUs and MAUs, which includes non-paying users and paying subscribers, varies greatly on a daily and monthly basis, and is greater than the number of our active subscribers for any same measurement period.

While we transitioned users to the redesigned AYI during 2012, we significantly reduced spending on user acquisition campaigns, and this in part led to a significant decrease in the number of active subscribers on AYI.  In March 2012, we had approximately 145,000 active subscribers.  This number decreased to 75,000 active subscribers in August 2013, and has risen to approximately 77,000 active subscribers as of October 22, 2013.  Our active subscribers for September 2013 increased 2.5% from the number of our active subscribers in August 2013, which was the first increase in active subscribers since March 2012.

In addition, the number of new subscription transactions for September 2013 was the highest number of subscription transactions since October 2012.  A new subscription transaction includes the purchase of a subscription for new subscribers as well as the purchase of a new subscription by a user that has previously cancelled a subscription.

We believe that the number of active subscribers and new subscription transactions are key operating metrics, and we plan to increase these metrics by increasing user acquisition campaigns, building a recognizable brand and increasing user engagement on AYI through the development of a superior feature set.

We believe that our extensive user base, which includes more than 25 million Facebook connected users and more than 2.5 billion pieces of structured interest data, allows us to create a favorable experience for users looking to meet people with mutual friends or similar interests.

Operational Highlights and Objectives

During the six months ended June 30, 2013, we executed key components of our 2013 objectives, including:

•	We acquired and transitioned to the AYI.com domain name from the AreYouInterested.com domain name;

•	We rebranded to “AYI”, a shorter name that is easier for our users to remember; and

•	We launched new “social” features for AYI that are designed to integrate a user’s interest and social graphs into the online dating experience.

For the remainder of 2013, our business objectives include:

•	Growing our base of paid subscribers;

•	Continuing to build out our “social” features to improve the online dating experience for all of our users;

•	Building a recognizable brand for AYI by expanding our advertising and marketing efforts beyond pure user acquisition;

•	Increasing the amount of resources devoted to mobile initiatives and increasing user engagement on our mobile applications, particularly with regard to our Android application; and

•	Increasing our rate of advertising and marketing expenditures to increase traffic for the AYI brand.

Sources of Revenue

We operate AYI so that users can utilize the application and search for matches for free.  We generate revenue primarily when users purchase a subscription to obtain unlimited messaging and certain other premium features on our application.  We also generate a small portion of our revenue through micro-transactions that allow users to access certain other premium features and advertisements on our application.

Subscription. We provide our users with the opportunity to purchase a subscription that provides for unlimited messaging and other premium features for the length of the subscription term. We believe that users choose to become paid subscribers to better communicate with potential matches and to enhance the online dating experience.  We believe that users are more likely to purchase subscriptions when they have mutual friends or similar interests with other users.

Facebook is currently the primary platform for our application. The majority of our revenue is generated from subscriptions originating through the Facebook platform, and a significant amount of our revenue is being generated through subscriptions through mobile platforms.

Users can purchase subscriptions through various payment methods including credit card, electronic check, PayPal, Fortumo, or as an In-App purchase through Apple Inc.’s iPhone App Store.  Pursuant to Apple Inc.’s terms of service, Apple Inc. retains 30% of the revenue that is generated from sales on our iPhone application through In-App purchases in the United States.

We recognize revenue from monthly premium subscription fees in the month in which the services are provided during the subscription term.

Micro-transactions. We introduced micro-transactions in August 2012 in conjunction with the launch of the redesigned AYI application to allow users to access certain premium features by paying for such features without purchasing a recurring subscription.  While micro-transactions are not currently a significant driver of revenue, we believe that such micro-transactions may increase user engagement with the application and the likelihood that users will become a paid subscriber.  Revenue from micro-transactions is recognized over a two-month period.

Advertising.  Advertising revenue is a small portion of our revenue and primarily consists of revenue from our display ads.  We generally report our advertising revenue net of amounts due to agencies, brokers and counterparties.  We recognize advertising revenue as earned on a cost per impression (CPM) basis.

Costs and Expenses

Programming, hosting and technology.  Our programming, hosting and technology expense includes salary and stock-based compensation for our engineers and developers, data center, domain name and other hosting expenses and software licensing fees and various other technology related expenses.

Compensation. Our compensation expense includes salary and stock-based compensation for management and employees (other than expense for engineers and developers recorded in programming, hosting and technology expenses above).

Professional fees. Our professional fees include fees paid to our independent accounting firm, legal expenses and various other professional fees and expenses incurred in our business.

Advertising and marketing. Our advertising and marketing expense consists of online advertising, primarily consisting of user acquisition campaigns.  We execute these campaigns through affiliate or affiliate networks that advertise or promote our application and earn a fee whenever visitors click through their advertisement to our application or website and create a profile on our application.  For our user acquisition campaigns, we pay to market and advertise our application across the Internet, including on Facebook and other third party platforms.

General and administrative.  Our general and administrative expense includes investor relations, public relations, credit card processing fees, overhead and various other employee related expenses.

Non-Operating Expenses

Mark-to-market adjustment on warrant liability.  Our outstanding warrants are considered derivative instruments that require liability classification and mark-to-market accounting.  Our warrant liability is marked-to-market at the end of each reporting period on our Consolidated Balance Sheet, with the changes in fair value reported in earnings on our Consolidated Statements of Operations. We have included the mark-to-market adjustment on warranty liability as a non-operating expense as we do not believe that it is indicative of our core operating results.

We use a custom model that, at each measurement date, calculates the fair value of the warrant liability using a Monte-Carlo style simulation that uses the following assumptions at each valuation date:  (i) closing stock price, (ii) contractual exercise price, (iii) remaining contractual term, (iv) historical volatility of the stock prices, (v) an adjusted volatility that incorporates a 10% incremental discount rate premium through a reduction of the volatility estimate to reflect the lack of marketability of the warrants and (vi) risk-free interest rates that are commensurate with the term of the warrant.

An increase or decrease in the fair value of the warrant liability will increase or decrease the amount of our earnings, respectively, separate from income or loss from operations.  The primary cause of the change in the fair value of the warrant liability is the value of our common stock. If our common stock price goes up, the value of these derivatives will generally increase and if our common stock price goes down, the value of these derivatives will generally decrease.

Key Metrics

Our management relies on certain performance indicators to manage and evaluate our business.  The key performance indicators set forth below help us evaluate growth trends, establish budgets, measure the effectiveness of our advertising and marketing efforts and assess operational efficiencies.  We discuss revenue and net cash used in operating activities under ‟Results of Operations” and ‟Liquidity and Capital Resources” below.  Deferred revenue and bookings, additional measures of our performance, are also discussed below.

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
Consolidated Statements of Operations Data:
Total revenues	$19,155,543	$19,246,736	$10,958,088	$6,621,549

Consolidated Balance Sheets Data:
Deferred revenue (at period end)	$3,138,406	$2,524,229	$3,654,943	$2,031,702

Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(1,455,542)	$(3,401,191)	$(1,697,958)	$(2,651,931)

Deferred Revenue

Revenues from multi-month subscriptions are recognized over the length of the subscription term rather than when the subscription is purchased.  Because a significant amount of our subscription sales occurred from subscriptions with a term of three or more months, we apportion that revenue over the duration of the subscription term even though it is collected in full at the time of purchase.  The difference between the gross cash receipts collected and the revenue recognized to date from those sales is reported as deferred revenue.

Bookings

Bookings is a financial measure representing the aggregate dollar value of subscription fees and micro-transactions received during the period but is not a financial measure that is calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  We calculate bookings as subscription revenue recognized during the period plus the change in deferred revenue recognized during the period.  We record subscription revenue from subscription fees and micro-transactions as deferred revenue and then recognize that revenue ratably over the length of the subscription term.  We use bookings internally in analyzing our financial results to assess operational performance and to assess the effectiveness of, and plan future, user acquisition campaigns.  We believe that this non-GAAP financial measure is useful in evaluating our business because we believe, as compared to subscription revenue, it is a better indicator of the subscription activity in a given period.  We believe that both management and investors benefit from referring to bookings in assessing our performance and when planning, forecasting and analyzing future periods.

While the factors that affect bookings and subscription revenue are generally the same, certain factors may affect subscription revenue more or less than such factors affect bookings in any period.  While we believe that bookings is useful in evaluating our business, it should be considered as supplemental in nature and it is not meant to be a substitute for subscription revenue recognized in accordance with GAAP.

The following table presents a reconciliation of subscription revenue to bookings for each of the periods presented:

	Year Ended		Six Months Ended
	December 31,		June 30,
	2011	2012	2012	2013
Reconciliation of Subscription Revenue to Bookings
Subscription revenue	$18,781,368	$18,910,070	$10,696,945	$6,578,210
Change in deferred revenue	1,200,491	(614,177)	516,537	(492,527)
Bookings	$19,981,859	$18,295,893	$11,213,482	$6,085,683

Limitations of Bookings

Some limitations of bookings as a financial measure include that:

•	Bookings does not reflect that we recognize revenue from subscription fees and micro-transactions over the length of the subscription term; and

•	Other companies, including companies in our industry, may calculate bookings differently or choose not to calculate bookings at all, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider bookings along with other financial performance measures, including total revenues, subscription revenue, deferred revenue, net income (loss) and our financial results presented in accordance with GAAP.

Results of Operations

The following table sets forth Consolidated Statements of Operations data for each of the periods indicated as a percentage of total revenues:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
Revenues	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Programming, hosting and technology	13.5%	23.1%	17.3%	40.8%
Compensation	10.3%	18.8%	18.0%	28.7%
Professional fees	2.9%	3.7%	3.0%	7.2%
Advertising and marketing	76.4%	51.3%	68.8%	31.5%
General and administrative	16.0%	20.5%	18.9%	34.2%
Total costs and expenses	119.1%	117.4%	126.1%	142.3%
Loss from operations	(19.1)%	(17.4)%	(26.1)%	(42.3)%
Interest income, net	0.2%	0.1%	0.2%	0.0%
Mark-to-market adjustment on warrant liability	10.6%	(3.5%	(10.7)%	17.7%
Other income (expense)	0.0%	(0.1)%	(0.2)%	0.0%
Net loss before income taxes	(8.3)%	(20.9)%	(36.8)%	(24.6)%
Provision for income taxes	0.0%	0.0%	0.0%	0.0%
Net loss	(8.3)%	(20.9)%	(36.8)%	(24.6)%

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Revenues

Revenues decreased to $6,621,549 for the six months ended June 30, 2013, from $10,958,088 for the six months ended June 30, 2012.  The decrease was primarily related to lower revenues from subscription sales on the AYI brand in the six months ended June 30, 2013 as compared to the six months ended June 30, 2012.  We believe the decrease in revenues from subscription sales for the six months ended June 30, 2013 primarily resulted from our reduced advertising and marketing expense for the period as compared to the six months ended June 30, 2012.  We intentionally reduced our user acquisition campaigns from the second half of 2012 through January 2013, which primarily affected new subscriptions, while we focused on rebuilding, testing and optimizing the redesigned AYI application.  We began to increase user acquisition campaigns in January 2013 and intend to increase our user acquisition campaigns during the remainder of 2013. The following table sets forth our subscription revenue, advertising revenue and total revenues for the six months ended June 30, 2013 and 2012, the decrease between those periods, the percentage decrease between those periods, and the percentage of total revenue that each represented for those periods:

	Six Months Ended June 30,				% Revenue Six Months Ended June 30,
	2012	2013	Decrease	% Decrease	2012	2013
Subscription revenue	$10,696,945	$6,578,210	$(4,118,735)	(38.5)%	97.6%	99.3%
Advertising revenue	261,143	43,339	(217,804)	(83.4)%	2.4%	0.7%
Total revenues	$10,958,088	$6,621,549	$(4,336,539)	(39.6)%	100.0%	100.0%

Subscription – The results for the six months ended June 30, 2013 reflect a decrease in subscription revenue of $4,118,735, or 38.5%, as compared to the six months ended June 30, 2012.  The decrease in subscription revenue for the six months ended June 30, 2013, was primarily driven by a decrease in our marketing and advertising expense versus the prior year period, which primarily affects new subscriptions.  Subscription revenue as a percentage of total revenue was 99.3% for the six months ended June 30, 2013, as compared to 97.6% for the six months ended June 30, 2012.

Advertising – The results for the six months ended June 30, 2013 reflect a decrease in advertising revenue of $217,804, or 83.4%, as compared to the six months ended June 30, 2012.  We believe the decrease in advertising revenue resulted from our discontinuation of online advertising campaigns in February 2013 in order to focus on optimizing the redesigned AYI application, which we believe will be more valuable in the long-term.  Advertising revenue is dependent upon traffic as well as the advertising inventory we place on our application. Advertising revenue as a percentage of total revenue was 0.7% for the six months ended June 30, 2013, as compared to 2.4% for the six months ended June 30, 2012.

Costs and Expenses

Total costs and expenses for the six months ended June 30, 2013 reflect a decrease in costs and expenses of $4,395,025, or 31.8%, as compared to the six months ended June 30, 2012.  The following table presents our costs and expenses for the six months ended June 30, 2013 and the six months ended June 30, 2012, the increase or decrease between those periods, and the percentage increase or decrease between those periods:

	Six Months Ended			%
	June 30,		Increase	Increase
	2012	2013	(Decrease)	(Decrease)
Programming, hosting and technology	$1,897,885	$2,701,321	$803,436	42.3%
Compensation	1,969,852	1,899,606	(70,246)	(3.6)%
Professional fees	332,226	473,807	141,581	42.6%
Advertising and marketing	7,543,897	2,083,929	(5,459,968)	(72.4)%
General and administrative	2,074,553	2,264,725	190,172	9.2%
Total costs and expenses	$13,818,413	$9,423,388	$(4,395,025)	(31.8)%

Programming, Hosting and Technology – The results for the six months ended June 30, 2013 reflect an increase in programming, hosting and technology expense of $803,436, or 42.3%, as compared to the six months ended June 30, 2012. The increase in this expense for the six months ended June 30, 2013, was primarily driven by increased salary expenses due to expansion of our engineering and development staff, increased consulting expense and increased expenses related to hosting and bandwidth, primarily to support the redesigned AYI application. Programming, hosting and technology expense as a percentage of total revenues was 40.8% for the six months ended June 30, 2013, as compared to 17.3% for the six months ended June 30, 2012.

Compensation – The results for the six months ended June 30, 2013 reflect a decrease in compensation expense, which excludes the cost of developers and programmers included in programming, hosting and technology expense above, of $70,246, or 3.6%, as compared to the six months ended June 30, 2012. The decrease in compensation expense for the six months ended June 30, 2013 was primarily driven by reduced headcount in management and support areas, which was offset by an increase in stock-based compensation, as compared to the comparable period 2012. We anticipate increased compensation expense in future periods as we expect to hire additional employees during the remainder of 2013. Compensation expense as a percentage of total revenues was 28.7% for the six months ended June 30, 2013, as compared to 18.0% for the six months ended June 30, 2012.

Professional fees – The results for the six months ended June 30, 2013 reflect an increase in professional fees of $141,581, or 42.6%, as compared to the six months ended June 30, 2012. The increase in professional fees for the six months ended June 30, 2013, was primarily driven by an increase in accounting fees as a result of the change in accounting firms and an increase in legal expenses. Professional fees as a percentage of total revenues were 7.2% for the six months ended June 30, 2013, as compared to 3.0% for the six months ended June 30, 2012.

Advertising and Marketing – The results for the six months ended June 30, 2013 reflect a decrease in advertising and marketing expense of $5,459,968, or 72.4%, as compared to the six months ended June 30, 2012. The decrease in advertising and marketing expense for the six months ended June 30, 2013 as compared to the prior year period, was primarily driven by reducing the number of user acquisition campaigns. We also significantly reduced our rate of advertising and marketing expense as we continued to optimize the redesigned AYI application. We anticipate that advertising and marketing expense will increase during the remainder of 2013 (as compared to our advertising and marketing expense for the six months ended June 30, 2013) as we promote the redesigned AYI application. Advertising and marketing expense as a percentage of total revenues was 31.5% for the six months ended June 30, 2013, as compared to 68.8% for the six months ended June 30, 2012.

General and Administrative – The results for the six months ended June 30, 2013 reflect an increase in general and administrative expense of $190,172, or 9.2%, as compared to the six months ended June 30, 2012. The increase in general and administrative expense for the six months ended June 30, 2013 as compared to the comparable period in the prior year, was primarily driven by increases in investor relations expense and public relations expenses, other employee related expenses and other increased costs associated with the overall expansion of our business. General and administrative expense as a percentage of total revenues was 34.2% for the six months ended June 30, 2013, as compared to 18.9% for the six months ended June 30, 2012.

Non-Operating Income

The following table presents the components of non-operating income for the six months ended June 30, 2013 and the six months ended June 30, 2012, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Six Months Ended June 30,		Increase	% Increase
	2012	2013	(Decrease)	(Decrease)
Interest income, net	$18,600	$3,106	$(15,494)	(83.3)%
Mark-to-market adjustment on warrant liability	(1,171,250)	1,171,250)	2,342,500	(200.0)%
Other expense	(16,885)	-	16,885	(100.0)%
Total non-operating income (expense)	$(1,169,535)	$1,174,356	$2,343,891	(200.4)%

Interest Income, net

Interest income, net for the six months ended June 30, 2013 was $3,106, a decrease of $15,494, or 83.3%, as compared to $18,600 for the six months ended June 30, 2012.  Interest income, net represented 0.0% and 0.2% of total revenues for the six months ended June 30, 2013 and 2012, respectively.

Mark-to-Market Adjustment

Our warrant liability is marked-to-market at each reporting period, with changes in fair value reported in earnings. The mark-to-market income adjustment of $1,171,250 for the six months ended June 30, 2013 and expense adjustment of $1,171,250 for the six months ended June 30, 2012 represented the changes in fair value of the warrant liability during those periods. Mark-to-market adjustment on warrant liability represented 17.7% and (10.7%) for the six months ended June 30, 2013 and 2012, respectively.

Other Income (Expense)

We had losses from fixed asset disposals totaling $16,885 for the six months ended June 30, 2012, as compared to no other expense for the six months ended June 30, 2013.  Other expense represented 0.0% and 0.2% of total revenues for the six months ended June 30, 2013 and 2012, respectively.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

Revenues increased to $19,246,736 for the year ended December 31, 2012, from $19,155,543 for the year ended December 31, 2011.  The increase in revenues was due primarily to an increase in subscription revenue from AYI in the year ended December 31, 2012 as compared to the year ended December 31, 2011.  While advertising and marketing expenses decreased for 2012 compared to the prior year, which primarily affects new subscriptions, we benefited from a higher number of recurring subscriptions.  The following table sets forth our subscription revenue, advertising revenue and total revenue for the year ended December 31, 2012, as compared to the year ended December 31, 2011, the increase or decrease between those periods, the percentage increase or decrease between those periods, and the percentage of total revenues that each represented for those periods:

					% Revenue
	Year Ended				Year Ended
	December 31,		Increase	% Increase	December 31,
	2011	2012	(Decrease)	(Decrease)	2012	2011
Subscription revenue	$18,781,368	$18,910,070	$128,702	0.7%	98.3%	98.0%
Advertising revenue	374,175	336,666	(37,509)	(10.0)%	1.7%	2.0%
Total revenues	$19,155,543	$19,246,736	$91,193	0.5%	100.0%	100.0%

Subscription – The results for the year ended December 31, 2012 reflect an increase in subscription revenue of $128,702, or 0.7%, as compared to the year ended December 31, 2011.  The increase in subscription revenue for the year ended December 31, 2012, was primarily driven by an increase in our subscriber base as compared to the prior year.  Subscription revenue as a percentage of total revenue was 98.3% for the year ended December 31, 2012, as compared to 98.0% for the year ended December 31, 2011.

Advertising – The results for the year ended December 31, 2012 reflect a decrease in advertising revenue of $37,509, or 10.0%, as compared to the year ended December 31, 2011.  The decrease in advertising revenue for the year ended December 31, 2012 was primarily driven by a decrease in our online advertising campaigns as compared to the prior year.  Advertising revenue as a percentage of total revenue was 1.7% for the year ended December 31, 2012, as compared to 2.0% for the year ended December 31, 2011.  Advertising revenue is dependent upon traffic as well as the advertising inventory we place on our application.  During the year ended December 31, 2012, we did not actively manage our advertising revenue.

Costs and Expenses

Total costs and expenses for the year ended December 31, 2012 reflect a decrease in costs and expenses of $216,799, or 1.0%, as compared to the year ended December 31, 2011.  The following table presents our costs and expenses for the year ended December 31, 2012, as compared to the year ended December 31, 2011, the increase or decrease between those periods, and the percentage increase or decrease between those periods:

	Year Ended
	December 31,		Increase	% Increase
	2011	2012	(Decrease)	(Decrease)
Programming, hosting and technology	$2,587,822	$4,444,550	$1,856,728	71.7%
Compensation	1,976,384	3,625,117	1,648,733	83.4%
Professional fees	558,136	703,125	144,989	26.0%
Advertising and marketing	14,626,963	9,876,097	(4,750,866)	(32.5)%
General and administrative	3,070,178	3,953,795	883,617	28.8%
Total costs and expenses	$22,819,483	$22,602,684	$(216,799)	(1.0)%

Programming, Hosting and Technology – The results for the year ended December 31, 2012 reflect an increase in programming, hosting and technology expense of $1,856,728, or 71.7%, as compared to the year ended December 31, 2011.  The increase in application development expense for the year ended December 31, 2012, was primarily driven by increased salary expenses due to expansion of our engineering and development staff as well as increased expenses related to hosting and bandwidth, primarily to support the redesigned AYI.   Programming, hosting and technology expense as a percentage of total revenues was 23.1% for the year ended December 31, 2012, as compared to 13.5% for the year ended December 31, 2011.

Compensation – The results for the year ended December 31, 2012 reflect an increase in compensation expense, which excludes the cost of developers and programmers included in programming, hosting and technology expense above, of $1,648,733, or 83.4%, as compared to the year ended December 31, 2011.  The increase in compensation expense for the year ended December 31, 2012, was primarily driven by increased headcount in management and support areas compared to the year ended December 31, 2011.  Compensation expense as a percentage of total revenues was 18.8% for the year ended December 31, 2012, as compared to 10.3% for the year ended December 31, 2011.

Professional fees – The results for the year ended December 31, 2012 reflect an increase in professional fees of $144,989, or 26.0%, as compared to the year ended December 31, 2011.  The increase in professional fees for the year ended December 31, 2012, was primarily driven by an increase in accounting fees as a result of the change in accounting firms.  Professional fees as a percentage of total revenues were 3.7% for the year ended December 31, 2012, as compared to 2.9% for the year ended December 31, 2011.

Advertising and Marketing – The results for the year ended December 31, 2012 reflect a decrease in advertising and marketing expense of $4,750,866, or 32.5%, as compared to the year ended December 31, 2011.  The decrease in advertising and marketing expense for the year ended December 31, 2012, as compared to the prior year period, was primarily driven by decreasing the number of user acquisition campaigns.  During the year ended December 31, 2012, we also significantly reduced our rate of advertising and marketing expense as compared to the prior year period as we concentrated our focus on the migration of all users to the redesigned AYI and the optimization of the new application.  Advertising and marketing as a percentage of total revenues was 51.3% for the year ended December 31, 2012, as compared to 76.4% for the year ended December 31, 2011.

General and Administrative – The results for the year ended December 31, 2012 reflect an increase in general and administrative expense of $883,617, or 28.8%, as compared to the year ended December 31, 2011.  The increase in general and administrative expense for the year ended December 31, 2012, as compared to the prior year period, was primarily driven by increases in recruiting expense, other employee related expenses and other increased costs associated with the overall expansion of our business.  General and administrative expense as a percentage of total revenues was 20.5% for the year ended December 31, 2012, as compared to 16.0% for the year ended December 31, 2011.

Non-Operating Income (Expense)

The following table presents the components of non-operating income (expense) for the year ended December 31, 2012, as compared to the year ended December 31, 2011, the decrease between those periods and the percentage decrease between those periods:

	Year Ended
	December 31,
	2011	2012	Decrease	% Decrease
Interest income, net	$28,858	$21,517	$(7,341)	(25.4%)
Mark-to-market adjustment on warrant liability	2,038,000	(679,325)	(2,717,325)	(133.3%)
Other income (expense)	3,909	(16,885)	(20,794)	(532.0%)
Total non-operating income (expense)	$2,070,767	$(674,693)	$(2,745,460)	(132.6%)

Interest Income, net

Interest income, net for the year ended December 31, 2012 was $21,517, a decrease of $7,341, or 25.4%, as compared to $28,858 for the year ended December 31, 2011.  Interest income, net represented 0.1% and 0.2% of total revenues for the years ended December 31, 2012 and 2011, respectively.

Mark-to-Market Adjustment

The mark-to-market expense of $679,325 for the year ended December 31, 2012 and income of $2,038,000 for the year ended December 31, 2011 represented the changes in fair value of the warrant liability during those periods, which fluctuates inversely with our stock price.

Other Income (Expense)

We had losses from fixed asset disposals totaling $16,885 for the year ended December 31, 2012, as compared to $3,909 of other income earned for the year ended December 31, 2011.  Other income (expense) represented 0.1% and 0.0% of total revenues for the years ended December 31, 2012 and 2011, respectively.

Liquidity and Capital Resources

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(1,455,542)	$(3,401,191)	$(1,697,958)	$(2,651,931)
Net cash provided by (used in) investing activities	(7,169,331)	6,310,109	4,894,431	(87,932)
Net cash provided by financing activities	8,003,825	50,850	-	-
Net increase in cash and cash equivalents	$(621,048)	$2,959,768	$3,196,473	$(2,739,863)

We have historically financed our operations through cash generated from our equity offering in January 2011, subscription fees received from our application, fees for premium features on our application and revenues derived from advertisements purchased on our application.

As of June 30, 2013, we had $2,617,733 in cash and cash equivalents. As of December 31, 2012, we had $5,357,596 in cash and cash equivalents, as compared to cash and cash equivalents of $2,397,828 as of December 31, 2011. Historically, our working capital has been generated through operations and equity offerings. If we continue to grow and expand our operations, our need for working capital will increase. We do not anticipate being profitable during the remainder of 2013 because we expect to increase our marketing and advertising expense during the remainder of 2013 (as compared to our advertising and marketing expense for the six months ended June 30, 2013) to acquire new users and create brand awareness. We intend to finance our business and growth with cash on hand, cash provided from operations, borrowings, debt or equity offerings, or some combination thereof.

A significant portion of our expenses are related to user acquisition costs. Our marketing and advertising expenses are primarily spent on channels where we can estimate the return on investment without long-term commitments. Accordingly, we can adjust our marketing and advertising expenditures quickly based on the expected return on investment, which provides flexibility and enables us to manage our marketing and advertising expense.

Operating Activities

Net cash used in operating activities was $2,651,931 for the six months ended June 30, 2013, as compared to net cash used in operating activities of $1,697,958 for the six months ended June 30, 2012. This increase in net cash used in operating activities of $953,973 was primarily a result of the decrease in deferred revenue, as well as the increase in the restricted cash. These uses of cash were offset in part by decrease in credit card holdback receivable and prepaid expenses, and increases in accounts receivable and accounts payable and accrued expenses.

Significant items impacting cash flow in the six months ended June 30, 2013 included significant cash outlays relating to advertising and marketing expense, the mark-to-market adjustment on warranty liability, and increases in programming, hosting and technology expense, professional fees and related benefits associated with the growth of our business.  These uses of cash were offset in part by collections in subscription revenues received during the period.

Significant items impacting cash flow in the six months ended June 30, 2012 included increased cash outlays relating to advertising and marketing spend, and an increase in salaries and related benefits associated with the growth of our business. These uses of cash were offset in part by increased collections on subscription revenues, credit card collections, and payments received from the growth of advertising revenue during the quarter.

Net cash used in operating activities was $3,401,191 for the year ended December 31, 2012, as compared to net cash used in operating activities of $1,455,542 for the year ended December 31, 2011.  This increase of $1,945,649 was primarily a result of the increase in net loss, which was the result of increases in programming, hosting and technology expense, compensation expense and general and administrative expense as described above, as well as an increase in restricted cash and prepaid expenses and decreases in accounts payable, accrued expenses and other current liabilities and deferred revenue.  These uses of cash were offset in part by decreases in the credit card holdback receivable and accounts receivable.

Net cash used in operating activities during the year ended December 31, 2012, consisted of $2,047,259 in cash used in operations as well as a net decrease in our operating assets and liabilities of $1,353,932.  Significant items impacting cash flow in the period included significant cash outlays relating to advertising and marketing expense and increases in programming, hosting and technology expense, recruiting, and salaries and related benefits associated with the growth of our business.  These uses of cash were offset in part by increased collections in subscription revenues received during the period.

Net cash used in operating activities during the year ended December 31, 2011, consisted of $3,132,411 in cash used in operations, partially offset by a net increase in our operating assets and liabilities of $1,676,869.  Significant items impacting cash flow in the period included increased cash outlays relating to advertising and marketing expense and launching the WhoIsNear.com application, increases in salaries and related benefits associated with the growth of our business and our annual bonus payments of approximately $500,000 that were paid in February 2011.  These uses of cash were offset in part by increased collections on subscription revenues.

Investing Activities

Cash provided by (used in) investing activities for the six months ended June 30, 2013 and 2012 was ($87,932) and $4,894,431, respectively. Cash used in investing activities included purchases of property and equipment totaling $35,550 and $88,241 during the six months ended June 30, 2013 and 2012, respectively. These purchases consisted primarily of computers and servers during the periods. We continue to invest in technology hardware and software to support our growth. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and software development.

On January 31, 2013, we entered into a subscription agreement with Darrell Lerner and DCL Ventures, Inc., a Delaware corporation that is wholly owned by Darrell Lerner (“DCL”). Pursuant to the subscription agreement, we acquired 50,000 shares of DCL’s common stock for an aggregate purchase price of $50,000 during the six months ended June 30, 2013. For more information regarding this subscription agreement, see “Certain Relationships and Related Party Transactions” in this prospectus.

Redemption of investments during the six months ended June 30, 2012 totaled $4,975,000 and consisted of redemptions of our certificates of deposit and U.S. Treasury notes purchased in the prior year. We also received cash during the six months ended June 30, 2012 from the partial repayment of a note receivable issued to an employee.

Cash provided by (used in) investing activities for the years ended December 31, 2012 and 2011 were $6,310,109 and ($7,169,331), respectively.  Cash used in investing activities included purchases of property and equipment totaling $137,978 and $540,591 during the years ended December 31, 2012 and 2011, respectively.  These purchases consisted primarily of computers and servers during the year ended December 31, 2012, and leasehold improvements during the year ended December 31, 2011.  We continue to invest in technology hardware and software to support our growth.  Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and software development.

Redemption of investments during the year ended December 31, 2012 totaled $6,475,000, consisting of redemptions of our certificates of deposit and U.S. Treasury notes purchased in the prior year.  During the year ended December 31, 2012, we issued a new note receivable in the amount of $34,248 to an employee and accrued additional interest of $3,985 on the outstanding notes, which were offset by $11,320 in cash received through the partial repayment of two notes receivable.

Financing Activities

There was no cash provided by financing activities for the six months ended June 30, 2013 and 2012.

Cash provided by financing activities for the years ended December 31, 2012 and 2011 was $50,850 and $8,003,825, respectively.  Cash provided by financing activities for the year ended December 31, 2012 consists of proceeds from the exercise of employee stock options during the year.  Cash provided by financing activities for the year ended December 31, 2011 consists of proceeds from the issuance of common stock and warrants in January 2011, net of offering expenses.

Off-Balance Sheet Arrangements

As of June 30, 2013 and December 31, 2012, we did not have any off-balance sheet arrangements.

Contractual Obligations and Commitments

On May 23, 2011, we executed a 46-month non-cancelable operating lease for our new corporate office space.  The lease began on June 1, 2011 and expires on March 30, 2015.  Total base rent due during the term of the lease is $973,595.  Monthly rent escalates during the term, but is recorded on a straight-line basis over the term of the lease.  We can terminate the final five months of the lease with eight months prior notice and the payment of unamortized costs.  Rent expense under this lease for the years ended December 31, 2012 and 2011 was $253,982 and $84,661, respectively.

During 2012, we entered into three separate two-year lease agreements with the Hewlett Packard Financial Services Company (“HP”) for equipment and certain financed items.  Monthly rent expense is $8,649 until January 2014, and then $6,584 per month until September 2014.  Rent expense under the HP leases totaled $42,468 for the year ended December 31, 2012.

At December 31, 2012, future minimum payments under non-cancelable operating leases are as follows:

Year	Amount

2013	$388,128
2014	352,769
2015	74,373
2016	-
2017 and thereafter	-
Total	$815,270

During the six months ended June 30, 2013, there were no material changes to these contractual obligations and commitments.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements that have been prepared in accordance with GAAP.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Significant estimates relied upon in preparing these financial statements include the provision for future credit card chargebacks and refunds on subscription revenue, estimates used to determine the fair value of our common stock, stock options, non-cash capital stock issuances, stock-based compensation and common stock warrants, collectability of our accounts receivable and the valuation allowance on deferred tax assets.  Management evaluates these estimates on an ongoing basis.  Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates. Our critical accounting policies and estimates are included in Note 2 to our annual consolidated financial statements in this prospectus and in Note 2 to our consolidated financial statements for the six months ended June 30, 2013 in this prospectus, and are hereby incorporated by reference herein.

Recently Adopted Accounting Pronouncement

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued revised authoritative guidance (Accounting Standards Update (“ASU”) No. 2011-04) covering fair value measurements and disclosures.  The amended guidance include provisions for (1) the application of concepts of "highest and best use" and "valuation premises", (2) an option to measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in stockholders' equity.  The revised guidance is effective for interim and annual periods beginning after December 15, 2011.  The Company adopted this revised authoritative guidance prospectively for new or materially modified arrangements beginning January 1, 2012.  The adoption of this revised authoritative guidance update did not have a significant impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. The revised guidance is effective for interim and annual periods within those years, beginning after December 15, 2013. The adoption of this update is not expected to have a material impact on the Company’s consolidated financial statements.

DESCRIPTION OF BUSINESS

General

We are an Internet company providing services in the expanding social dating market.  We own and operate a social dating software application under our AYI brand (formerly known as AreYouInterested.com) that can be accessed on Facebook®, mobile devices such as iPhone® and Android®, and a stand-alone website.  Our application is fully integrated across these gateways and incorporates the Facebook Connect® integration tool, which enables users to easily “connect” their Facebook profile to our website.  Since August 2007, AYI has been one of the leading dating applications on Facebook based on the publicly reported number of DAUs and MAUs.

As of October 22, 2013, we had more than 2.5 million MAUs of AYI across all of our platforms.  We primarily generate revenue from subscription fees and, as of October 22, 2013, we had approximately 77,000 active subscribers.  The number of our DAUs and MAUs, which includes non-paying users and paying subscribers, varies greatly on a daily and monthly basis, and is greater than the number of our active subscribers for any same measurement period.

We believe that our extensive user base, which includes more than 25 million Facebook connected users and more than 2.5 billion pieces of structured interest data, allows us to create a favorable experience for users looking to meet people with mutual friends or similar interests.

Snap Interactive, Inc. was incorporated under the laws of the State of Delaware on July 19, 2005. Our principal executive office is located at 462 7th Avenue, 4th Floor, New York, New York 10018.  Our telephone number is (212) 967-5120.

Our Application

We have developed and published AYI, a social dating application that can be accessed on Facebook, mobile devices such as iPhone and Android and a stand-alone website. Based on the publicly reported number of DAUs and MAUs, AYI is one of the leading social dating applications on Facebook and it attracts a demographically and geographically diverse user base.

We have integrated AYI with Facebook so that the application imports information from a user’s Facebook profile (with the user's permission), including the user’s photos, friends and interest data.  Using this information, AYI has designed features around mutual friends and interests that improve the online dating experience and more closely mirror the way singles traditionally meet offline. AYI’s feature set is continually updated with new features to increase user engagement, make users more social and to increase the number of users that are converted to paying subscribers.

The majority of users have Facebook connected profiles, which allows them to easily import photos, likes and interests from their Facebook profiles to create a personal profile on AYI in a few clicks. For users with Facebook connected profiles, their AYI profiles are updated in real time as they add interests on Facebook.  Users can also join AYI without a Facebook connected profile, by creating a personal profile that is connected to their email address.  Once a profile has been created, AYI users are able to search for potential matches, including other singles with mutual friends or similar interests.

AYI’s easy-to-use “browse” function allows users to view profiles of other users and indicate if they are “interested” in a user by either clicking on a “yes” or “skip” button above the picture of that user or by sending a message when viewing that user’s profile.  Users are notified when another user has clicked “yes” on their profile or if they have received a message from another user. AYI’s “friends of friends” function allows users to search for other users that have mutual friends and its advanced search function allows users to view profiles of other users with mutual friends or similar interests.

AYI operates on a “freemium” model, where certain application features are free to all users and other features are only available to paid subscribers. All users are allowed to send create a profile, browse, search and view other user’s profiles, send instant messages and send an initial message to any user.  Unlimited messaging and other premium features require a paid subscription. For additional information regarding these different feature sets, please see the graphic below.

Application Development

Our application development processes are designed to enable us to rapidly and cost effectively develop our application to meet the expectations and preferences of users and the requirements of the third party platforms on which we offer our application.  These processes include a sophisticated A/B testing framework that allows us to run a significant number of statistically relevant tests on AYI at any given time.  We can test new features, new functionality, design changes, changes to our proprietary algorithms, etc. and compare the results to control groups to see if they improve the conversion of users into paying subscribers.  We have also integrated Splunk into our data analytics and application development processes to provide a real-time granular analysis of user behavior and an ability to “lock-in” features that outperform their relevant control groups.

The majority of our logins occur through third party platforms.  We believe we provide value to these third party platforms by (i) creating and maintaining user engagement on, and integrating with, the platforms, (ii) driving traffic to the platforms to generate advertising revenue for such platforms, including through the placement of advertisements on our application, and (iii) directly purchasing advertising from the platforms.

While the majority of our users continue to access the application through the Facebook platform, we have seen significant increases in activity across our mobile platforms during 2013. For example, in August 2013, approximately 28% of logins to AYI were made through a mobile device as compared to 16% of logins to AYI being made through a mobile device in February 2013.  We plan to continue to develop and support AYI on Facebook, iPhone, Android, web and mobile web.

With our network of more than 2.5 million MAUs of AYI across all of our platforms as of October 22, 2013, along with the vast amount of data that we have accumulated for several years across multiple platforms, we believe that leveraging this user base and data therefrom in conjunction with Facebook platform's real-time application programming interface allows us to create a one-of-a-kind experience for users looking to meet people with mutual friends or similar interests.

Marketing Strategy

Our initial user base for the AYI brand was cultivated primarily through Facebook’s viral channels.  Our current marketing activities aim to raise awareness of the AYI brand and attract subscribers by promoting the unique content and quality of our application and services.  We primarily advertise through Internet and mobile advertising and run hundreds of user acquisition campaigns at any given time, targeting various classifications of users. We have two full-time media buyers and in-house tools to track and measure the success of our advertising campaigns.  We expect to increase our advertising and marketing expenditures during the remainder of 2013 with a focus on campaigns that we believe will produce a positive return over the lifetime of new users.

Payment Options

Our users have a variety of methods by which to purchase subscriptions to AYI.  Users can pay by credit card, electronic check, PayPal, Fortumo, or as an In-App purchase through Apple Inc.’s iPhone App Store.  Pursuant to Apple Inc.’s terms of service, Apple Inc. retains 30% of the revenue that is generated from sales on our iPhone application through In-App purchases in the United States.  Regardless of which payment method is utilized, users may access AYI through any of the gateways we offer.

Competition

We face substantial competition from online dating websites such as eHarmony.com, POF.com, Match.com or other IAC/InterActiveCorp. properties, as well as Facebook application providers in the online dating space such as Zoosk, Badoo, Cupid, MeetMe and Twoo.  We believe that users often utilize multiple dating websites or applications, and the use of one dating website or application is not necessarily to the exclusion of others.

Achieving a critical mass of subscribers is crucial for online dating websites and online dating applications.  As a result of our user base, we believe we are well-positioned to continue as a leader in social dating.  We believe that our user base also allows us to compete favorably in the marketplace with future applications that we may offer.  Additionally, we seek to offer applications and services that are unique in the industry, superior in quality, and more appealing than those of our competitors. Additionally, we believe that we have the tools and certain inherent efficiencies to attract new users through Facebook at a lower cost per subscriber than certain of our traditional online dating competitors.  We also believe that the industry offers substantial room for growth as social networking application platforms and mobile platforms continue to expand and as the Internet becomes more of a socially-acceptable method for finding a mate.

Patent and Trademarks

To establish and protect our proprietary rights, we rely on a combination of trademarks, copyrights, trade secrets, license agreements, patent applications, confidentiality agreements and other contractual rights. We have two registered trademarks in the United States for “Snap Interactive”; three registered trademarks for “Are You Interested?” and variations thereof in the United States, including several pending applications and registrations in other countries; a registered trademark for a question-mark-heart logo in the United States and a pending application for “ayi” in the United States.  We are also pursuing patents related to certain feature sets on the AYI brand currently under development.

Discontinued Application

We periodically evaluate applications and websites that we create for their strategic fit within our business plan and operations.  In February 2012, we announced the strategic decision to indefinitely suspend application and development of the WhoIsNear.com application. WhoIsNear.com was a location-based service that enabled users to easily access their online social graph, including the network of friends and contacts created on the Facebook platform.

Governmental Regulations

We are subject to a number of U.S. federal and state laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and being litigated in the courts and could be interpreted in ways that could harm our business.  These laws and regulations may involve user privacy, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online payment services.  In particular, we are subject to federal and state laws regarding privacy and protection of user data, which are constantly evolving and can be subject to significant change.  We are also subject to diverse and evolving laws and regulations in other countries in which we operate. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly-evolving industry in which we operate.  Because our dating application is accessible worldwide and used by residents of some foreign countries, foreign jurisdictions may claim that we must comply with foreign laws, even in jurisdictions in which we have no local business entity, employees or infrastructure.

We are also subject to federal laws and regulations regarding content, privacy and the protection of user data, including The Communications Decency Act of 1996, as amended (“The Communications Decency Act”), The Children’s Online Privacy Protection Act of 1998, as amended, The Digital Millennium Copyright Act, The Electronic Communications Privacy Act of 1986, as amended, the USA PATRIOT Act of 2001, and the Controlling the Assault of Non-Solicited Pornography And Marketing (“CAN-SPAM”) Act of 2003, among others.  The Digital Millennium Copyright Act limits our liability as an online service provider for linking to or hosting third-party content that infringes copyrights.  The Communications Decency Act provides statutory protections to online service providers like us who distribute third-party content.  The Children’s Online Privacy Protection Act restricts the ability of online service providers to collect personal information from children under 13.  Congress, the Federal Trade Commission (“FTC”) and many states have promulgated laws and regulations regarding email advertising, including the CAN-SPAM Act.  Any changes in these laws or judicial interpretations narrowing the protections of these laws may subject us to increased risk, increased costs of compliance, and limits on the operation of certain parts of our business.

Growing public concern about privacy and the use of personal information may subject us to increased regulatory scrutiny.  The FTC has, over the last few years, begun investigating companies that have used personally identifiable information in a deceptive or unfair manner or in violation of a posted privacy policy. If we are accused of violating the terms of our privacy policy, we may be forced to expend significant financial and managerial resources to defend against an FTC enforcement action.  Our membership database holds the personal information of our members and subscribers residing in the United States and other countries, and we could be sued by those members if any of the information is misappropriated.  Further, Connecticut, New York, Florida, Texas and New Jersey each have enacted legislation requiring us to display safety warnings and disclosures to users that we do not conduct background checks.

In addition, many states have passed laws requiring notification to users when there is a security breach for personal data resulting in unauthorized disclosure, such as California’s Information Practices Act.  Nevada has enacted a law prohibiting businesses from transferring a customer’s personal information through an electronic transmission, unless that information is encrypted. Massachusetts has adopted regulations that require businesses to encrypt personal data sent over the Internet.  In addition, the Massachusetts law also requires encryption of data on laptops, flash drives, and other portable devices.  Both of these laws purport to apply to anyone who owns, stores, or maintains personal information about those states’ residents.  Other states are considering enacting similar legislation.  The costs of compliance with these state laws may increase in the future as a result of changes in interpretation.  Any failure by us to adequately protect our users’ privacy and data could result in loss of user confidence in our application and services and ultimately in a loss of subscribers, which could adversely affect our business.

There are a number of legislative proposals pending before the U.S. Congress and various state legislative bodies concerning data protection that could, if adopted, have an adverse effect on our business. We are unable to determine if and when such legislation may be adopted.  Many jurisdictions, including the European Union, have adopted breach notification and other data protection notification laws designed to prevent unauthorized disclosure of personally identifiable information.  The interpretation and application of data protection laws in the United States, Europe and elsewhere are still uncertain and in flux.  It is possible that these laws may be interpreted and enforced in a manner that is inconsistent with our current data practices.

While online personals services are not currently required to verify the age or identity of members, or to run criminal background checks, legislation in this area has been proposed over the last few years in Ohio, Texas, California, Michigan, New Jersey, Florida and Virginia.  Companies that provide personals services are not currently subject to the same type of regulation as companies deemed “dating service” providers.  However, if a court holds that we are legally providing “dating services” as defined in the relevant regulations, we may be required to comply with additional state regulations.

In addition, rising concern about the use of social networking technologies for illegal conduct may in the future produce legislation or other governmental action that could require changes to our application or restrict or impose additional costs upon the conduct of our business.  These regulatory and legislative developments, including excessive taxation, may prevent or significantly limit our ability to expand our business.

Employees

As of October 22, 2013, we had 47 employees, all of whom are employed on a full-time basis. We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel.

Properties

Our principal executive office is located at 462 7th Avenue, 4th Floor, New York, NY 10018.  We currently do not own any real property.  We lease approximately 9,000 square feet of office space, and our office rental expense on a monthly basis is approximately $25,000.  The office lease term for our principal executive office runs through March 2015.  Our wholly owned subsidiaries, SNAP Mobile Limited and eTwine Inc., also operate out of our principal executive office.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Director and Executive Officers

The number of members of our Board of Directors may be fixed from time to time by the majority of the entire Board of Directors and currently consists of one director.  Clifford Lerner has been our sole director since his appointment upon the formation of the Company.  Each director that is elected at a future annual meeting of stockholders, and each director that is elected to fill a vacancy or newly created directorship, shall hold a term of office that expires at the next annual meeting of stockholders and until his successor has been elected and qualified.  Our executive officers are appointed by our Board of Directors and hold office until removed by the Board of Directors.

The following table and text sets forth the name, age and position with respect to our sole director and executive officers as of October 22, 2013:

Name	Age	Position

Clifford Lerner	35	President, Chief Executive Officer and Chairman of the Board of Directors

Jon D. Pedersen, Sr.	42	Chief Financial Officer

CLIFFORD LERNER is our President, Chief Executive Officer and Chairman of our Board of Directors. Mr. Lerner has served as our President and Chief Executive Officer since founding the Company in 2005 and served as our principal financial officer and principal accounting officer from 2005 to October 2011.  He has also served on our Board of Directors since 2005.  Prior to joining us in 2005, Mr. Lerner spent his professional career from 2000 to 2005 at Lehman Brothers Inc. as an Analyst in its Equities division. Mr. Lerner worked as an Analyst in the Product Management Group where his duties included, among other things, coordinating the morning and afternoon equity research calls. Mr. Lerner has a strong knowledge and understanding of the online dating and social dating industry and has managed the development and growth for all of our applications and websites since their inception. Mr. Lerner received a bachelor’s degree in applied economics and business management from Cornell University.

Through his prior service on our Board of Directors and as our Chief Executive Officer, Mr. Lerner possesses knowledge and experience in the online dating and social dating industries that aids him in efficiently and effectively identifying and executing our strategic priorities.

JON D. PEDERSEN, SR. is our Chief Financial Officer.  Mr. Pedersen has served as our Chief Financial Officer since November 2011.   Mr. Pedersen served as Senior Vice President – Controller from September 2008 to August 2011 and Vice President – Assistant Controller from May 2005 to September 2008 at Warner Music Group.  Warner Music Group is a music company with interests in recorded music, music publishing and artist services that was acquired by Access Industries, Inc. in July 2011.  Mr. Pedersen also previously served as Chief Financial Officer, Director and Assistant Director of WestLB Securities Inc., a New York based broker-dealer and subsidiary of WestLB AG from July 2000 to May 2005, and as Director from April 2003 to May 2005 and as Assistant Director from July 2000 to April 2003.  Mr. Pedersen also previously served as Vice President for Global Management Reporting and Associate – Fixed Income Derivatives at Goldman, Sachs & Co. from April 2000 to July 2000 and July 1998 to April 2000, respectively.  Prior to July 1998, Mr. Pedersen served as a Senior Financial Analyst and Senior Accountant at Price Waterhouse LLP in Stamford, Connecticut.   Mr. Pedersen holds a master’s degree in business administration from Columbia Business School and a bachelor’s degree in business administration with an emphasis in accounting from the University of Connecticut.

Director Compensation

Our directors are permitted to receive fixed fees and other compensation for their services as directors. Our Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, Mr. Lerner in his capacity as a director. We currently do not have an established policy to provide compensation to members of our Board of Directors for services rendered in that capacity.

Director Independence

The Board of Directors has adopted the definition of independence under the rules of The Nasdaq Stock Market.  In making its annual review on director independence, the Board of Directors considered the transactions and relationships between our sole director and any member of his family and us. Based upon these standards and the review and consideration of the information and the transactions and relationships discussed below, our Board of Directors determined that Clifford Lerner is not independent.

We intend to appoint three independent directors by June 2014 in connection with forming an independent audit committee of the Board of Directors.

EXECUTIVE COMPENSATION

Executive Compensation

Overview

The compensation program for our two executive officers, as presented in the Summary Compensation Table below, is administered by the Board of Directors, which consists of Mr. Lerner, our President and Chief Executive Officer.  The intent of the compensation program is to align the executive’s interests with that of our stockholders, while providing reasonable and competitive compensation.  The compensation of Mr. Lerner, our President and Chief Executive Officer and Mr. Pedersen, our Chief Financial Officer, consists of salary, an annual discretionary incentive bonus, and equity.  In 2012, our Chief Executive Officer also received supplementary health benefits, a monthly membership for a health and fitness facility, as well as a complete annual physical in addition to the benefits received by all salaried employees.

In 2013, we asked Board Advisory, LLC, an independent executive compensation consulting firm, to review the executive compensation provided to the executive officers and determine what actions, if any, were appropriate regarding future executive compensation arrangements.  In developing their assessment, the consultant considered pay practices of publicly-listed Internet technology-based companies with similar market capitalization as ours. The consultant also considered cash and equity compensation received by the executive officers in prior years.

As a result of its analysis, Board Advisory, LLC concluded that the existing pay practices resulted in executive officer compensation levels that were below those of comparably sized technology based companies, with such practices generally falling within the first quartile of comparable companies (e.g. , between the 1st and the 25th percentiles).  Based on the recommendation of the consultant, the Board decided to take steps in 2013 resulting in more competitive pay opportunities for the executive officers.  Without establishing any specific pay percentile target and in light of the Chief Executive Officer’s current ownership level, the Board determined that target compensation for the Chief Executive Officer should generally remain below the median of comparably sized technology-based companies.  With respect to the Chief Financial Officer, the Board determined to generally provide target compensation that is within a range generally associated with the third quartile of comparable companies (e.g. , between the 50th and the 75th percentile).  As a result of the analysis and recommendations, the Board approved changes for 2013 compensation as described below under “Compensation of Named Executive Officers”.

Compensation of Named Executive Officers

During 2012, we continued to implement our business strategy by redesigning AYI to focus on interest-based matching. We officially launched the redesigned AYI in August 2012.  In general, we achieved our internal business objectives and goals in 2012, including among others, the launch of the redesigned AYI.  The following discussion summarizes in more detail the executive compensation paid to or earned by our named executive officers in 2012.

Salary.  During 2012, Mr. Lerner’s base salary was increased to $285,000, effective February 1, 2012.  Mr. Pedersen’s base salary was unchanged from 2011.  Based on the consultant’s recommendation, the Board approved an increase in the base salary level of Mr. Pedersen for 2013, setting his new base salary at $275,000.  Mr. Lerner’s base salary for 2013 will remain unchanged from 2012.

Cash Bonuses.  We paid Mr. Lerner a discretionary bonus of $200,000 for 2011, and a discretionary bonus of $50,000 bonus for 2012. The decrease in discretionary bonuses paid to Mr. Lerner reflects our financial and results of operations for the last six months of 2012.  Mr. Pedersen was paid a bonus of $100,000 in 2012 based on a commitment made at the time of his hiring in 2011.  There is no specific payout commitment for Mr. Pedersen in 2013.  For 2013, consistent with the recommendations of the consultant, the Board intends to set Mr. Lerner’s target annual cash bonus at $145,000, and to increase Mr. Pedersen’s target annual cash bonus to $125,000, provided that, if our cash reserves do not equal at least $3,000,000 at the time the bonus is to be paid, then the Board may, in its discretion, decide to payout less than the target bonus amounts. The bonus for 2013 is discretionary and will not be driven by any specific formula related to our performance.  However, failure to achieve business plan targets may result in the Board deciding to withhold the payout.

Equity Awards.  We have periodically granted awards of equity in the form of stock options and restricted stock. We did not grant any equity awards to executive officers in 2012.

During his seven previous years of employment with us, Mr. Lerner only received one equity grant, an option granted in December of 2006 to purchase 4,500,000 shares of common stock.  However, Mr. Lerner allowed this option to expire.  In December 2011, we granted Mr. Lerner a restricted stock award of 4,250,000 shares.  These restricted shares do not vest until the earlier of the tenth anniversary of the date of grant or upon a change in control.  In April 2013, we awarded 5,000,000 shares of restricted stock to Mr. Lerner.  The restricted stock will vest 50% on each of the third and fourth anniversaries of the date of grant.  The value of these equity awards, in combination with historical and target future cash compensation, puts Mr. Lerner’s total compensation at about the 25th percentile of comparable companies.

In April 2013, we awarded Mr. Pedersen 480,000 shares of restricted stock as well as an option to purchase 700,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, April 10, 2013.  The restricted stock will vest 50% on each of the third and fourth anniversaries of the date of grant.  The option award will vest 25% on each of the first four anniversaries of the date of grant. Any unvested shares of restricted stock will vest immediately upon the effective date of a change in control, subject to certain early termination or forfeiture provisions.

Upon the effective date of a change in control, 50% of the unvested shares of common stock underlying Mr. Pedersen’s stock option will vest immediately.  The remaining unvested shares of common stock underlying Mr. Pedersen’s option will vest on the earlier of (a) the original vesting date or (b) equally on the first and second anniversary of the effective date of the change in control (subject to early termination or forfeiture in accordance with the terms of the stock option agreement).  Any vested shares underlying Mr. Pedersen’s option will be forfeited immediately upon violation of any non-compete or non-solicitation agreement between us and Mr. Pedersen.  Upon Mr. Pedersen’s termination of employment without “cause,” his stock option will remain exercisable until the tenth anniversary of the option’s date of grant, to the extent the shares underlying the option are vested.

These equity awards were structured in this manner to align executive’s interests with stockholders, while:

•	maximizing the retention value (without exacerbating potential future tax issues); and

•	minimizing the likelihood that executives might need to sell shares for tax purposes.

Employment Agreements. In 2012, we did not have an employment agreement with Mr. Lerner.  Effective April 9, 2013, we entered into an executive employment agreement with Mr. Lerner.  His executive employment agreement has an initial one-year term and will automatically renew for successive one-year terms unless terminated by either party upon prior written notice. Mr. Lerner is eligible to participate in our benefit plans that are generally provided for all employees.  Mr. Lerner’s employment agreement is subject to a confidentiality covenant, a non-competition covenant and a non-solicitation covenant. The non-competition covenant and non-solicitation covenant each last for one year following the date of termination of employment.

Mr. Lerner’s employment agreement may be terminated by us (i) upon his death or permanent disability, (ii) for “cause” upon prior written notice or (iii) without “cause”. Mr. Lerner may also terminate his executive employment agreement for “good reason” upon the occurrence of certain events.  If employment is terminated for any reason, we will pay Mr. Lerner his earned but unpaid base salary through the date of termination, any accrued but unpaid vacation benefits and any unreimbursed business expenses.  If his employment is terminated without “cause” or for “good reason” other than during the one-year period following a change in control, we will, in addition to the compensation described above, (i) pay a lump sum cash payment equal to (a) the number of full years of his employment with us plus 24 multiplied by (b) his monthly base salary and (ii) for the 12 months following the date of termination, provide health and welfare benefits that are not less favorable to him than the health and welfare benefits to which he was entitled immediately before his termination.  If his employment is terminated without “cause” or for “good reason” during the one-year period following a change in control, we will instead (i) pay a severance benefit equal to 299% of his base salary for the year immediately preceding the change in control and (ii) for 24 months following the date of termination, provide health and welfare benefits that are not less favorable to him than the health and welfare benefits to which he was entitled immediately before the change in control.

In 2012, we were a party to an employment agreement with Mr. Pedersen.  His original executive employment agreement had a two-year term with automatic renewal for successive one-year terms unless terminated by either party upon written notice.  Mr. Pedersen was entitled to an annual base salary of $250,000 and was eligible for an annual incentive bonus of $100,000.  Mr. Pedersen was eligible to participate in our benefit plans that are generally provided for all employees, as well as receive four weeks paid vacation annually.  Mr. Pedersen’s original agreement was subject to a confidentiality covenant, a non-competition covenant, a non-solicitation covenant and a trading restrictions covenant. If we terminated his employment without “cause” prior to or after one year following a change of control, we would pay an amount equal to (i) one month base salary, payable in a lump sum, if such termination occurred after thirty (30) days of employment but before six (6) months of employment, (ii) three months base salary, payable in three equal monthly installments, if such termination occurred on or after six (6) months of employment but before twelve (12) months of employment or (iii) six months base salary, payable in six equal monthly installments, if such termination occurred on or after twelve (12) months of employment. If employment was terminated for any reason, we would pay Mr. Pedersen his earned but unpaid base salary through the date of termination, any unreimbursed business expenses and any amounts to which he was entitled under our benefit plans.

Effective April 9, 2013, we amended and restated Mr. Pedersen’s executive employment agreement.  His amended and restated executive employment agreement has an initial one-year term and will automatically renew for successive one-year terms unless terminated by either party upon prior written notice.  Pursuant to the amended and restated executive employment agreement, Mr. Pedersen is entitled to an annual base salary of $275,000, effective as of January 1, 2013, and is eligible for an annual incentive bonus of $125,000. Mr. Pedersen is eligible to participate in our benefit plans that are generally provided for all employees, as well as receive four weeks paid vacation annually.  Mr. Pedersen’s amended and restated executive employment agreement is subject to a confidentiality covenant, a non-competition covenant and a non-solicitation covenant. The non-competition covenant and non-solicitation covenant each last for one year following the date of termination of employment.  Mr. Pedersen’s executive employment agreement also contains a trading restrictions covenant, which includes a one-year lock up period following the date the option was granted.

Mr. Pedersen’s executive employment agreement may be terminated by us (i) upon his death or permanent disability, (ii) for “cause” upon prior written notice or (iii) without “cause”. Mr. Pedersen may also terminate his executive employment agreement at any time upon prior written notice to us.  If employment is terminated for any reason, we will pay Mr. Pedersen his earned but unpaid base salary through the date of termination, any unreimbursed business expenses and any amounts to which he is entitled under the our benefit plans. If we terminate his employment without “cause” after the first thirty (30) days of employment and either (i) prior to a change in control or (ii) after the one-year period following a change in control, we will also pay an amount equal to six months of base salary, payable in six equal monthly installments.  If we terminate his employment without “cause” during the one-year period following a change in control, we will instead pay a severance benefit equal to one times his annual base salary as in effect on the date of the change in control.

Summary Compensation Table

The following table sets forth information regarding the total compensation received by, or earned by, our President and Chief Executive Officer as of December 31, 2012, Clifford Lerner, and our Chief Financial Officer as of December 31, 2012, Jon D. Pedersen, Sr. (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Clifford Lerner	2012	$282,333	$50,000		-	-	-	-	-	$332,333
President and Chief Executive Officer	2011	$246,667	$200,000	(4)	2,762,500	-	-	-	-	$3,209,167

Jon D. Pedersen, Sr.	2012	$250,000	$100,000		-	-	-	-	-	$350,000
Chief Financial Officer	2011	$44,508	$25,000	(4)	-	$389,390	-	-	-	$458,898

(1)	Mr. Lerner’s base salary was increased from $250,000 per annum to $285,000 per annum, effective February 1, 2012.

(2)	Represents the grant date fair value of restricted stock awards calculated in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”).
(3)	Represents the amount recognized for financial statement reporting purposes in accordance with ASC 718.
(4)	For each named executive officer in 2011, represents a bonus earned during 2011 but paid in February 2012.

Narrative Disclosure Regarding Summary Compensation Table

President and Chief Executive Officer.  For 2012, Clifford Lerner received annual compensation of $282,333 as well as a year-end cash bonus of $50,000. For 2011, Mr. Lerner received annual compensation of $246,667 as well as a year-end cash bonus of $200,000. For 2012, Mr. Lerner also received health benefits, a monthly membership for a health and fitness facility as well as a complete annual physical. We previously entered into an employment agreement with Mr. Lerner that expired in accordance with its terms on December 1, 2008, and was not subsequently extended. We also agreed to indemnify Mr. Lerner against any action or suit brought against him as a result of the performance of his job duties.

Pursuant to the prior employment agreement, we previously granted Mr. Lerner a stock option to purchase 4,500,000 shares of our common stock in December 2006. The option expired in January 2012.  In December 2011, our Board of Directors, after review by our Chief Financial Officer, awarded Mr. Lerner 4,250,000 shares of restricted common stock as compensation for serving as our President and Chief Executive Officer.  For additional information concerning the vesting and conditions of this restricted stock award, see “— Outstanding Equity Awards at Fiscal Year End Table.”

We entered into an executive employment agreement with Clifford Lerner on April 9, 2013.  For additional information concerning this employment agreement, see “— Executive Compensation — Compensation of Named Executive Officers—Employment Agreements.”

Chief Financial Officer. For 2012, Jon Pedersen received annual compensation for $250,000 as well as a year-end cash bonus of $100,000.  For 2011, Mr. Pedersen received annual compensation of $44,508 as well as a year-end cash bonus of $25,000.  We previously entered into an employment agreement with Mr. Pedersen in October 2011.  Under the agreement, Mr. Pedersen was entitled to an annual base salary of $250,000 and was eligible for an annual incentive bonus of $100,000.  Pursuant to the agreement, we granted Mr. Pedersen a stock option to purchase 100,000 shares of common stock, a stock option to purchase 478,609 shares of common stock and a stock option to purchase 21,391 shares of common stock. For additional information concerning the vesting and conditions of these stock options, see “— Outstanding Equity Awards at Fiscal Year End Table.”    Mr. Pedersen is eligible to participate in our benefit plans that are generally provided for all employees.

We entered into an amended and restated executive employment agreement with Mr. Pedersen on April 9, 2013.  For additional information concerning the employment agreement, see “— Executive Compensation  — Compensation of Named Executive Officers—Employment Agreements.”

Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes the total outstanding equity awards as of December 31, 2012 for each named executive officer.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clifford Lerner	12/14/2011	(1)	--	--	--	--	--	4,250,000	$5,312,500	--	--

Jon D. Pedersen, Sr.	10/27/2011	(2)	100,000	--	--	$0.651	10/27/2021	--	--	--	--
	10/27/2011	(3)	103,609	375,000	--	$0.651	10/27/2021	--	--	--	--
	10/27/2011	(4)	21,391	--	--	$0.651	10/27/2021	--	--	--	--

(1)	Vests on the tenth anniversary of the date of grant or, if earlier, upon the occurrence of a change in control of the Company.

(2)	Vested one-half upon the date of grant and vests in full upon the six-month anniversary of the date of grant.

(3)
Vests in four annual installments, consisting of 103,609 shares of common stock on the first anniversary of the date of grant and 125,000 shares of common stock on the second, third and fourth anniversaries of the date of grant.

(4)	Vests in full upon the first anniversary of the date of grant.

(5)	The market value of each share of common stock is calculated based upon the closing price of our common stock on the OTCQB as of December 30, 2012, which was $1.25 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth as of October 22, 2013 certain information regarding the beneficial ownership of shares of our common stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board of Directors, each director nominee and each of our named executive officers; and (iii) all of our directors and executive officers as a group (2 persons). Clifford Lerner, our President, Chief Executive Officer and sole director and Jon D. Pedersen, Sr., our Chief Financial Officer, are currently our only executive officers. Except as otherwise indicated, all common stock is owned directly and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Snap Interactive, Inc., 462 7th Avenue, 4th Floor, New York, NY 10018. The applicable percentage ownership is based on 38,932,826 shares of our common stock issued and outstanding as of October 22, 2013, and           shares of our common stock issued after the completion of this offering.

	Beneficial Ownership Prior to the Offering (1)			Beneficial Ownership After the Offering (1)
Name of Beneficial Owner	Number		Percentage	Number	Percentage
Directors and Officers
Clifford Lerner	30,250,000	(2)	62.8%
Jon D. Pedersen, Sr.	830,000	(3)	2.1%
Officers and Directors as a Group (2 persons)	31,080,000	(4)	63.4%

Certain 5% Beneficial Owners
Darrell Lerner	3,212,157	(5)	8.3%
Manulife Financial Corporation	2,000,000	(6)	5.1%

*	Less than 1%.

(1)
For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares of common stock that such person has the right to acquire within 60 days of October 22, 2013, including through the exercise of stock options or warrants.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any stock that such person or persons has the right to acquire within 60 days of October 22, 2013 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 9,250,000 shares of restricted stock granted to Mr. Clifford Lerner, with 2,500,000 of such shares vesting on April 10, 2016, 2,500,000 of such shares vesting on April 10, 2017 and 4,250,000 of such shares vesting on December 16, 2021. Pursuant to the terms of his restricted stock grants, he has the right to vote the stock but may only dispose of the stock after it vests or, if earlier, upon our change in control.

(3)
Includes (i) 350,000 shares of common stock subject to stock options granted to Mr. Pedersen and (ii) 480,000 shares of restricted stock granted to Mr. Pedersen, with 240,000 of such restricted shares vesting on April 10, 2016 and 240,000 of such shares vesting on April 10, 2017. Pursuant to the terms of his restricted stock grant, he has the right to vote the stock but may only dispose of the stock after it vests or, if earlier, upon our change in control.

(4)	Reflects the information in footnotes (2) and (3) above.

(5)
Includes 1,075,000 shares of restricted stock granted to Mr. Darrell Lerner.  Pursuant to the terms of his restricted stock awards, he has the right to vote the stock but may only dispose of the stock after it vests.  Each of the restricted stock awards vests upon the earlier of (i) the tenth anniversary of the date of grant, (ii) a change in control, or (iii) on the date of termination of service without cause.  In addition, the restricted stock award for 150,000 shares of common stock will also vest upon Darrell Lerner’s termination of service in connection with a non-renewal of the written employment or consulting agreement between us and Darrell Lerner without “cause”.  Mr. Darrell Lerner’s principal residential address is 141 Great Neck Road, Apt. 2H, Great Neck, New York 11021.

(6)
Based on a Schedule 13G/A filed on February 13, 2013 and information known to us. According to the Schedule 13G/A, Manulife Asset Management (US) LLC (“MAM (US)”) reported that it had beneficial ownership over 2,000,000 shares of common stock and John Hancock Small Cap Intrinsic Value Fund (“JH Small Cap Fund”) reported that it had beneficial ownership over 2,000,000 shares of common stock. MAM (US) is the investment adviser of, and may be deemed to indirectly beneficially own the securities owned by, JH Small Cap Fund.  Manulife Financial Corporation (“MFC”) is the parent corporation of, may be deemed to indirectly beneficially own the securities owned by, MAM (US).  MFC’s principal business address is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

There are no arrangements currently known to us, the operation of which may at a subsequent date result in our change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Darrell Lerner

Darrell Lerner is the brother of Clifford Lerner, our President, Chief Executive Officer and sole director.  He performed a variety of general business, corporate and administrative functions for us from 2007 until his termination of employment on January 31, 2013.  He received a base salary of $219,583, a bonus of $50,000 and other compensation of $2,750 for his services in 2012.

Previous Employment Agreement. On December 1, 2007, we entered into a one-year employment agreement with Darrell Lerner, with the initial term of the employment agreement expiring on December 1, 2008.  Pursuant to the employment agreement, we issued 300,000 shares of common stock and an option to purchase 3,000,000 shares of common stock.  On January 1, 2010, we agreed to issue 300,000 shares to Darrell Lerner in exchange for cancellation of an option to purchase 3,000,000 shares of common stock that was previously issued and expensed on December 1, 2007.  In addition, the employment agreement provided him with annual compensation of $160,000 per year.  The agreement also called for Darrell Lerner to receive health benefits, a transportation allowance, monthly membership for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of us, Darrell Lerner would have received a severance payment equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs. On October 10, 2008, we also issued Darrell Lerner 750,000 shares of common stock.  As of December 31, 2012, the employment agreement was not extended, however the employment relationship had continued under the terms described herein with an increased annual salary of $225,000 effective February 1, 2012.

Cancellation and Award.  On December 28, 2012, we awarded Darrell Lerner 325,000 shares of restricted common stock. The 325,000 shares of restricted common stock are currently voteable by Darrell Lerner and will vest upon the earlier of (i) the tenth anniversary of the date of grant, (ii) a change in control or (iii) on the date of Darrell Lerner’s termination of service without “cause” as such term was defined in the written employment or consulting agreement between us and Darrell Lerner that was in effect on the date of his termination of service, provided that for purposes of subparagraphs (i) and (ii) above, Darrell Lerner must be employed by or providing services to us on the applicable vesting date.  The award of 325,000 shares of common stock was granted to Darrell Lerner in exchange for him entering into an award cancellation and release agreement, effective as of December 28, 2012, pursuant to which a prior award of 300,000 shares of restricted common stock was cancelled and of no further effect as of December 28, 2012 and he agreed to release us from any and all claims in connection with any rights acquired pursuant to the prior restricted stock award.

Amendment to Existing Award.  Effective December 28, 2012, we also entered into an amendment to the restricted stock award agreement related to 600,000 shares of restricted common stock that were previously awarded Darrell Lerner on October 28, 2011.  The amendment modified the vesting terms of the original award agreement to provide that the original award will vest upon the earlier of (i) the tenth anniversary of the date of grant, (ii) a change in control or (iii) on the date of Darrell Lerner’s termination of service without “cause” as such term is defined in the written employment or consulting agreement between us and Darrell Lerner that is in effect on the date of his termination of service, provided that for purposes of subparagraphs (i) and (ii) above, Darrell Lerner must be employed or providing services to us on the applicable vesting date.

Severance Agreement.  On January 31, 2013, we entered into a severance and general release agreement with Darrell Lerner pursuant to which his employment with us was terminated effective as of January 31, 2013.  In connection with his termination, we granted 150,000 restricted shares of common stock to Darrell Lerner that will vest upon the earlier of (i) the tenth anniversary of the grant date, (ii) upon a change in control, (iii) his termination of service without “cause”, or (iv) his termination of service due to our nonrenewal of the consulting agreement without “cause,” provided that for purposes of subparagraphs (i) and (ii) above, Darrell Lerner must be employed by or providing services to us on the applicable vesting date.

In connection with the termination, we also agreed to pay COBRA premiums on an after-tax basis for Darrell Lerner for eighteen months following the termination date.  Under the severance agreement, Mr. Lerner executed a mutual release and waiver where he agreed to a release of claims against us and any of our present or former officers, trustees, directors, stockholders, agents and certain other persons regarding, among other things, claims arising out of (i) his employment with us, (ii) his previous employment agreement with us, including any amendments thereto, and (iii) his separation from employment with us. We also agreed to a mutual release and waiver in which it agreed to a release of similar claims against Darrell Lerner. Under the severance agreement, Mr. Lerner also agreed to a customary covenant not to sue, a nondisclosure and confidentiality covenant, and a non-disparagement covenant related to our operations and services. We also agreed to a mutual covenant not to sue and a non-disparagement covenant.

Consulting Agreement.  On January 31, 2013, we also entered into a consulting agreement with Darrell Lerner, pursuant to which he agreed to serve as our consultant for a three-year period beginning on February 1, 2013 (the “Effective Date”). Pursuant to the consulting agreement, Darrell Lerner agreed to assist and advise us on legal, financial and other matters for which he has knowledge that pertains to us, as we reasonably request.

Pursuant to the consulting agreement, we agreed to pay Darrell Lerner a monthly fee of $25,000 for the initial two year period of the consulting agreement and a monthly fee of $5,000 for every month thereafter. The monthly payments under the consulting agreement were conditioned upon Darrell Lerner’s compliance with a customary confidentiality covenant covering certain information concerning us, a covenant not to compete during the term of the consulting agreement and for a period of one year following the termination of the agreement, a non-solicitation covenant for a period of six months immediately following the later of the termination of the consulting agreement or the end of the term of the consulting agreement, and a non-disparagement covenant .

The consulting agreement is for a three-year period; provided, however, that we may terminate the agreement at any time without notice and may renew the term of the agreement by providing written notice to Darrell Lerner prior to or at the expiration of the term. If we terminate the consulting agreement without “cause” prior to the three-year anniversary of its effective date, we have agreed to (i) pay Darrell Lerner the amount of the monthly fees owed to him for the period from the effective date to the two-year anniversary of the effective date and (ii) take all commercially reasonably actions to cause (A) 325,000 shares of restricted common stock previously granted to him, (B) 600,000 shares of restricted common stock previously granted to him and (iii) 150,000 shares of restricted common stock granted to him in connection with the severance agreement, to be vested as of the date of such termination.

Subscription Agreement.  On January 31, 2013, in connection with Darrell Lerner’s separation from us, we also entered into a subscription agreement with Darrell Lerner and DCL, a corporation that is wholly owned by Darrell Lerner.

Pursuant to this agreement, we purchased 50,000 shares of DCL’s common stock, $0.001 par value per share, for an aggregate purchase price of $50,000 in April 2013.  As a secondary investment, we agreed to purchase 150,000 additional shares of common stock for an aggregate purchase price of $150,000.  The second investment is being paid in six quarterly installments of $25,000 and the first payment was made in July 2013.

Indemnification Arrangements

We have entered into employment agreements with our Chief Executive Officer and our Chief Financial Officer, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Other Transactions

Consulting Agreement. On June 1, 2012, we entered into a two-year consulting agreement with Byron Lerner, the father of Clifford Lerner, to provide consulting services to us related to (i) monitoring revenue and various traffic and engagement statistics for the purpose of proactively uncovering inconsistencies or bugs, as well as (ii) providing strategic advice along with business and financial introductions as requested. During the consulting period, we pay Byron Lerner a monthly consulting fee of $8,000 as well as reimbursement for certain expenses incurred during the performance of the consulting services.

Notes Receivable. At June 30, 2013, we had notes receivable in the aggregate amount of $168,098 due from one current and two former employees.

Policies and Procedures for Approving Related Party Transactions

Our Board of Directors adopted a written Related Party Transactions Policy on April 19, 2012.  Prior to the adoption of the Related Party Transactions Policy, our related party transactions were approved by our Board of Directors.  In accordance with the Related Party Transactions Policy, all Related Party Transactions (as defined herein) must be reported to our Chief Executive Officer and Chief Financial Officer and must be reviewed and approved by our audit committee, if one has been established.  If an audit committee has not been established, Related Party Transactions must be reviewed and approved by all of our independent directors on the Board of Directors.  If an audit committee has not been established and there are not any independent directors on the Board of Directors, Related Party Transactions must be reviewed and approved by the Chief Financial Officer (except with respect to matters in which the Chief Financial Officer would be a Related Party (as defined herein), in which case the Chief Executive Officer shall review and approve the transaction).  In determining whether to approve, recommend or ratify a Related Party Transaction, the reviewing party will take into account, among other factors it deems appropriate, (i) whether the terms of the Related Party Transaction are fair to us, (ii) whether there are business reasons for us to enter into the Related Party Transaction, (iii) whether the Related Party Transaction would impair the independence of an outside director, and (iv) whether the Related Party Transaction would present an improper conflict of interest for any of our directors or executive officers.

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K.  Generally, under Item 404(a) of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last fiscal year, or any currently proposed transaction, involving us or our subsidiaries where the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

A “Related Party” means any of the following: (i) any of our directors or director nominees; (ii) any of our executive officers; (iii) a person known by us to be the beneficial owner of more than 5% of our common stock; or (iv)  an immediate family member of any of the foregoing.

DESCRIPTION OF SECURITIES

The material terms and provisions of our common stock and warrants being issued in this offering are summarized below. The following descriptions are subject to, and qualified in their entirety by reference to, the Certificate of Incorporation, our Amended and Restated By-Laws (the “By-Laws”), form of common stock certificate and form of warrant, each of which will be filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our certificate of incorporation (as amended, the “Certificate of Incorporation”) authorizes us to issue 100,000,000 shares of our common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of October 22, 2013, we had issued:

•	49,737,826 shares of common stock, including shares of restricted common stock that have been issued but remain subject to forfeiture;

•	2,342,500 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $2.50 per share; and

•	4,525,415 shares of common stock issuable upon exercise of outstanding stock options.

Common Stock

Dividend Rights

Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. We never have declared or paid cash dividends on any of our common stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Voting Rights

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors standing for election.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Holders

As of October 22, 2013, there were approximately 25 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms.

Preferred Stock

Our Board of Directors has the authority, within the limitations and restrictions of our Certificate of Incorporation, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights thereof without further action by our stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of us or other corporate action. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. No shares of preferred stock are outstanding, and we do not currently intend to issue any shares of preferred stock.

Warrants

Term. The warrants are exercisable beginning on the date of original issuance and at any time up to the date that is five years after such date.

Adjustments. The exercise price of the warrants, and in some cases the number of shares of common stock issuable upon the exercise of the warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations and similar events affecting our common stock.

Exercise Price. The exercise price of the warrants is $    per whole share of common stock. The exercise price is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, stock issuances, reclassifications or similar events affecting our common stock, as well as the anti-dilution protection described above.

Exercisability. Holders may exercise the warrants beginning on the date of issuance and at any time during the term of the warrant. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below); provided, however, that a holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the warrant or round up to the next whole share.

Cashless Exercise. If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Transferability. Subject to applicable securities laws and the restrictions on transfer set forth in the warrant, the warrant may be transferred, in whole or in part, at the option of the holder upon surrender of the warrant to us together with the appropriate executed instruments of transfer.

Authorized Shares. During the period the warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares of common stock that are issuable upon the exercise of the warrants.

Exchange Listing. We do not plan on making an application to list the warrants on any securities exchange or other trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants, including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our common stock, reorganization or recapitalization, then upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction in which the amount of the alternate consideration is less than the exercise price of the warrant, then we or any successor entity shall pay at the holder’s option, exercisable at any time concurrently with or within ninety (90) days after the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model, subject to certain limitations.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Any term of the warrants issued in the offering may be amended or waived with our written consent and the written consent of the holder of the warrant.

Investor Warrants

In January 2011, we issued 15 warrants to certain accredited investors to purchase an aggregate of 2,125,000 shares of common stock (the “Investor Warrants”). Of these Investor Warrants, 13 warrants to purchase an aggregate of 2,087,500 shares of common stock were outstanding as of October 22, 2013. The Investor Warrants are exercisable until January 19, 2016 at an exercise price of $2.50 per share. The number of shares of common stock to be received upon the exercise of the Investor Warrants and the exercise price of the Investor Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after January 19, 2011. The holders of the Investor Warrants are entitled to registration rights with respect to the shares issuable upon exercise as described under the caption “Registration Rights”.

Placement Agent Warrants

Rodman & Renshaw LLC acted as our exclusive placement agent in connection with the private placement that closed on January 19, 2011. For the their services in connection with the offering, (1) we paid a cash placement fee equal to 6% of the aggregate purchase price paid by investors that were placed securities in the offering, and we agreed to pay a cash fee equal to 6% of the aggregate cash exercise price to be received by us upon the exercise of the Investor Warrants, payable only in the event of our receipt of any proceeds of such cash exercise, and (2) we issued three (3) warrants to Rodman & Renshaw LLC, Noam Rubinstein and Craig Schwabe to purchase an aggregate of 255,000 shares of our common (the “Placement Warrants”) with the same terms, including the same exercise price, as the Investor Warrants. (Mr. Rubinstein and Mr. Schwabe are now employed by H.C. Wainwright & Co., LLC, the placement agent for this offering.) The number of shares of common stock to be received upon the exercise of the Placement Warrants and the exercise price of the Placement Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after January 19, 2011.

Registration Rights

Certain holders of our common stock and warrants are entitled to registration rights with respect to their shares under the Securities Act. These registration rights are set forth in our Registration Rights Agreement, dated as of January 12, 2011 (the “Registration Rights Agreement”), pursuant to which we agreed to register with the SEC the resale of (1) 100% of the shares of common stock issued in our January 2011 private placement, (2) all shares issuable upon exercise of the Investor Warrants and (3) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (the “Registrable Securities”). We agreed to keep the registration statement pursuant to which we registered the Registrable Securities effective under the Securities Act until all Registrable Securities covered by such registration statement have been sold, thereunder or pursuant to Rule 144, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement that we be in compliance with the current public information requirement under Rule 144. In the event that we do not maintain the effectiveness of the registration statement during that time frame, we are required to pay liquidated damages to the holders of Registrable Securities in an amount equal to (1) the product of (A) 1.5% multiplied by (B) the quotient of (i) the holder’s Registrable Securities that are not covered by an effective registration statement divided by (ii) the total number of such holder’s Registrable Securities multiplied by and (2) the aggregate purchase price paid by the holder under the purchase agreement.

The registration statement required as described above was orginally filed on February 11, 2011, declared effective on April 8, 2011 and remains in effect.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws

Section 203 of the Delaware General Corporation Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with an interested stockholder for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the corporation’s Board of Directors prior to the date the interested stockholder became an interested stockholder;

•
upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or subsequent to such date the business combination is approved by the corporation’s Board of Directors and authorized at an annual or special meeting of the corporation’s stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, previously owned 15% or more of a corporation’s outstanding voting stock. The statute could prohibit or delay mergers, takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and By-Laws

So long as Clifford Lerner maintains a majority of the voting power of our common stock, he will control all matters submitted to our stockholders for a vote, as well as our overall management and direction, which may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

After such time that Mr. Lerner does not maintain a majority of the voting power of our common stock, the provisions of Delaware law, our Certificate of Incorporation and By-Laws may have the effect of delaying, deferring or discouraging another person from acquiring control of us. Our Certificate of Incorporation and By-Laws provide the following defensive measures:

•	our stockholders do not have cumulative voting rights and, therefore, a plurality of the votes cast in any election of directors will be able to elect all of our directors;

•	our Board of Directors may issue shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	only our Board of Directors may fill vacancies created by expansion of our board or the resignation or removal of a director;

•	our stockholders must comply with advance notice provisions in our By-Laws to bring business before or nominate directors for election at a stockholder meeting; and

•
a majority stockholder vote is required for the alteration, amendment or repeal of the foregoing provisions of our By-Laws by stockholders, and our Board of Directors may amend the By-Laws by the holders of a majority of our shares of common stock that are outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences to a non-U.S. holder of the acquisition, ownership and disposition of our common stock and warrants. For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock and warrants, other than a partnership (or entity treated as a partnership for  U.S. federal income tax purposes), that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock and warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and warrants and partners in such partnerships to consult their own tax advisors regarding the tax treatment of acquiring and holding our common stock and warrants.

This discussion assumes that a non-U.S. holder will hold our common stock and warrants as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, and investors that hold our common stock or warrants as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock and warrants.

Allocation of Purchase Price

A non-U.S holder’s aggregate tax basis for its common stock and warrants should be allocated among such common stock and warrants in proportion to their relative fair market values at the time of acquisition.

Dividends on Common Stock

If we pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its common stock, but not below zero, and then will be treated as gain from the sale of the common stock (see “— Gain on Disposition of Common Stock”).

Any dividend paid out of earnings and profits to a non-U.S. holder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder generally must provide us with an Internal Revenue Service (“IRS”) Form W-8BEN certifying qualification for the reduced rate.  A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Notwithstanding the foregoing, dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder will be exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. tax rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Tax Consequences of Exercise or Lapse of Warrants

A non-U.S. holder will not recognize gain or loss upon exercise of a warrant. The tax basis of each share of common stock acquired upon exercise of a warrant will equal the sum of the warrant’s exercise price plus the tax basis of the warrant exercised. The holding period of any share of common stock acquired through the exercise of a warrant will begin with the date of exercise. If a warrant is allowed to lapse unexercised, the non-U.S. holder will not recognize a capital loss unless such holder is otherwise subject to U.S. federal income tax.

Gain on Disposition of Common Stock or Warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or warrants unless:

•
the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder holds or has held, directly or indirectly, at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of our common stock. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, will be subject to a flat 30% tax.

We believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If, however, we are or become a USRPHC, so long as our common stock is considered to be regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax, under the third bullet point immediately above, on the disposition of our common stock. Each non-U.S. holder should consult with its tax advisor about the consequences that could result if we are, or become, a USRPHC.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding also may apply if we have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our common stock or warrants effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock or warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at a rate of 28%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding also may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on any “withholdable payment” to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect certain amounts and provide to the U.S. tax authorities substantial information regarding account holders  or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification that the foreign entity does not have any substantial U.S. owners or provides the withholding agent with certain information relating to each of its substantial U.S. owners. Under certain limited circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

“Withholdable payments” include U.S.-source payments otherwise subject to nonresident withholding tax, and also include the entire gross proceeds from the sale of any equity of U.S. issuers. The withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain).

This withholding will apply to U.S.-source payments otherwise subject to nonresident withholding tax made on or after July 1, 2014 and to the payment of gross proceeds from the sale of any equity of U.S. issuers made on or after January 1, 2017.

Estate Tax

Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the closing of this offering, we will have outstanding an aggregate of approximately            shares of common stock. Of these shares,            shares to be sold in this offering will be freely tradable without restriction or need for further registration under the Securities Act, unless the shares are held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 which is discussed below.

We, our President, Chief Executive Officer and sole director, Chief Financial Officer and Co-Founder, who beneficially own in the aggregate approximately 34,292,157 shares, or 68.4%, of our outstanding common stock as of October 22, 2013, are subject to lock-up agreements under which we and they, as applicable, have agreed not to offer, sell or otherwise dispose of, directly or indirectly, any shares or any securities convertible into or exchangeable for our common stock for a period of 90 days after the date of the final prospectus supplement, which is subject to extension in some circumstances, as discussed below.

As a result of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, the shares of common stock that are currently subject to lock-up agreement will be available for sale in the public market as follows:

•	none of these shares will be eligible for sale on the date of this prospectus; and

•
all of these shares will be eligible for sale upon the expiration of the lock-up agreements, as more particularly and except as described below, beginning after expiration of the lock-up period pursuant to Rule 144.

Rule 144

In general, under Rule 144, beginning immediately after the date of this prospectus, a person who is not our affiliate, has not been our affiliate for the previous three months, and who has beneficially owned shares of common stock for at least six months may sell all such shares. An affiliate or a person who has been our affiliate within the previous 90 days, and who has beneficially owned shares for at least six months, may sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

All sales under Rule 144 are subject to the availability of current public information about us. Sales under Rule 144 by affiliates or persons who have been affiliates within the previous 90 days are also subject to manner of sale provisions and notice requirements. Upon expiration of the 90-day lock-up period, subject to any extension of the lock-up period under circumstances described below, approximately 34,292,157 shares of our outstanding common stock that are subject to the lock-up agreements will be eligible for sale under Rule 144.

Registration Statement on Form S-8

On May 24, 2011, we filed a registration statement on Form S-8 under the Securities Act covering an aggregate of 7,500,000 shares of common stock subject to outstanding options or issuable pursuant to the Snap Interactive, Inc. 2011 Long-Term Incentive Plan. These shares are available for sale in the open market, unless such shares are subject to vesting restrictions with us or are otherwise subject to the lock-up agreements or manner of sale and notice requirements that apply to affiliates under Rule 144.

Lock-up Agreements

We, our President, Chief Executive Officer and sole director, Chief Financial Officer and Co-Founder, who beneficially own in the aggregate approximately 34,292,157 shares, or 68.4%, of our outstanding common stock as of October 22, 2013, agreed, subject to certain exceptions, for a period of 90 days after the date of the final prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock without the prior written consent of the placement agent, subject to certain exceptions for previously existing 10b5-1 plans. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless waived by the placement agent. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, New York, New York. The placement agent is being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Snap Interactive, Inc. at December 31, 2012, and for the year then ended, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Snap Interactive, Inc. at December 31, 2011, and for the year then ended, appearing in this prospectus have been audited by Liggett, Vogt & Webb, P.A., independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this prospectus, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any materials we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access our annual, quarterly and current reports, proxy statements and other information we file with the SEC on our website at investors.snap-interactive.com/sec-filings.

Report of Independent Registered Public Accounting Firms

To the Board of Directors and Stockholders of
Snap Interactive, Inc.

We have audited the accompanying consolidated balance sheet of Snap Interactive, Inc. (the “Company”) as of December 31, 2012 and the related consolidated statement of operations, stockholders' equity, and cash flows for the year ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Snap Interactive, Inc. as of  December 31, 2012 and the consolidated results of its operations and its cash flows for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/S/ ERNST & YOUNG LLP

New York, New York
March 14, 2013

To the Board of Directors of:
Snap Interactive, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Snap Interactive, Inc. and Subsidiaries as of December 31, 2011 (restated), and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Snap Interactive, Inc. and Subsidiaries as of December 31, 2011 (restated) and the results of its operations and its cash flows for the year then ended (restated), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16, the accompanying consolidated financial statements as of December 31, 2011, and for the year then ended have been restated.

LIGGETT, VOGT & WEBB, P.A.
Certified Public Accountants

Boynton Beach, Florida
March 30, 2012, except for Note 16 as to which the date is December 7, 2012.

SNAP INTERACTIVE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$5,357,596	$2,397,828
Restricted cash	105,000	-
Credit card holdback receivable	287,293	441,840
Accounts receivable, net of allowances and reserves of $36,129 and $184,964, respectively	320,019	480,190
Accrued interest receivable	-	5,907
Investments	-	6,481,205
Prepaid expense and other current assets	204,824	96,815
Total current assets	6,274,732	9,903,785
Fixed assets and intangible assets, net	548,549	578,463
Notes receivable	165,716	138,803
Security deposits	-	19,520
Total assets	$6,988,997	$10,640,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$799,183	$1,027,841
Accrued expenses and other current liabilities	240,049	864,983
Deferred revenue	2,524,229	3,138,406
Total current liabilities	3,563,461	5,031,230
Long term deferred rent	48,340	61,640
Warrant liability	1,616,325	937,000
Total liabilities	5,228,126	6,029,870

Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.001 par value, 100,000,000 shares authorized, 44,007,826 and 38,580,261 shares issued, respectively, and 38,832,826 and 38,580,261 shares outstanding, respectively	38,833	38,580
Additional paid-in capital	9,437,422	8,256,864
Accumulated deficit	(7,715,384)	(3,684,743)
Total stockholders' equity	1,760,871	4,610,701
Total liabilities and stockholders' equity	$6,988,997	$10,640,571

The accompanying notes are an integral part of these consolidated financial statements.

SNAP INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2012	2011
Revenues:
Subscription revenue	$18,910,070	$18,781,368
Advertising revenue	336,666	374,175
Total revenues	19,246,736	19,155,543
Costs and expenses:
Programming, hosting and technology	4,444,550	2,587,822
Compensation	3,625,117	1,976,384
Professional fees	703,125	558,136
Advertising and marketing	9,876,097	14,626,963
General and administrative	3,953,795	3,070,178
Total costs and expenses	22,602,684	22,819,483
Loss from operations	(3,355,948)	(3,663,940)
Interest income, net	21,517	28,858
Mark-to-market adjustment on warrant liability	(679,325)	2,038,000
Other income (expense)	(16,885)	3,909
Net loss before income taxes:	(4,030,641)	(1,593,173)
Provision for income taxes	-	-
Net loss	$(4,030,641)	$(1,593,173)

Net loss per common share:
Basic and diluted	$(0.10)	$(0.04)

Weighted average number of common shares used in calculating net loss per common share:
Basic and diluted	38,611,758	37,619,208

The accompanying notes are an integral part of these consolidated financial statements.

SNAP INTERACTIVE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-	Accumulated	Deferred	Stockholders’
	Shares	Amount	in Capital	Deficit	Compensation	Equity
Balance at December 31, 2010	33,210,756	$33,211	$2,730,659	$(2,091,570)	$(7,603)	$664,697

Deferred compensation realized	-	-	-		7,603	7,603

Stock issued for services to employees	248,848	249	(249)		-	-

Stock issued for services to third party	10,000	10	20,790		-	20,800

Stock issued in exchange for convertible note payable	823,157	823	71,136		-	71,959

Stock and warrants issued for cash ($2/sh, less stock offering costs)	4,250,000	4,250	7,911,450		-	7,915,700

Stock issued in exchange for warrants ($2.50/sh, less stock offering costs)	37,500	38	88,087		-	88,125

Stock-based compensation expense for stock options	-	-	321,281		-	321,281

Stock-based compensation expense for restricted stock awards	-	-	88,710		-	88,710

Warrant liability	-	-	(2,975,000)		-	(2,975,000)

Net loss	-	-	-	(1,593,173)	-	(1,593,173)

Balance at December 31, 2011	38,580,261	$38,580	$8,256,864	$(3,684,743)	$-	$4,610,701

Exercise of stock options for common stock	252,565	253	50,598	-	-	50,851

Stock-based compensation expense for stock options	-	-	814,996	-	-	814,996

Stock-based compensation expense for restricted stock awards	-	-	314,964	-	-	314,964

Net loss	-	-	-	(4,030,641)	-	(4,030,641)

Balance at December 31, 2012	38,832,826	$38,833	$9,437,422	$(7,715,384)	$-	$1,760,871

The accompanying notes are an integral part of these consolidated financial statements.

SNAP INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(4,030,641)	$(1,593,173)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	151,007	51,180
Amortization of investment premium	6,205	8,734
Stock-based compensation expense	1,129,960	438,395
Mark-to-market adjustment on warrant liability	679,325	(2,038,000)
Loss on disposal of fixed assets	16,885	453
Changes in operating assets and liabilities:
Restricted cash	(105,000)	-
Credit card holdback receivable	154,547	(202,388)
Accounts receivable	160,171	(356,177)
Accrued interest paid	5,907	(5,907)
Prepaid expense and other current assets	(108,009)	(22,554)
Security deposit	19,520	(1,335)
Accounts payable and accrued expenses and other current liabilities	(843,470)	960,266
Deferred rent	(23,421)	102,115
Deferred revenue	(614,177)	1,200,491
Accrued interest payable - related party	-	2,358
Net cash used in operating activities	(3,401,191)	(1,455,542)

Cash flows from investing activities:
Purchase of fixed assets	(137,978)	(540,591)
Redemption (purchase) of short-term investments	6,475,000	(6,489,937)
Repayment of notes receivable issued to employees	11,320	-
Issuance of notes receivable issued to employees and accrued interest	(38,233)	(138,803)
Net cash provided by (used in) investing activities	6,310,109	(7,169,331)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	-	7,915,700
Proceeds from exercise of common stock warrants	-	88,125
Proceeds from exercise of stock options	50,850	-
Net cash provided by financing activities	50,850	8,003,825

Net increase (decrease) in cash and cash equivalents	2,959,768	(621,048)

Cash and cash equivalents at beginning of year	2,397,828	3,018,876

Cash and cash equivalents at end of period	$5,357,596	$2,397,828

Supplemental disclosure of cash flow information:

Cash paid for taxes and related interest	$15,640	$4,500

Supplemental disclosure of non-cash investing and financing activities:

Conversion of notes and accrued interest to common stock	$-	$71,959

The accompanying notes are an integral part of these consolidated financial statements.

SNAP INTERACTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Snap Interactive, Inc. (together with its wholly owned subsidiaries, eTwine, Inc. and Snap Mobile Limited, the “Company”) was incorporated under the laws of the State of Delaware on July 19, 2005.  eTwine, Inc. was incorporated under the laws of the State of New York on May 7, 2004.  Snap Mobile Limited is a United Kingdom corporation, and was incorporated on September 10, 2009.

The Company was organized to operate a social dating application and stand-alone website.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, were prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP").  All intercompany balances and transactions have been eliminated upon consolidation.

Significant Estimates and Judgments

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Significant estimates relied upon in preparing these financial statements include the provision for future credit card chargebacks and refunds on subscription revenue, estimates used to determine the fair value of our common stock, stock options, non-cash capital stock issuances, stock-based compensation and common stock warrants, collectability of our accounts receivable and the valuation allowance on deferred tax assets.  Management evaluates these estimates on an ongoing basis.  Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

Comparative Data

Certain amounts from prior periods have been reclassified to conform to the current period presentation, including:

●	The reclassification of a $61,572 reserve for future credit card chargebacks from accrued expenses and other current liabilities to accounts receivable;
●	The reclassification of noncurrent deferred rent of $61,640 from accrued expenses and other current liabilities to long-term deferred rent; and
●	The reclassification of stock-based compensation of $342,714 relating to non-developers from a programming, hosting and technology expense to compensation expense.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Accounting Standards Codification (“ASC”) No. 605,  Revenue Recognition.   In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has revenue streams consisting of subscriptions and advertisements.  The Company recognizes revenue from monthly premium subscription fees beginning in the month in which the services are provided.  Revenues are presented net of refunds, credits, and known and estimated credit card chargebacks.  During 2012, subscriptions were offered in durations of one-, three-, six- and twelve-month terms.  Longer-term plans (those with durations longer than one month) are generally available at discounted monthly rates.  All subscription fees, however, are collected at the time of purchase regardless of the length of the subscription term.  Revenues from multi-month subscriptions are recognized over the length of the subscription term rather than when the subscription is purchased.  The difference between the gross cash receipts collected and the revenue recognized from those sales during that reporting period will appear as deferred revenue.

The Company recognizes advertising revenue as earned on a click-through, impression, registration or subscription basis.  When a user clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), registers for an external website via an advertisement clicked on through the Company’s application (CPA basis), or clicks on an offer to subscribe to premium features on the Company’s applications, the contract amount is recognized as revenue.

The Company’s payment processors have established routine reserve accounts to secure the performance of the Company’s obligations under its service agreements, which is standard practice within the payment processing industry.  These reserve accounts withhold a small percentage of the Company’s sales in a segregated account in the form of a six-month rolling reserve.  The funds that are withheld each month are returned to the Company on a monthly basis after six months of being held in the reserve account and any remaining funds will be returned to the Company 90 to 180 days following termination of such agreements.  These funds are classified as credit card holdback receivable and totaled $287,293 and $441,840 at December 31, 2012 and December 31, 2011, respectively.

The Company has an additional reserve for potential credit card chargebacks based on historical experience and knowledge of the industry.  As of December 31, 2012, the Company reserved $36,129 for potential future credit card chargebacks and the amount was included in accounts receivable, net on the Consolidated Balance Sheet.

Business Segments

The Company operates in one reportable segment, and management assesses the Company’s financial performance and makes operating decisions based on one single operating unit.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services.  Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718.  ASC No. 505,  Equity Based Payments to Non-Employees  (“ASC 505”),   defines the measurement date and recognition period for such instruments.  In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

The fair value of each option granted under the Company's Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) was estimated using the Black-Scholes option-pricing model (see Note 10 for further details).  Using this model, fair value is calculated based on assumptions with respect to (i) expected volatility of the Company's common stock price, (ii) the expected life of the award, which for options is the period of time over which employees and non-employees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company's common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term.  Expected volatility is estimated based on the Company's historical volatilities.  The expected life of options has been determined using the "simplified" method as prescribed by Staff Accounting Bulletin (“SAB”) No. 110, an amendment to SAB No. 107, which uses the midpoint between the vesting date and the end of the contractual term.  The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

Programming, Hosting and Technology Expense

Programming, hosting and technology expense includes the expenses associated with the operation of data centers, including labor, consulting, hosting, server, web design and programming expenses.

Advertising and Marketing

Advertising and marketing costs are expensed as incurred.  Advertising and marketing expense was $9,876,097 and $14,626,963 for the years ended December 31, 2012 and 2011, respectively.

Research and Development

The Company has adopted the provisions of ASC No. 350, Intangibles – Goodwill & Other.  Costs incurred in the planning stage of a website are expensed as research and development expenses while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be three years.  The Company did not capitalize any research and development expenses during the years ended December 31, 2012 and 2011.

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed by ASC No. 740,  Income Taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry forwards. Deferred taxes are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

Each reporting period, the Company assesses whether its deferred tax assets are more-likely-than-not realizable, in determining whether it is necessary to record a valuation allowance.  This includes evaluating both positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence that could impact the realizability of the Company's deferred tax assets.

The Company recognizes the impact of an uncertain tax position in its financial statements if, in management's judgment, the position is more-likely-than-not sustainable upon audit based on the position's technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for uncertain tax positions is necessary.  Different conclusions reached in this assessment can have a material impact on our consolidated financial statements.  Currently, we have no uncertain tax positions.

Net Income (Loss) Per Share

Basic net income (loss) per common share is determined using the two-class method and is computed by dividing net income (loss) attributable to Snap Interactive Inc. common stockholders by the weighted-average number of common shares outstanding during the period as defined by ASC No. 260,   Earnings Per Share .  The two-class method is an earnings allocation formula that determines income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.  The two-class method treats a participating security as having rights to earnings that otherwise would have been available to common stockholders.  According to the contractual terms of participating securities, such securities do not participate in losses.

Diluted net income (loss) per common share reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method, taking into account any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options and unvested shares of restricted common stock (using the treasury stock method).  To the extent stock options, stock equivalents and warrants are antidilutive, they are excluded from the calculation of diluted income per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.  Cash and cash equivalents consist of cash on deposit with banks, money market funds and certain investments in commercial paper.

Investments

The Company's investment portfolio may at any time contain investments in U.S. Treasury obligations, securities guaranteed by the U.S. government, certificates of deposit, corporate notes and bonds, medium-term notes, commercial paper, and money market mutual funds, with original maturities less than one year.

The Company's investments with original maturity dates in excess of three months are classified as short-term investments on the Consolidated Balance Sheets. Short-term investments classified as held-to-maturity are recorded at amortized cost. Interest earned on short-term investments is recorded to "Interest income" which is presented net of Interest expense on the Consolidated Statements of Operations.

Fair Value of Financial Instruments

The carrying amounts of the Company's cash and cash equivalents, short-term investments classified as held-to-maturity, accounts receivable, credit card holdback receivable, prepaid expenses, accounts payable, accrued expenses and deferred revenue, approximate fair value due to the short-term nature of these instruments.

Receivables

At December 31, 2012, we had accounts receivable from payment processors and advertising networks that place advertisements on our application in the amount of $328,680 and $27,469, respectively. The settlement of credit card sales by payment processors typically occurs several days after the date of the charge, and we generally receive payments from mobile payment processors and advertising networks on a monthly basis.

Concentration of Credit Risk

At times the Company has cash in bank accounts in excess of FDIC insurance limits.  The Company had approximately $4,995,958 and $1,561,947 in excess of FDIC insurance limits as of December 31, 2012 and December 31, 2011, respectively.  The Company also had credit card holdback receivables of $287,293 and $441,840, which were held by payment processors, and of which $139,389 and $248,534 were not FDIC insured as of December 31, 2012 and December 31, 2011, respectively.

Furniture, Fixtures and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of those assets, as follows:

Software and website costs	3 years
Computers and office equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repairs and maintenance costs are expensed as incurred.

Other Intangible and Long-Lived Assets

The Company's long-lived assets primarily consist of computer and office equipment and software, furniture and fixtures and leasehold improvements, which are subject to depreciation over the useful life of the asset.  Long-lived assets are evaluated for recoverability whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired.  In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use of the asset and eventual disposition.  If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized.  No impairments were recorded on long-lived assets for the periods presented in these consolidated financial statements.

Intangible Assets, net

The Company’s intangible assets, net represents definite-lived intangible assets, which are being amortized on a straight-line basis over their estimated useful lives as follows:

Domain name	15 years

No impairments were recorded on intangible assets and no impairment indicators were noted for the periods presented in these consolidated financial statements.

Warrant Liability

The Company issued common stock warrants in January 2011 in conjunction with an equity financing.  In accordance with ASC 480,  Distinguishing Liabilities from Equity , the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  Corresponding changes in the fair value of the warrants are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

Recently Adopted Accounting Pronouncement

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued revised authoritative guidance (Accounting Standards Update (“ASU”) No. 2011-04) covering fair value measurements and disclosures.  The amended guidance include provisions for (1) the application of concepts of "highest and best use" and "valuation premises", (2) an option to measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in stockholders' equity.  The revised guidance is effective for interim and annual periods beginning after December 15, 2011.  The Company adopted this revised authoritative guidance prospectively for new or materially modified arrangements beginning January 1, 2012.  The adoption of this revised authoritative guidance update did not have a significant impact on the Company’s consolidated financial statements.

Restatement of Previously Issued Consolidated Financial Statements

We have restated our consolidated financial statements as of and for the year ended December 31, 2011 as described in "Note 16. Restatement of Consolidated Financial Statements."

 3. Restricted Cash

During the year ended December 31, 2012, the Company established a line of credit with JPMorgan Chase Bank, National Association related to the Company’s corporate credit cards, which required the Company to place a cash collateral guarantee of 105% of the monthly credit line of $100,000 in a certificate of deposit for twelve months as collateral.  Accordingly, the Company has reported $105,000 as restricted cash on the balance sheet as of December 31, 2012.

4. Accounts Receivable, Net

Accounts receivable, net consisted of the following at December 31, 2012 and December 31, 2011:

	December 31,	December 31,
	2012	2011
Accounts receivable	$356,148	$665,154
Less: Allowance for doubtful accounts	-	(123,392)
Less: Reserve for future chargebacks	(36,129)	(61,572)
Total accounts receivable, net	$320,019	$480,190

Credit card payments for subscriptions and micro-transaction purchases typically settle several days after the date of purchase.  As of December 31, 2012, the amount of unsettled transactions due from credit card payment processors amounted to $112,885, as compared to $220,272 at December 31, 2011.  At December 31, 2012, the amount of receivable due from Apple Inc. amounted to $201,859, as compared to $176,118 at December 31, 2011.  These amounts are included in our accounts receivable.

At December 31, 2012, we had accounts receivable from advertising networks that place advertisements on our application in the amount of $27,469, as compared to $64,330 at December 31, 2011, net of allowances.  The allowance for doubtful accounts at December 31, 2011 related to one specific advertising network affiliate and was written off in 2012.

5. Investments and Fair Value Measurements

The fair value framework under the FASB’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities.  Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment.  The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

●	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

●
Level 2:  Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The following table summarizes those assets and liabilities as of December 31, 2012 and December 31, 2011:

	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
ASSETS:
Cash equivalents:
U.S. government securities	$—	$—	$—	$—	$—	$—	$—	$—
Certificates of deposit	—	—	—	—	—	—	—	—
Total cash equivalents	$—	$—	$—	$—	$—	$—	$—	$—
Short-term investments:
U.S. government securities (1)	$—	$—	$—	$—	$3,506,205	$—	$—	$3,506,205
Certificates of deposit	—	—	—	—	2,975,000	—	—	2,975,000
Total short-term investments	$—	$—	$—	$—	$6,481,205	$—	$—	$6,481,205
LIABILITIES:
Common Stock Warrants:
Common stock warrants	$—	$—	$1,616,325	$1,616,325	$—	$—	$937,000	$937,000
Total common stock warrants	$—	$—	$1,616,325	$1,616,325	$—	$—	$937,000	$937,000

 (1) Includes amortization premium paid of $8,733 as of December 31, 2011.

Interest earned on debt securities is recorded to “Interest income, net” on the Consolidated Statement of Operations.  The Company is classifying these short-term investments as held-to-maturity and has recorded them at amortized cost.  The gross unrecognized holding gains and losses for the years ended December 31, 2012 and December 31, 2011 were not material.

The Company issued common stock warrants in January 2011 in conjunction with an equity financing.  In accordance with ASC 480, the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  Corresponding changes in the fair value of the warrants are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

The Company’s warrant liability is carried at fair value and was classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs.  In order to calculate fair value, the Company uses a custom model developed with the assistance of an independent third-party valuation expert.  This model, at each measurement date, calculates the fair value of the warrant liability using a Monte-Carlo style simulation, as the value of certain features of the warrant liability would not be captured by the standard Black-Scholes model.

The following table summarizes the values of certain assumptions used in the aforementioned custom model to estimate the fair value of the warrant liability at December 31, 2012 and December 31, 2011:

	December 31,	December 31,
	2012	2011
Stock price	$1.25	$0.65
Strike price	$2.50	$2.50
Remaining contractual term (years)	3.1	4.1
Volatility	171.9%	215.5%
Adjusted volatility	121.1%	125.5%
Risk-free rate	0.4%	0.6%
Dividend yield	0.0%	0.0%

For the purposes of determining fair value, the Company used “adjusted volatility” in favor of “historical volatility” in its Monte-Carlo simulations.  Historical realized volatility of the Company was calculated using weekly stock prices over a look back period corresponding to the remaining contractual term of the warrants as of each valuation date.  Topic 820 requires fair value to be estimated from the perspective of market participants.  Management considered the lack of marketability of these instruments by incorporating a 10% incremental discount rate premium through a reduction of the volatility estimate (“volatility haircut”) to calculate the adjusted historical volatility as of each valuation date.

ASU 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs  indicates that “in the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing the asset or liability”.

6.  Fixed Assets and Intangible Assets, Net

Fixed assets and intangible assets, net consisted of the following at December 31, 2012 and December 31, 2011:

	December 31,	December 31,
	2012	2011
Computer equipment	$211,896	$143,461
Furniture and fixtures	142,856	159,051
Leasehold improvements	377,727	329,156
Software	8,047	7,342
Website domain name	24,938	24,938
Website costs	40,500	40,500
Total fixed assets	805,964	704,448
Less: Accumulated depreciation and amortization	(257,415)	(125,985)
Total fixed assets and intangible assets, net	$548,549	$578,463

The Company only holds fixed assets in the United States.  Depreciation and amortization expense was $151,007 and $51,180 for the years ended December 31, 2012 and 2011, respectively.

The estimated future amortization and depreciation of intangible and tangible assets is as follows:

Year	Amount

2013	$161,547
2014	156,498
2015	122,365
2016	52,886
2017 and thereafter	55,253
$548,549

7. Notes Receivable

At December 31, 2012, the Company had notes receivable in the aggregate amount of $165,716 due from one current and two former employees in the amounts of $92,152 and $73,564, respectively.  The Company paid taxes on stock-based compensation on these employees’ behalf during 2011 and 2012 in exchange for these notes, and the outstanding amounts on the notes are secured by pledged stock certificates.  The notes are due at various times during 2021-2023 and bear interest rates between 2.31% and 3.57% per annum.

8. Income Taxes

The Company has no income tax benefit or provision for the year ended December 31, 2012.  As the Company has continued to incur a net tax loss, there is no income tax expense for the current period.  Increases in deferred tax balances have been offset by a valuation allowance and therefore have no impact on our deferred income tax provision.

Significant components of the Company's deferred tax assets and liabilities as of December 31, 2012 and December 31, 2011 are as follows:

	Years Ended December 31,
	2012	2011
Deferred Tax Liability:
Furniture, fixtures, equipment and intangibles	$(64,437)	$(37,072)
Other	(10,162)	-
Warrants	(627,056)	(842,260)
Deferred Tax Assets
Stock options for services	1,049,578	562,163
Net operating loss carry-forward	3,237,128	1,924,412
Reserve for future charge backs	16,674	-
Valuation allowance	(3,601,725)	(1,607,243)
Net deferred tax assets (liabilities)	$-	$-

Due to uncertainties regarding benefits and utilization of the total deferred tax assets, a valuation allowance of $3,601,725 has been recorded.  The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized.  The valuation allowance on our total deferred asset increased by $1,994,482 from 2011 to 2012.  At December 31, 2012, the Company had U.S. federal tax net operating loss (“NOL”) carry-forwards of $7,088,700, which will expire in 2032.

The deferred taxes do not account for NOL carry-forwards related to the windfall tax benefit of $26,128.  This amount is being tracked separately and will be recorded in additional paid-in capital when realized.

The deferred tax liability results primarily from the use of accelerated methods of depreciation of equipment for tax purposes and the fluctuation of the fair market value of warrants.

A reconciliation from the federal income tax provision from continuing operations at the statutory rate to the effective rate for the years ended December 31, 2012 and 2011 is as follows:

	Years Ended December 31,
	2012	2011
Federal income tax benefit at statutory rate	$(1,410,724)	$(557,891)
Increase (decrease) in income taxes resulting from:
State and local income taxes	(598,095)	(153,636)
Change in deferred tax asset valuation allowance	1,994,482	702,147
Stock based compensation	-	-
Non-deductible expenses	14,337	9,380
Other	-	-
Income Tax Expense	$-	$-

The Company files U.S. federal income tax returns, as well as income tax returns for New York State, and New York City.  The following years remain open for possible examination:  2008, 2009, 2010 and 2011.

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31, 2012 and December 31, 2011:

	December 31,	December 31,
	2012	2011
Compensation and benefits	$39,344	$817,656
Deferred rent	30,354	40,475
Professional fees	163,500	-
Other accrued expenses	6,851	6,852
Total accrued expenses and other current liabilities	$240,049	$864,983

10. Stock-Based Compensation

The Plan was adopted effective May 24, 2011, and subsequently amended and restated in its entirety on October 21, 2011.  The Plan permits the Company to award grants of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares of common stock, restricted stock units, performance stock, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer), non-employee directors and consultants.  The maximum number of shares of common stock that may be delivered pursuant to awards granted under the Plan is 7,500,000 shares, of which 100% may be delivered pursuant to incentive stock options.  As of December 31, 2012, there were 3,134,795 shares available for future issuance under the Plan.

Stock Options

The following table summarizes the weighted average values of the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the year ended December 31, 2012:

Year Ended December 31, 2012
Expected volatility	292.52%
Expected life of option	5.96 Years
Risk free interest rate	0.98%
Expected dividend yield	0.00%

The expected life of the option awards is the period of time over which employees and non-employees are expected to hold their options prior to exercise.  The expected life of options has been determined using the "simplified" method as prescribed by SAB 110, an amendment to SAB 107, which uses the midpoint between the vesting date and the end of the contractual term.  The volatility of the Company’s common stock is calculated using the company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award.

The following table summarizes stock option activity for the year ended December 31, 2012:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding at December 31, 2011	8,118,955	$0.41
Granted	1,502,000	1.41
Exercised	(470,000)	0.64
Expired or canceled, during the period	(4,515,000)	0.13
Forfeited, during the period	(110,750)	0.97
Outstanding at December 31, 2012	4,525,205	0.97
Exercisable at December 31, 2012	2,171,614	$0.73

At December 31, 2012, the aggregate intrinsic value of stock options that were outstanding and exercisable was $1,807,362 and $1,179,516, respectively.  At December 31, 2011, the aggregate intrinsic value of stock options that were outstanding and exercisable was $2,561,209 and $2,469,865, respectively.  The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

Stock-based compensation expense was $814,996 and $321,281 during the years ended December 31, 2012 and 2011, respectively.

Non-employee stock option activity is broken out for disclosure purposes below, but is included in total stock option activity on the previous page.  The following table summarizes non-employee stock option activity for the year ended December 31, 2012:

	Number of Options	Weighted Average Exercise Price
Non-employee Stock Options:
Outstanding at December 31, 2011	530,000	$0.94
Granted	400,000	1.21
Exercised	(30,000)	0.33
Expired or canceled, during the period	-
Forfeited, during the period	-
Outstanding at December 31, 2012	900,000	1.08
Exercisable at December 31, 2012	525,000	$0.99

At December 31, 2012, the aggregate intrinsic value of non-employee stock options that were outstanding and exercisable was $152,500 and $137,500, respectively.  At December 31, 2011, the aggregate intrinsic value of non-employee stock options that were outstanding and exercisable was $9,510.

Stock-based compensation expense relating to non-employee stock options was $115,178 and $11,692 during the years ended December 31, 2012 and 2011, respectively.

The following table summarizes unvested stock option activity for the year ended December 31, 2012:

	Number of Options	Weighted Average Grant Date Fair Value
Unvested Stock Options:
Unvested stock options outstanding at December 31, 2011	1,885,955	$0.54
Granted	1,502,000	1.26
Vested	(923,614)	0.55
Forfeited, during the period	(110,750)	0.68
Unvested stock options outstanding at December 31, 2012	2,353,591	$0.99

There was $1,846,201 and $858,457 of total unrecognized compensation expense related to unvested stock options at December 31, 2012 and 2011, respectively, which is expected to be recognized over a weighted average remaining vesting period of 2.58 and 2.67 years, respectively.

At December 31, 2012, there was $419,206 of total unrecognized compensation expense related to unvested non-employee stock options, which is expected to be recognized over a weighted average period of 1.57 years.  At December 31, 2011, there was $26,023 of total unrecognized compensation expense related to unvested non-employee stock options, which is expected to be recognized over a weighted average period of 0.69 years.

Restricted Stock Awards

The following table summarizes restricted stock award activity for the year ended December 31, 2012:

	Number of RSAs	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding at December 31, 2011	5,150,000	$0.65
Granted	325,000	1.12
Vested	-
Expired or canceled, during the period	(300,000)	0.45
Forfeited, during the period	-
Outstanding at December 31, 2012	5,175,000	$0.68

At December 31, 2012, there was $3,169,203 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 9.00 years.  At December 31, 2011, there was $3,120,167 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 9.94 years.

Stock-based compensation expense relating to restricted stock awards was $314,964 and $88,710 for the years ended December 31, 2012 and 2011, respectively.

11. Common Stock Purchase Warrants

In January 2011, we completed an equity financing that raised gross proceeds of $8,500,000 from the issuance of 4,250,000 shares of common stock at a price of $2.00 per share and warrants to purchase an aggregate of 2,125,000 shares of common stock that are exercisable for five years from the date of issuance.  The warrants are exercisable any time on or before January 19, 2016 and have an exercise price of $2.50 per share.  We received $7,915,700 in net proceeds from the equity financing after deducting offering expenses of $584,300.  The exercise price of the warrants and number of shares of common stock to be received upon the exercise of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions.

We also issued warrants to purchase 255,000 shares of our common stock to the placement agent in January 2011 in connection with the equity financing as consideration for its services.  These warrants have the same terms, including exercise price, registration rights and expiration, as the warrants issued to the investors in the equity financing.

Warrant Liability

In connection with the issuance of these warrants, the Company recorded a warrant liability on its Consolidated Balance Sheet based on the estimated fair value of the common stock warrants at the issuance date.  The warrants are valued at the end of each reporting period with changes recorded as mark-to-market adjustment on warrant liability on the Company’s Consolidated Statement of Operations.  The fair value of these warrants was $1,616,325 and $937,000 at December 31, 2012 and December 31, 2011, respectively, based on a model developed with the assistance of an independent third-party valuation expert.

The mark-to-market income (expense) on these warrants was ($679,325) and $2,038,000 for the years ended December 31, 2012 and December 31, 2011, respectively, and was not presented within loss from operations.

Common Stock Issued for Warrants Exercised

In April 2011, we issued 37,500 shares of our common stock and received net proceeds of $88,125 after an investor exercised warrants issued in our equity financing at an exercise price of $2.50 per share.

The following table summarizes warrant activity for the year ended December 31, 2012:

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants:
Outstanding at December 31, 2011	2,342,500	$2.50
Granted	-
Exercised	-
Forfeited	-
Outstanding at December 31, 2012	2,342,500	2.50
Warrants exercisable at December 31, 2012	2,342,500	$2.50

12. Net Loss Per Common Share

Basic net loss per common share is computed based upon the weighted average common shares outstanding as defined by ASC No. 260,  Earnings Per Share .  Diluted net loss per common share includes the dilutive effects of stock options, warrants and stock equivalents.  To the extent stock options, stock equivalents and warrants are antidilutive, they are excluded from the calculation of diluted net loss per share.  For the year ended December 31, 2012, 6,867,705 shares issuable upon the exercise of stock options and warrants were not included in the computation of diluted net loss per share because their inclusion would be antidilutive.  For the year ended December 31, 2011, 10,461,455 shares issuable upon the exercise of stock options and warrants and 823,157 shares issuable upon the conversion of convertible debt, were not included in the computation of net loss per share because their inclusion would be antidilutive.

The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net loss per common share for the years ended December 31, 2012 and 2011:

	Year Ended
	December 31,
	2012	2011
Numerator:
Net loss	$(4,030,641)	$(1,593,173)
Denominator:
Basic shares:
Weighted-average common shares outstanding	38,611,758	37,619,208
Diluted shares:
Weighted-average shares used to compute basic net loss per share	38,611,758	37,619,208
Add: Weighted average shares assumed to be issued upon conversion of convertible notes as of the date of issuance	-	-
Warrants and options as of beginning of period	-	-
Weighted-average shares used to compute diluted net loss per share	38,611,758	37,619,208

Net loss per share:
Basic	$(0.10)	$(0.04)
Diluted	$(0.10)	$(0.04)

13. Commitments

On May 23, 2011, the Company executed a 46-month non-cancelable operating lease for its new corporate office space.  The lease began on June 1, 2011 and expires on March 30, 2015.  Total base rent due during the term of the lease is $973,595.  Monthly rent escalates during the term, but is recorded on a straight-line basis over the term of the lease.  The Company can terminate the final five months of the lease with eight months prior notice and the payment of unamortized costs.  Rent expense under this lease for the years ended December 31, 2012 and 2011 was $253,982 and $84,661, respectively.

During 2012, the Company entered into three separate two-year lease agreements with the Hewlett Packard Financial Services Company (“HP”) for equipment and certain financed items.  Monthly rent expense is $8,649 until January 2014, and then $6,584 per month until September 2014.  Rent expense under the HP leases totaled $42,468 for the year ended December 31, 2012.

At December 31, 2012, future minimum payments under non-cancelable operating leases are as follows:

Year	Amount

2013	$388,128
2014	352,769
2015	74,373
2016	-
2017 and thereafter	-
Total	$815,270

14.  Related Party Transactions

At December 31, 2012, the Company had notes receivable in the aggregate amount of $165,716 due from current and former employees (see Note 7).

During the fourth quarter of 2011, an aggregate of 5,150,000 shares of restricted stock, having a fair value of $2,762,500, were granted to the Company’s chief executive officer and Darrell Lerner that vest upon the earlier of the tenth anniversary of the date of grant or a change in control.  These shares have voting rights, but are not transferable and are not considered outstanding as of December 31, 2012 as they had not vested.  On December 28, 2012, the 300,000 shares of restricted stock previously granted to Darrell Lerner were cancelled in exchange for a new award of 325,000 restricted shares, having a fair value of $364,000, which will vest upon the earlier of (i) the tenth anniversary of the grant date; (ii) a change in control; or (iii) on his termination of service without “cause”.  Accordingly, 5,175,000 shares were recorded as issued on the Company’s Consolidated Balance Sheet at December 31, 2012.

On June 1, 2012, the Company entered into a two-year consulting agreement with Byron Lerner.  Pursuant to the consulting agreement, Mr. Byron Lerner has agreed to provide consulting services related to (i) monitoring revenue and various traffic and engagement statistics for the purpose of proactively uncovering inconsistencies or bugs, as well as (ii) providing strategic advice along with business and financial introductions as requested.  During the consulting period, the Company will pay Mr. Byron Lerner a monthly consulting fee of $8,000 as well as reimbursement for certain expenses incurred during the performance of the consulting services.

On January 31, 2013, the Company entered into a severance and general release agreement with Darrell Lerner pursuant to which his employment with the Company was terminated.  Pursuant to this agreement, the Company granted 150,000 restricted shares of common stock to Mr. Darrell Lerner that will vest upon the earlier of (i) the tenth anniversary of the grant date; (ii) a change in control; (iii) on Mr. Darrell Lerner’s termination of service without “cause”; or (iv) the date of Mr. Darrell Lerner’s termination of service due to the Company’s nonrenewal of the consulting agreement without “cause” (See Note 15).

On January 31, 2013, the Company entered into a three-year consulting agreement with Darrell Lerner (See Note 15).

On January 31, 2013, the Company entered into a subscription agreement with DCL Ventures, Inc. and Darrell Lerner (See Note 15).

15. Subsequent Events

The Company entered into a two-year service agreement with Equinix Operating Co., Inc. (“Equinix”) whereby Equinix will provide certain products and services to the Company from January 2013 to January 31, 2015.  Pursuant to the service agreement, the Company has agreed to pay monthly recurring fees in the amount of $8,450 as well as nonrecurring fees totaling $9,700.  The agreement will automatically renew for additional service terms of twelve months unless terminated earlier by either party.

On January 11, 2013, the Company obtained a Letter of Credit from JP Morgan Chase Bank, N.A. in the amount of $200,000, in favor of HP. This letter will expire on January 31, 2014.

On January 31, 2013, the Company entered into a severance and general release agreement with Darrell Lerner.  Pursuant to this agreement, the Company granted 150,000 restricted shares of common stock to Mr. Darrell Lerner, having a fair value of $124,500, that will vest upon the earlier of (i) the tenth anniversary of the grant date; (ii) a change in control; (iii) on Mr. Darrell Lerner’s termination of service without “cause”; or (iv) the date of Mr. Darrell Lerner’s termination of service due to the Company’s nonrenewal of the consulting agreement without “cause”.

On January 31, 2013, the Company entered into a three-year consulting agreement with Darrell Lerner.  Pursuant to the consulting agreement, Mr. Darrell Lerner has agreed to provide consulting services relating to assisting and advising the Company on legal, financial and other matters for which Mr. Darrell Lerner has knowledge that pertains to the Company.  During the consulting period, the Company will pay Mr. Darrell Lerner a monthly consulting fee of $25,000 during the first two years of the agreement and $30,000 per month from February 1, 2015 until the termination of the consulting agreement.  As additional compensation for his consulting services, Mr. Darrell Lerner’s previous restricted stock awards will continue to vest as provided in the underlying award agreements as long as Mr. Darrell Lerner continues to provide services under the consulting agreement; provided, however that the awards shall immediately become fully vested upon the date the Company terminates the consulting agreement without “cause” or the date of Mr. Darrell Lerner’s termination of service due to the Company’s nonrenewal of the consulting agreement without “cause”.

On January 31, 2013, the Company entered into a subscription agreement with DCL Ventures, Inc. and Darrell Lerner.  Pursuant to the terms and subject to the conditions set forth in the agreement, the Company agreed to purchase shares of DCL Ventures, Inc. common stock, $0.0001 par value, at a purchase price per share equal to the lowest price per share paid by investors in the initial third party sale for an aggregate purchase price of $50,000, subject to the occurrence of certain conditions at closing. The consummation of the initial investment shall take place simultaneously with, or promptly after, the closing of the initial third party sale; provided, that if the initial third party sale occurs on or before March 31, 2013, the initial closing shall take place no later than March 31, 2013; and (ii) the Company agrees to purchase additional shares of common stock for an aggregate purchase price of $150,000.  The Company can require DCL Ventures, Inc. or Mr. Darrell Lerner to repurchase the secondary shares from the Company if, at any time prior to the thirty month anniversary of the date of the secondary closing, Mr. Darrell Lerner is not a stockholder, employee, or member of the Board of Directors of the Company.

16. Restatement of Certain Consolidated Financial Statements

Our Consolidated Balance Sheet as of December 31, 2011, our Consolidated Statement of Operations for the year ended December 31, 2011, our Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 2011 and our Consolidated Statement of Cash Flows for the year ended December 31, 2011 have been restated to correct the accounting for warrants issued as part of the Company’s January 2011 equity financing. The Company has determined that, as prescribed under Accounting Standards Codification 480,   Distinguishing Liabilities from Equity , these warrants should have been classified as liabilities on the Company’s Consolidated Balance Sheet because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  The proper accounting for this warrant liability requires the liability to be recorded at fair value on the Company’s Consolidated Balance Sheets, with corresponding changes in such fair value to be recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

Accordingly, the Company has restated the financial statements referenced above to correct this error. The correction of this error did not impact the operating results of the Company or its overall liquidity.  The effects of the restatement on the Company’s consolidated financial statements are set forth in the tables below:

Consolidated Balance Sheet as of December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Warrant liability	$-	$937,000	$937,000
Total liabilities	5,092,870	937,000	6,029,870
Additional paid-in capital	11,231,864	(2,975,000)	8,256,864
Accumulated deficit	(5,722,743)	2,038,000	(3,684,743)
Total Stockholders' Equity	5,547,701	(937,000)	4,610,701

Consolidated Statements of Operations for the Year Ended December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Mark-to-market adjustment on warrant liability	$-	$2,038,000	$2,038,000
Total Other Income (Expense)	32,767	2,038,000	2,070,767
Loss Before Provision For Income Taxes	(3,631,173)	2,038,000	(1,593,173)
Net Loss	(3,631,173)	2,038,000	(1,593,173)
Net Loss Per Share - Basic and diluted	(0.10)	0.06	(0.04)

Consolidated Statement of Changes in Stockholders' Equity for the Year Ended December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Additional paid-in capital	$11,231,864	$(2,975,000)	$8,256,864
Accumulated deficit	(5,722,743)	2,038,000	(3,684,743)
Total Stockholders' Equity	5,547,701	(937,000)	4,610,701

Consolidated Statements of Cash Flows for the Year Ended December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Net Loss	$(3,631,173)	$2,038,000	$(1,593,173)
Mark-to-market adjustment on warrant liability	-	(2,038,000)	(2,038,000)

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,617,733	$5,357,596
Restricted cash	375,211	105,000
Credit card holdback receivable	256,924	287,293
Accounts receivable, net of allowances and reserves of $41,929 and $36,129, respectively	333,182	320,019
Prepaid expense and other current assets	170,136	204,824
Total current assets	3,753,186	6,274,732
Fixed assets and intangible assets, net	598,536	548,549
Notes receivable	168,098	165,716
Investments	50,000	-
Total assets	$4,569,820	$6,988,997

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$989,893	$799,183
Accrued expenses and other current liabilities	394,479	240,049
Deferred revenue	2,031,702	2,524,229
Total current liabilities	3,416,074	3,563,461
Long-term deferred rent	30,214	48,340
Warrant liability	445,075	1,616,325
Total liabilities	3,891,363	5,228,126
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.001 par value, 100,000,000 shares authorized, 49,737,826 and 44,007,826 shares issued, respectively, and 38,932,826 and 38,832,826 shares outstanding, respectively	38,933	38,833
Additional paid-in capital	9,982,391	9,437,422
Accumulated deficit	(9,342,867)	(7,715,384)
Total stockholders' equity	678,457	1,760,871
Total liabilities and stockholders' equity	$4,569,820	$6,988,997

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Subscription revenue	$3,150,319	$5,110,907	$6,578,210	$10,696,945
Advertising revenue	1,670	101,730	43,339	261,143
Total revenues	3,151,989	5,212,637	6,621,549	10,958,088
Costs and expenses:
Programming, hosting and technology	1,339,930	995,765	2,701,321	1,897,885
Compensation	1,078,536	1,063,503	1,899,606	1,969,852
Professional fees	206,703	183,909	473,807	332,226
Advertising and marketing	952,248	3,023,656	2,083,929	7,543,897
General and administrative	1,118,700	1,090,334	2,264,725	2,074,553
Total costs and expenses	4,696,117	6,357,167	9,423,388	13,818,413
Loss from operations	(1,544,128)	(1,144,530)	(2,801,839)	(2,860,325)
Interest income, net	1,440	10,067	3,106	18,600
Mark-to-market adjustment on warrant liability	70,275	117,125	1,171,250	(1,171,250)
Other expense	-	16,885	-	16,885
Net loss before income taxes	(1,472,413)	(1,034,223)	(1,627,483)	(4,029,860)
Provision for income taxes	-	-	-	-
Net loss	$(1,472,413)	$(1,034,223)	$(1,627,483)	$(4,029,860)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.03)	$(0.04)	$(0.10)

Weighted average number of common shares used in calculating net loss per common share:
Basic and diluted	38,932,826	38,580,261	38,920,671	38,580,261

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
 (Unaudited)

	Common Stock		Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	in Capital	Deficit	Equity
Balance at December 31, 2012	38,832,826	$38,833	$9,437,422	$(7,715,384)	$1,760,871

Stock issued in exchange for domain name	100,000	100	99,900	-	100,000

Stock-based compensation expense for stock options	-	-	106,496	-	106,496

Stock-based compensation expense for restricted stock awards	-	-	338,573	-	338,573

Net loss	-	-	-	(1,627,483)	(1,627,483)

Balance at June 30, 2013	38,932,826	$38,933	$9,982,391	$(9,342,867)	$678,457

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,627,483)	$(4,029,860)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	85,563	72,476
Amortization of investment premium	-	5,348
Stock-based compensation expense	445,069	609,793
Mark-to-market adjustment on warrant liability	(1,171,250)	1,171,250
Loss on disposal of fixed assets	-	16,885
Changes in operating assets and liabilities:
Restricted cash	(270,211)	(105,000)
Credit card holdback receivable	30,369	(31,954)
Accounts receivable, net	(13,163)	(69,992)
Prepaid expense and other current assets	34,688	(96,833)
Security deposit	-	19,520
Accounts payable and accrued expenses and other current liabilities	341,601	235,007
Deferred rent	(14,587)	(11,135)
Deferred revenue	(492,527)	516,537
Net cash used in operating activities	(2,651,931)	(1,697,958)

Cash flows from investing activities:
Purchase of fixed assets	(35,550)	(88,241)
Purchase of non-marketable equity securities	(50,000)	-
Redemption of short-term investments	-	4,975,000
Repayment (issuance) of notes receivable and accrued interest	(2,382)	7,672
Net cash (used in) provided by investing activities	(87,932)	4,894,431

Cash flows from financing activities:
Net cash provided by financing activities	-	-

Net (decrease) increase in cash and cash equivalents	(2,739,863)	3,196,473

Cash and cash equivalents at beginning of year	5,357,596	2,397,828

Cash and cash equivalents at end of period	$2,617,733	$5,594,301

Supplemental disclosure of noncash activity:

AYI.com domain purchase in exchange for 100,000 shares of common stock	$100,000	-

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Snap Interactive, Inc. and its wholly owned subsidiaries, eTwine, Inc. and Snap Mobile Limited.  The condensed consolidated financial statements included in this report have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information.   We have not included certain information normally included in annual financial statements pursuant to those rules and regulations, although we believe that the disclosure included herein is adequate to make the information presented not misleading.

The financial statements contained herein should be read in conjunction with the Company’s audited consolidated financial statements and the related notes to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013.

In the opinion of management, the accompanying unaudited condensed consolidated financial information contains all normal and recurring adjustments necessary to fairly present the consolidated financial condition, results of operations, and changes in cash flows of the Company for the interim periods presented.  The Company’s historical results are not necessarily indicative of future operating results and the results for the six months ended June 30, 2013 are not necessarily indicative of results for the year ending December 31, 2013, or for any other period.

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

2. Summary of Significant Accounting Policies

During the six months ended June 30, 2013, there were no material changes to the Company’s significant accounting policies from those disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, except for the following:

The Company follows Accounting Standards Codification (“ASC”) 325-20, Cost Method Investments (“ASC 325-20”) to account for its ownership interest in noncontrolled entities. Under ASC 325-20, equity securities that do not have readily determinable fair values (i.e., non-marketable equity securities) and are not required to be accounted for under the equity method are typically carried at cost (i.e., cost method investments). Investments of this nature are initially recorded at cost. Income is recorded for dividends received that are distributed from net accumulated earnings of the noncontrolled entity subsequent to the date of investment. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions in the cost of the investment. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

3. Restricted Cash

During 2012, the Company established a line of credit with JP Morgan Chase Bank, N. A. (“JP Morgan”) related to the Company’s corporate credit cards and placed a cash collateral guarantee of 105% of the monthly credit line of $100,000 in a certificate of deposit for twelve months as collateral.  Accordingly, the Company has recorded $105,211 as restricted cash on the balance sheet as of June 30, 2013.

On January 11, 2013, the Company obtained a letter of credit from JP Morgan in the amount of $200,000, in favor of Hewlett Packard Financial Services Company (“HP”).  This letter of credit expires on January 31, 2014 and has been increased to $270,000.

4. Accounts Receivable, Net

Accounts receivable, net consisted of the following at June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012
	(Unaudited)
Accounts receivable	$375,111	$356,148
Less: Reserve for future chargebacks	(41,929)	(36,129)
Total accounts receivable, net	$333,182	$320,019

Credit card payments for subscriptions and micro-transaction purchases typically settle several days after the date of purchase.  As of June 30, 2013, the amount of unsettled transactions due from credit card payment processors amounted to $157,826, as compared to $112,885 at December 31, 2012.  At June 30, 2013, the amount of accounts receivable due from Apple Inc. amounted to $201,096, as compared to $201,859 at December 31, 2012.  These amounts are included in our accounts receivable.

5. Fair Value Measurements

The fair value framework under the Financial Accounting Standards Board’s (“FASB”) guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities.  Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment.  The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

●	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

●
Level 2:  Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The following table summarizes those liabilities as of June 30, 2013 and December 31, 2012:

	June 30, 2013 (Unaudited)				December 31, 2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
LIABILITIES:
Warrant liability	$—	$—	$445,075	$445,075	$—	$—	$1,616,325	$1,616,325
Total warrant liability	$—	$—	$445,075	$445,075	$—	$—	$1,616,325	$1,616,325

Interest earned on debt securities is recorded to “Interest income, net” on the Consolidated Statements of Operations.

The Company issued common stock warrants in January 2011 in conjunction with an equity financing.  In accordance with ASC 480,  Distinguishing Liabilities from Equity  (“ASC 480”), the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  Corresponding changes in the fair value of the warrants are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

The Company’s warrant liability is carried at fair value and was classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs.  In order to calculate fair value, the Company uses a custom model developed with the assistance of an independent third-party valuation expert.  This model calculates the fair value of the warrant liability at each measurement date using a Monte-Carlo style simulation, as the value of certain features of the warrant liability would not be captured by the standard Black-Scholes model.

The following table summarizes the values of certain assumptions used in our custom model to estimate the fair value of the warrant liability at June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012
	(Unaudited)
Stock price	$0.51	$1.25
Strike price	$2.50	$2.50
Remaining contractual term (years)	2.6	3.1
Volatility	141.8%	171.9%
Adjusted volatility	123.0%	121.1%
Risk-free rate	0.5%	0.4%
Dividend yield	0.0%	0.0%

For the purposes of determining fair value, the Company used “adjusted volatility” in favor of “historical volatility” in its Monte-Carlo style simulation.  Historical volatility of the Company was calculated using weekly stock prices over a look back period corresponding to the remaining contractual term of the warrants as of each valuation date.  Management considered the lack of marketability of these instruments by incorporating a 10% incremental discount rate premium through a reduction of the volatility estimate (“volatility haircut”) to calculate the adjusted historical volatility as of each valuation date.

Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS  (“ASU 2011-04”) indicates that “in the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing the asset or liability.”  In accordance with ASU 2011-04, management estimated fair value from the perspective of market participants.

6. Cost-Method Investment

On January 31, 2013, the Company entered into a subscription agreement with Darrell Lerner and DCL Ventures, Inc. (“DCL”) in connection with Mr. Lerner’s separation from the Company.  Pursuant to this agreement, the Company made an initial investment in DCL by purchasing 50,000 shares of DCL’s common stock, $0.001 par value per share, for an aggregate purchase price of $50,000 in April 2013.  These nonmarketable securities have been included in the Company’s Consolidated Balance Sheet measured on a cost basis (See Note 16).

As of June 30, 2013, the aggregate carrying amount of the Company’s cost-method investment in a noncontrolled entity was $50,000, and was recorded in Investments on the Company’s Consolidated Balance Sheets.  The Company assesses all cost-method investments for impairment quarterly.  No impairment loss was recorded during the three and six months ended June 30, 2013.  The Company does not reassess the fair value of cost-method investments if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments (See Note 16).

7. Fixed Assets and Intangible Assets, Net

Fixed assets and intangible assets, net consisted of the following at June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012
	(Unaudited)
Computer equipment	$239,875	$211,896
Furniture and fixtures	142,856	142,856
Leasehold improvements	382,376	377,727
Software	10,968	8,047
Website domain name	124,938	24,938
Website costs	40,500	40,500
Total fixed assets	941,513	805,964
Less: Accumulated depreciation and amortization	(342,977)	(257,415)
Total fixed assets and intangible assets, net	$598,536	$548,549

The Company only holds fixed assets in the United States.  Depreciation and amortization expense for the six months ended June 30, 2013 was $85,563, as compared to $72,476 for the six months ended June 30, 2012.

On January 23, 2013, the Company issued 100,000 shares of common stock with a fair value of $100,000 to an unrelated third party in exchange for the AYI.com domain name (See Note 13).

8. Notes Receivable

At June 30, 2013, the Company had notes receivable in the aggregate amount of $168,098 due from one current and two former employees.  The employees issued the notes to the Company since the Company paid taxes for stock-based compensation on these employees’ behalf during 2011 and 2012.  The outstanding amounts under the notes are secured by pledged stock certificates and are due at various times during 2021-2023.  Interest accrues on these notes at rates from 2.31% and 3.57% per annum.

9. Income Taxes

We had no income tax benefit or provision for the three and six months ended June 30, 2013.  Since the Company incurred a net loss for the three and six months ended June 30, 2013, there was no income tax expense for the period.  Increases in deferred tax balances have been offset by a valuation allowance and have no impact on our deferred income tax provision.

In calculating the provision for income taxes on an interim basis, the Company estimates the annual effective income tax rate based upon the facts and circumstances known for the period and applies that rate to the earnings or losses for the most recent interim period.  The Company’s effective income tax rate is based on expected income and statutory tax rates and takes into consideration permanent differences between financial statement income and tax return income applicable to the Company in the various jurisdictions in which the Company operates.  The effect of a discrete item, such as changes in estimates, changes in enacted tax laws or rates or tax status, and unusual or infrequently occurring events, is recognized in the interim period in which the discrete item occurs.  The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the result of new judicial interpretations or regulatory or tax law changes.

10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012
	(Unaudited)
Compensation and benefits	$293,333	$39,344
Deferred rent	33,894	30,354
Professional fees	60,401	163,500
Other accrued expenses	6,851	6,851
Total accrued expenses and other current liabilities	$394,479	$240,049

11. Stock-Based Compensation

The Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares of common stock, restricted stock units, performance stock, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants.  The maximum number of shares of common stock that may be delivered pursuant to awards under the Plan is 7,500,000 shares, 100% of which may be pursuant to incentive stock options.  As of June 30, 2013, there were 2,943,335 shares available for future issuance under the Plan.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the six months ended June 30, 2013:

Six Months Ended June 30, 2013
Expected volatility	259.31%
Expected life of option	6.20 Years
Risk free interest rate	1.11%
Expected dividend yield	0%

The expected life of the options is the period of time over which employees and non-employees are expected to hold their options prior to exercise.  The expected life of options has been determined using the "simplified" method as prescribed by Staff Accounting Bulletin (“SAB”) 110, which uses the midpoint between the vesting date and the end of the contractual term.  The volatility of the Company’s common stock is calculated using the Company’s historical volatilities beginning at the grant date and going back for a period of time equal to the expected life of the award.

The following table summarizes stock option activity for the six months ended June 30, 2013:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding at December 31, 2012	4,525,205	$0.97
Granted	1,316,960	0.57
Exercised	-	-
Expired or canceled, during the period	(750,000)	1.08
Forfeited, during the period	(295,500)	1.04
Outstanding at June 30, 2013	4,796,665	0.84
Exercisable at June 30, 2013	1,967,478	$0.78

At June 30, 2013, the aggregate intrinsic value of stock options that were outstanding and exercisable was $82,730 and $82,635, respectively.  At June 30, 2012, the aggregate intrinsic value of stock options that were outstanding and exercisable was $2,813,293 and $1,571,783, respectively.  The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date.

Stock-based compensation expense was $445,069 and $609,793 during the six months ended June 30, 2013 and 2012, respectively.  Stock-based compensation expense was $370,122 and $324,510 during the three months ended June 30, 2013 and 2012, respectively.  We estimate potential forfeitures of stock awards and adjust recorded stock-based compensation expense accordingly.  The estimate of forfeitures is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates.  Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense that is recognized in future periods.

Non-employee stock option activity is included in the table below, but is also included in the table for stock option activity above.  The following table summarizes non-employee stock option activity for the six months ended June 30, 2013:

	Number of Options	Weighted Average Exercise Price
Non-employee Stock Options:
Outstanding at December 31, 2012	900,000	$1.08
Granted	50,000	0.54
Exercised	-
Expired or canceled, during the period	(750,000)	1.08
Forfeited, during the period	-
Outstanding at June 30, 2013	200,000	0.93
Exercisable at June 30, 2013	150,000	$1.06

At June 30, 2013, the aggregate intrinsic value of non-employee stock options that were outstanding and exercisable was $0.  At June 30, 2012, the aggregate intrinsic value of non-employee stock options that were outstanding and exercisable was $270,010 and $261,510, respectively.

Stock-based compensation expense relating to non-employee stock options was $23,210 and $18,600 during the six months ended June 30, 2013 and 2012, respectively.  The Company revalues non-employee stock options for each reporting period.  For the six months ended June 30, 2013, the Company recorded an adjustment of $1,269 to reduce stock-based compensation expense related to one non-employee’s stock options.

The following table summarizes unvested stock option activity for the six months ended June 30, 2013:

	Number of Options	Weighted Average Grant Date Fair Value
Unvested Stock Options:
Unvested stock options outstanding at December 31, 2012	2,353,591	$0.99
Granted	1,316,960	0.56
Vested	(265,864)	1.00
Expired or canceled, during the period	(300,000)	1.21
Forfeited, during the period	(275,500)	0.70
Unvested stock options outstanding at June 30, 2013	2,829,187	$0.77

There was $1,481,725 and $1,498,460 of total unrecognized compensation expense related to unvested stock options at June 30, 2013 and 2012, respectively, which is expected to be recognized over a weighted average remaining vesting period of 2.88 and 2.81 years, respectively.

At June 30, 2013, there was $106,200 of total unrecognized compensation expense related to unvested non-employee stock options, which is expected to be recognized over a weighted average period of 0.16 years.  At June 30, 2012, there was $7,303 of total unrecognized compensation expense related to unvested non-employee stock options, which is expected to be recognized over a weighted average period of 0.19 years.

Restricted Stock Awards (“RSAs”)

The following table summarizes restricted stock award activity for the six months ended June 30, 2013:

	Number of RSAs	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding at December 31, 2012	5,175,000	$0.68
Granted	5,630,000	0.53
Vested	-
Forfeited, during the period	-
Outstanding at June 30, 2013	10,805,000	$0.60

These restricted stock awards have voting rights, but are not transferable and are not considered outstanding as of June 30, 2013 since the awards had not vested.  Accordingly, 10,805,000 shares were recorded as issued but not outstanding on the Company’s Consolidated Balance Sheet at June 30, 2013.

At June 30, 2013, there was $5,804,730 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 6.12 years.  At June 30, 2012, there was $2,963,744 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 9.44 years.

Stock-based compensation expense relating to restricted stock awards was $338,573 and $154,874 for the six months ended June 30, 2013 and 2012, respectively.  Stock-based compensation expense relating to restricted stock awards was $250,208 and $77,437 for the three months ended June 30, 2013 and 2012, respectively.

12. Common Stock Purchase Warrants

In January 2011, we completed an equity financing that raised gross proceeds of $8,500,000 from the issuance of 4,250,000 shares of common stock at a price of $2.00 per share and warrants to purchase an aggregate of 2,125,000 shares of common stock.  The warrants are exercisable any time on or before January 19, 2016 and have an exercise price of $2.50 per share.  We received $7,915,700 in net proceeds from the equity financing after deducting offering expenses of $584,300.  The exercise price of the warrants and number of shares of common stock to be received upon the exercise of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions.

We also issued warrants to purchase 255,000 shares of our common stock to the placement agent and our advisors in January 2011 in connection with the equity financing as consideration for their services.  These warrants have the same terms, including exercise price, registration rights and expiration, as the warrants issued to the investors in the equity financing.

Warrant Liability

In connection with the issuance of these warrants, the Company recorded a warrant liability on its Consolidated Balance Sheet based on the estimated fair value of the warrants at the issuance date.  The warrants are valued at the end of each reporting period with changes recorded as mark-to-market adjustment on warrant liability on the Company’s Consolidated Statement of Operations.  The fair value of these warrants was $445,075 and $1,616,325 at June 30, 2013 and December 31, 2012, respectively, based on a model developed with the assistance of an independent third-party valuation expert.

The mark-to-market income on these warrants was $70,275 and $117,125 for the three months ended June 30, 2013 and June 30, 2012, respectively, and $1,171,250 and ($1,171,250) for the six months ended June 30, 2013 and June 30, 2012, respectively, and was not presented within loss from operations.

Common Stock Issued for Warrants Exercised

In April 2011, we issued 37,500 shares of our common stock and received net proceeds of $88,125 after an investor exercised warrants at an exercise price of $2.50 per share.

The following table summarizes warrant activity for the six months ended June 30, 2013:

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants:
Outstanding at December 31, 2012	2,342,500	$2.50
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding at June 30, 2013	2,342,500	2.50
Warrants exercisable at June 30, 2013	2,342,500	$2.50

 13. Common Stock Issued for Domain Name

On January 23, 2013, the Company issued 100,000 shares of its common stock with a fair value of $100,000 to an unrelated third party in exchange for the AYI.com domain name.  For the six months ended June 30, 2013, $100,000 was recorded to fixed assets and intangible assets for the new domain name, and $100 and $99,900 were recorded to common stock and additional paid-in capital, respectively, on the Company’s Consolidated Balance Sheets.

14. Net Loss Per Common Share

Basic net loss per common share is computed based upon the weighted average number of common shares outstanding as defined by ASC No. 260,  Earnings Per Share .  Diluted net loss per common share includes the dilutive effects of stock options, stock equivalents and warrants.  To the extent stock options, stock equivalents and warrants are antidilutive, they are excluded from the calculation of diluted net loss per share.  For the six months ended June 30, 2013, 7,139,165 shares issuable upon the exercise of stock options and warrants were not included in the computation of diluted net loss per share because their inclusion would have been antidilutive.  For the six months ended June 30, 2012, 8,991,955 shares issuable upon the exercise of stock options and warrants were not included in the computation of net loss per share because their inclusion would have been antidilutive.

The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net loss per common share for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Numerator:
Net loss	$(1,472,413)	$(1,034,223)	$(1,627,483)	$(4,029,860)
Denominator:
Basic shares:
Weighted-average common shares outstanding	38,932,826	38,580,261	38,920,671	38,580,261
Diluted shares:
Weighted-average common shares used to compute basic net loss per common share	38,932,826	38,580,261	38,920,671	38,580,261
Weighted-average common shares used to compute diluted net loss per common share	38,932,826	38,580,261	38,920,671	38,580,261

Net loss per common share:
Basic	$(0.04)	$(0.03)	$(0.04)	$(0.10)
Diluted	$(0.04)	$(0.03)	$(0.04)	$(0.10)

15. Commitments

Operating Lease Agreements

On May 23, 2011, the Company executed a non-cancelable operating lease for corporate office space which began on June 1, 2011 and expires on March 30, 2015.  Total base rent due during the term of the lease is $973,595.  Monthly rent escalates during the term, but is recorded on a straight-line basis over the term of the lease.  The Company can terminate the final five months of the lease with eight months prior notice and the payment of unamortized costs.  Rent expense under this lease for the six months ended June 30, 2013 and 2012 was $126,991.

During 2012, the Company entered into multiple two-year lease agreements with HP for equipment and certain other assets.  Monthly rent expense for the leases is $8,649 until January 2014, and $6,584 per month from January 2014 until September 2014.  Rent expense under the HP leases totaled $25,948 and $4,130 for the three months ended June 30, 2013 and 2012, respectively.  On January 11, 2013, the Company obtained a letter of credit from JP Morgan in the amount of $200,000 in favor of HP. This letter of credit expires on January 31, 2014 and has been increased to $270,000 (See Note 3).

The Company entered into a two-year service agreement with Equinix Operating Co., Inc. (“Equinix”) whereby Equinix will provide certain products and services to the Company from January 2013 to January 2015.  Pursuant to the service agreement, the Company agreed to pay monthly recurring fees in the amount of $8,450 and certain nonrecurring fees in the amount of $9,700.  The agreement automatically renews for additional twelve month terms unless earlier terminated by either party.  Hosting expense under this lease for the six months ended June 30, 2013 totaled $63,907.

16. Related Party Transactions

During the six months ended June 30, 2013, there were no material changes to the Company’s transactions with related parties from those disclosed in “Note 14. Related Party Transactions” in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013 which disclosure is hereby incorporated by reference herein, except for the following:

On January 31, 2013, the Company entered into a subscription agreement with Darrell Lerner and DCL in connection with Mr. Lerner’s separation from the Company.  Pursuant to this agreement, the Company purchased 50,000 shares of DCL’s common stock, $0.001 par value per share, for an aggregate purchase price of $50,000 in April 2013.  As a secondary investment, the Company agreed to purchase 150,000 additional shares of common stock for an aggregate purchase price of $150,000.  The second investment is being paid in six quarterly installments of $25,000 with the first payment made in July 2013.

On April 10, 2013, the Company awarded Mr. Lerner 5,000,000 restricted shares of common stock.  Pursuant to the terms of the restricted stock award agreement, (i) fifty percent (50%) of the restricted shares will vest on the third anniversary of grant date, and (ii) the remaining fifty percent (50%) shares will vest on the fourth anniversary of grant date; provided, that any unvested shares will immediately vest on the effective date of a change in control.

On April 10, 2013, the Company awarded Mr. Pedersen 480,000 restricted shares of common stock.  Pursuant to the terms of the restricted stock award agreement, (i) fifty percent (50%) of the restricted shares will vest on the third anniversary of grant date, and (ii) the remaining fifty percent (50%) of the restricted shares will vest on the fourth anniversary of grant date; provided, that any unvested shares will immediately vest on the effective date of a change in control.

On April 10, 2013, the Company also awarded Mr. Pedersen a stock option to purchase 700,000 shares of the Company’s common stock at an exercise price of $0.52 per share.  The shares of common stock underlying Mr. Pedersen’s stock option will vest one-fourth on each of the first, second, third and fourth anniversaries of the date of grant; provided, that (i) upon the effective date of a “change in control,” 50% of all then unvested shares of common stock underlying the option will vest immediately and the remaining unvested shares of common stock underlying the option will vest on the earlier of (a) the original vesting date or (b) equally on the first and second anniversary of the effective date of the change in control (subject to early termination or forfeiture in accordance with the terms of the stock option agreement), (ii) any vested options will be forfeited immediately upon violation of any non-competition or non-solicitation agreement between the Company and Mr. Pedersen and (iii) upon termination of Mr. Pedersen’s employment without cause, the option will remain exercisable until the tenth anniversary of the date of grant to the extent the shares underlying the option are vested.

At June 30, 2013, the Company had notes receivable in the aggregate amount of $168,098 due from one current and two former employees (see Note 8).

                     Shares of Common Stock

Warrants to Purchase                      Shares of Common Stock

              , 2013

H.C. Wainwright & Co., LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.      Other Expenses of Issuance and Distribution

The expenses, other than placement agent fees, we expect to incur in connection with the issuance and distribution of the securities being registered hereby are estimated as follows:

Expenses	Amount
SEC registration fee	$515.20
Printing and engraving expenses	15,000	*
Legal fees and expenses	225,000	*
Accounting fees and expenses	125,000	*
Miscellaneous	20,000	*
Total	$385,515.20	*
*Each of the amounts set forth above is an estimate.

Item 14.      Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify and advance expenses to any person who is or was a director or officer, or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section.  In addition, the proposed amendment would also provide clarification that we may provide indemnification to any such person and any other person who is or was an employee or agent, by agreement or otherwise, on such terms and conditions as our Board of Directors may approve and that any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights that are broader or otherwise different from the rights set forth in the amendment.

Our By-Laws require us to indemnify and advance expenses to our current and former directors and officers, as well as certain persons serving, at our request, at another entity as a director, officer, employee or agent.  These indemnification provisions are not effective until our stockholders approve the amendment to our Certificate of Incorporation to provide for indemnification rights to our directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain a general liability insurance policy that covers certain liabilities of our director and officers arising out of claims based on acts or omissions in the person’s capacity as a director or officer.

We have entered into employment agreements with our Chief Executive Officer and our Chief Financial Officer, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Item 15.      Recent Sales of Unregistered Securities

Private Placement Offering

On January 19, 2011, for gross subscription proceeds of $8,500,000 we issued: (i) 4,250,000 shares of our common stock and (ii) Investor Warrants exercisable into 2,125,000 shares of common stock at an exercise price of $2.50 per share to certain accredited investors.  In connection with the offering, we paid a cash placement agency fee to the placement agent equal to 6% of the aggregate purchase price paid by the investors. We further agreed to pay a cash fee equal to 6% of the aggregate cash exercise price received by us upon the exercise of the Investor Warrants.  In addition, the placement agent was issued 255,000 warrants with an exercise price of $2.50 per share.

Issuance of securities to the investors and the placement agent were not registered under the Securities Act. Such issuance of securities was exempt from registration under the safe harbor provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act. We made this determination in part based on the representations of investors, which included, in pertinent part, that such Investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the investors that (a) the investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Our determination is made based further upon our action of (a) making written disclosure to each investor prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available, (b) making written descriptions of the securities being offered, the use of the proceeds from the offering and any material changes in our affairs that are not disclosed in the documents furnished, and (c) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and any upon the absence of any general solicitation or advertising for securities herein issued in reliance upon Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

Issuance for Services

Legal Services

On January 14, 2011, we issued 10,000 shares to an unrelated third party to provide legal services.  Such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

Employee Service

On December 14, 2011, we issued 4,250,000 shares of common stock to our Founder and Chief Executive Officer as compensation for serving as our President and Chief Executive Officer.  Such shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

On August 20, 2012, we issued 75,000 shares of common stock to a current employee pursuant to the exercise of a stock option with an exercise price of $0.33 per share in exchange for proceeds of $24,750.  The issuance of these shares was exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

On December 17, 2012, we issued 50,000 shares of common stock to a former employee pursuant to the exercise of a stock option with an exercise price of $0.22 per share in exchange for proceeds of $11,000.  The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

On December 26, 2012, we issued an aggregate of 45,000 shares of common stock to a current employee and a former employee pursuant to the exercise of stock options with an exercise price of $0.33 per share in exchange for proceeds of $14,850.  The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

On December 27, 2012, we issued an aggregate of 82,565 shares of common stock to a current employee pursuant to the cashless exercise of stock options to purchase an aggregate of 300,000 shares of common stock.  The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

On April 10, 2013, we issued 5,000,000 restricted shares of common stock to our President and Chief Executive Officer in connection with entering into an employment agreement with the President and Chief Executive Officer.  The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

On April 10, 2013, we issued 480,000 restricted shares of common stock and a stock option to purchase 700,000 shares of common stock to our Chief Financial Officer in connection with entering into an employment agreement with the Chief Financial Officer.  The issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

Other Issuances

On January 23, 2013, we issued 100,000 shares of common stock to an unrelated third party in exchange for the AYI.com domain name. The issuance of these shares of common stock were exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D and Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

Exchanges of Securities

During the fourth quarter of 2011, we issued an aggregate of 348,955 options to purchase shares of our common stock in exchange for the cancellation of unvested restricted shares of common stock and unvested restricted stock units.  Such options were issued pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act.

On December 12, 2011, we issued an aggregate of 823,157 shares to our Co-Founder pursuant to the conversion of unsecured convertible notes. Such shares were issued pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act.

 Item 16.     Exhibits and Financial Statement Schedules

(a)       Exhibits

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

(b)       Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes incorporated herein by reference.

Item 17.      Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) For the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The registrant will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) the undersigned registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 28, 2013.

SNAP INTERACTIVE, INC.

By:	/s/ Clifford Lerner
Clifford Lerner Director, President and Chief Executive Officer

Each person whose signature appears below hereby appoints Clifford Lerner as his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clifford Lerner	Director, President and Chief Executive Officer	October 28, 2013
Clifford Lerner	(Principal Executive Officer) (Director)

/s/ Jon D. Pedersen, Sr.	Chief Financial Officer	October 28, 2013
Jon D. Pedersen, Sr.	(Principal Financial Officer) (Principal Accounting Officer)

EXHIBIT INDEX

1.1**	Form of Placement Agent Agreement

3.1
Certificate of Incorporation, dated July 19, 2005 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of the Company filed February 11, 2011 by the Company with the SEC).

3.2
Certificate of Amendment to Certificate of Incorporation, dated November 20, 2007 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of the Company filed February 11, 2011 by the Company with the SEC).

3.3
Amended and Restated By-Laws of Snap Interactive, Inc. as amended April 19, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed April 25, 2012 by the Company with the SEC).

4.1
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed May 2, 2012 by the Company with the SEC).

4.2**	Form of Common Stock Purchase Warrant

4.3**	Form of Placement Agent's Warrant

5.1**	Opinion of Haynes and Boone, LLP

10.1
Statement of Rights and Responsibilities, by and between Snap Interactive, Inc. and Facebook (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K of the Company filed March 31, 2011 by the Company with the SEC).

10.2
Registered Apple Developer Agreement, by and between Snap Interactive, Inc. and Apple Inc. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K of the Company filed March 31, 2011 by the Company with the SEC).

10.3
iOS Developer Program License Agreement, by and between Snap Interactive, Inc. and Apple Inc. (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K of the Company filed March 31, 2011 by the Company with the SEC).

10.4	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed January 21, 2011 by the Company with the SEC).

10.5	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed January 21, 2011 by the Company with the SEC).

10.6	Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of the Company filed January 21, 2011 by the Company with the SEC).

10.7†	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of the Company filed on May 24, 2011 by the Company with the SEC).

10.8†	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 of the Company filed on May 24, 2011 by the Company with the SEC).

10.9†	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 of the Company filed on May 24, 2011 by the Company with the SEC).

10.10†
Amended and Restated Snap Interactive, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of the Company filed on November 14, 2011 by the Company with the SEC).

10.11†	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company filed on November 14, 2011 by the Company with the SEC).

10.12
Restricted Stock Award Agreement, dated as of December 28, 2012, by and between Darrell Lerner and Snap Interactive, Inc. (incorporated by reference to Exhibit 99.3 to the Amendment No. 1 to Schedule 13D filed on January 2, 2013 by the Reporting Person with the SEC).

10.13
Award Cancellation and Release Agreement, effective as of December 28, 2012, by and between Darrell Lerner and Snap Interactive, Inc. (incorporated by reference to Exhibit 99.4 to the Amendment No. 1 to Schedule 13D filed on January 2, 2013 by the Reporting Person with the SEC).

10.14
First Amendment to Restricted Stock Award Agreement, dated as of December 28, 2012, by and between Darrell Lerner and Snap Interactive, Inc. (incorporated by reference to Exhibit 99.6 to the Amendment No. 1 to Schedule 13D filed on January 2, 2013 by the Reporting Person with the SEC).

10.15
Severance and General Release Agreement, dated as of January 31, 2013, by and between Darrell Lerner and Snap Interactive, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on February 5, 2013 by the Company with the SEC).

10.16
Restricted Stock Award Agreement, dated as of January 31, 2013, by and between Darrell Lerner and Snap Interactive, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on February 5, 2013 by the Company with the SEC).

10.17
Consulting Agreement, dated as of January 31, 2013, by and between Darrell Lerner and Snap Interactive, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of the Company filed on February 5, 2013 by the Company with the SEC).

10.18
Subscription Agreement, dated as of January 31, 2013, by and among Darrell Lerner, DCL Ventures, Inc., and Snap Interactive, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of the Company filed on February 5, 2013 by the Company with the SEC).

10.19†
Executive Employment Agreement, dated as of April 10, 2013, by and between Clifford Lerner and Snap Interactive, Inc. (incorporated by reference to Exhibit 10.4 to the Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of the Company filed on April 11, 2013 by the Company with the SEC).

10.20†
Amended and Restated Executive Employment Agreement, dated as of April 10, 2013, by and between Jon D. Pedersen, Sr. and Snap Interactive, Inc. (incorporated by reference to Exhibit 10.5 to the Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of the Company filed on April 11, 2013 by the Company with the SEC).

10.21**	Form of Securities Purchase Agreement

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of the Company filed March 14, 2013 by the Company with the SEC).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Liggett, Vogt & Webb, P.A.

23.3**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature page)

101***
The following materials from the Company's Registration Statement on Form S-1 formatted in XBRL (eXtensible Business Reporting Language), (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Changes in Stockholders' Equity, (iv) Consolidated Statements of Cash Flows and (v) Notes to the Consolidated Financial Statements.

†	Management contract or compensatory plan arrangement.
*	Filed herewith.
**	To be filed with an amendment to this registration statement.
***
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or Section 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.